 As filed with the Securities and Exchange Commission on August 24, 2001
                                                  Registration No. 333-67814
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                               Amendment No. 1 to

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                           CANARGO ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                   1311
(State or other jurisdiction of No.)         (Primary Standard Industrial
                                             Classification Code Number)

                                   91-0881481
                        (I.R.S. Employer Identification
                         incorporation or organization)

                        C/O CANARGO SERVICES (UK) LIMITED
              150 BUCKINGHAM PALACE ROAD, LONDON, ENGLAND SW1W 9TR
                                (44) 207 808-4700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                ANTHONY J. POTTER
                          CANARGO SERVICES (UK) LIMITED
              150 BUCKINGHAM PALACE ROAD, LONDON, ENGLAND SW1W 9TR
                                (44) 207 808-4700
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                      ------------------------------------
                 Please forward a copy of all correspondence to:

                               PETER A. BASILEVSKY
                      SATTERLEE STEPHENS BURKE & BURKE LLP
                           230 PARK AVENUE, 11TH FLOOR
                               NEW YORK, NY 10169
                              PHONE: (212) 818-9200


     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
                -------------------------------------------------


  TITLE OF EACH CLASS OF       AMOUNT TO BE          PROPOSED               PROPOSED            AMOUNT OF
      SECURITIES TO BE          REGISTERED       MAXIMUM OFFERING            MAXIMUM          REGISTRATION
        REGISTERED                              PRICE PER SHARE (1)    AGGREGATE OFFERING        FEE (1)
                                                                            PRICE (1)
 ------------------------     --------------    --------------------   -------------------    --------------
Common stock,                   17,600,890      $0.39                  $6,864,347             $1,716.09
$0.10 par value





(1) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) on the basis of the average of the bid and ask prices for the Common Stock on August 14, 2001 as reported on the Over the Counter (OTC) Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

 *******************************************************************************
     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any where the offer or sale is not permitted.
 *******************************************************************************



                              SUBJECT TO COMPLETION
                 Preliminary Prospectus dated August 24, 2001.


                                   PROSPECTUS
                               -------------------

                           CANARGO ENERGY CORPORATION


                                 (CANARGO LOGO)


                                17,600,890 SHARES

                                  COMMON STOCK

This prospectus relates to the offer and sale from time to time in one or more transactions of 17,600,890 shares of common stock of CanArgo Energy Corporation ("CanArgo") by certain of our stockholders. None of our directors or executive officers is selling shares in this offering, and neither we nor they will receive any proceeds from the sale of the shares offered hereby. All expenses of registration of the shares which may be offered hereby under the Securities Act of 1933, as amended, will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to any of the selling stockholders).

CanArgo is an independent oil and gas exploration, production, refining and marketing company operating in Eastern Europe with finance and administrative functions located in London, England c/o CanArgo Services (UK) Limited, 150 Buckingham Palace Road, London, England SW1W 9TR, telephone (44) 207 808-4700.

Our common stock is traded in the Over-the-Counter (OTC) Bulletin Board (symbol:
GUSH). On August 14, 2001, the closing bid price of the common stock on the OTC Bulletin Board was $0.36 per share. Our common stock is also traded on the main list of the Oslo Stock Exchange (symbol: CNR). On August 14, 2001, the last reported sale price of our common stock on the Oslo Stock Exchange was 4.20 Norwegian Kroner (NOK) per share. On August 14, 2001 one U.S. dollar equaled
9.0085 NOK as reported by the Federal Reserve Bank of New York.

The selling stockholders and any broker-dealers, agents or underwriters that participate with them in the distribution of the common stock may be deemed underwriters, as that term is defined in the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. The common stock may be offered and sold by the selling stockholders in one or more transactions through the facilities of any stock exchange on which the shares are then listed for trading, in the over-the-counter market or in negotiated transactions or a combination of these and other methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The common stock may be sold either (a) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this prospectus (for example, in transactions with a market maker) or (b) in brokerage transactions, including transactions in which the broker solicits purchasers or (c) directly to third persons. See "Plan of Distribution" beginning on page 14.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INVESTMENT IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


                       ----------------------------------


                  The date of this Prospectus is August *, 2001


                                TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
Forward Looking Statements..............................................................3
Summary.................................................................................5
Risk Factors............................................................................6
Use of Proceeds.........................................................................11
The Selling Stockholders................................................................11
Plan of Distribution....................................................................14
Market for Common Stock and Dividend Policy.............................................15
Selected Consolidated Financial Data....................................................17
The Company.............................................................................18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................................33
Management..............................................................................45
Related Transactions....................................................................55
Ownership of Voting Securities..........................................................55
Description of Capital Stock............................................................56
Shares Eligible for Future Resale.......................................................60
Limitation of Liability and Indemnification.............................................60
Legal Matters...........................................................................62
Experts.................................................................................62
Available Information...................................................................62
Index to Financial Statements...........................................................63

                               -------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY SUPPLEMENT IS ACCURATE AS OF ITS DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                           FORWARD-LOOKING STATEMENTS

The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements in this prospectus. When used in this prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "hope," "may" and similar expressions, as well as "will," "shall" and other indications of future tense, are intended to identify forward-looking statements. The forward-looking statements are based on our current expectations and speak only as of the date made. These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected our historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this prospectus. Important factors that could cause such a difference are discussed in this prospectus, particularly in this section and the section "Risk Factors". You are cautioned not to place undue reliance on the forward-looking statements.

Few of the forward-looking statements in this prospectus deal with matters that are within our unilateral control. Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have objectives and interests that may not coincide with ours and may conflict with our interests. Unless we are able to compromise these conflicting objectives and interests in a mutually acceptable manner, agreements and arrangements with these third parties will not be consummated.

Operating entities in various foreign jurisdictions must be registered by governmental agencies, and production licenses for development of oil and gas fields in various foreign jurisdictions must be granted by governmental agencies. These governmental agencies generally have broad discretion in determining whether to take or approve various actions and matters. In addition, the policies and practices of governmental agencies may be affected or altered by political, economic and other events occurring either within their own countries or in a broader international context.

CanArgo does not have a majority of the equity in the entity that is the licensed developer of some projects that CanArgo may pursue in Eastern Europe such as the Bugruvativske and Stynawske field projects, even though CanArgo may be the designated operator of the oil or gas field. In such circumstances, the concurrence of co-venturers may be required for various actions. Other parties influencing the timing of events may have priorities that differ from those of CanArgo, even if they generally share CanArgo's objectives. As a result of all of the foregoing, among other matters, the forward looking statements regarding the occurrence and timing of future events may well anticipate results that will not be realized.

The availability of equity or debt financing to CanArgo or to the entities that are developing projects in which CanArgo has interests is affected by many factors including:

-        world economic conditions;

-        international relations;

-        the stability and policies of various governments;

- fluctuations in the price of oil and gas and the outlook for the oil and gas industry;

-        competition for funds; and

- an evaluation of CanArgo and specific projects in which CanArgo has an interest.

Rising interest rates might affect the feasibility of debt financing that is offered. Potential investors and lenders will be influenced by their evaluations of CanArgo and its projects and comparisons with alternative investment opportunities. CanArgo's ability to finance all of its present oil and gas projects and other ventures according to present plans is dependent upon obtaining additional funding. An inability to obtain financing could require CanArgo to scale back its project development, capital expenditure, production and other plans.

The development of oil and gas properties is subject to substantial risks. Expectations regarding production, even if estimated by independent petroleum engineers, may prove to be unrealized. There are many uncertainties inherent in estimating production quantities and in projecting future production rates and the timing and amount of future development expenditures. Estimates of properties in full production are more reliable than production estimates for new discoveries and other properties that are not fully productive. Accordingly, estimates related to CanArgo's properties are subject to change as additional information becomes available.

Most of CanArgo's interests in oil and gas properties and ventures are located in Eastern European countries. Operations in those countries are subject to certain additional risks including the following:

-        enforceability of contracts;

-        currency convertibility and transferability;

-        unexpected changes in tax rates;

- sudden or unexpected changes in demand for crude oil and or natural gas;

-        availability of trained personnel; and

- availability of equipment and services and other factors that could significantly change the economics of production.

Production estimates are subject to revision as prices and costs change. Production, even if present, may not be recoverable in the amount and at the rate anticipated and may not be recoverable in commercial quantities or on an economically feasible basis. World and local prices for oil and gas can fluctuate significantly, and a reduction in the revenue realizable from the sale of production can affect the economic feasibility of an oil and gas project. World and local political, economic and other conditions could affect CanArgo's ability to proceed with or to effectively operate projects in various foreign countries.

Demands by or expectations of governments, co-venturers, customers and others may affect CanArgo's strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect CanArgo's participation in such projects or its ability to obtain or maintain necessary licenses and other approvals.

                                     SUMMARY

DESCRIPTION OF THE COMPANY

CanArgo Energy Corporation is an independent oil and gas exploration, production, refining and marketing company operating in Eastern Europe. CanArgo`s principal operations are located in the Republic of Georgia. Its activities at its primary field in Georgia, the Ninotsminda field, are conducted through its 100% owned subsidiary, Ninotsminda Oil Company Limited. In addition, CanArgo has interests in several other oil and gas prospects both in the Georgia and in the Ukraine.

CanArgo's principal executive offices are located at CanArgo Services (UK ) Limited, 150 Buckingham Palace Road, London, England SW1W 9TR, and its telephone number is (44) 207 808 4700.

RECENT DEVELOPMENTS

In April 2001, CanArgo acquired approximately 82% (77% on a fully diluted basis) of the outstanding common shares of Lateral Vector Resources Inc. pursuant to an unsolicited offer to purchase all of its outstanding common shares. According to publicly available information at the time CanArgo made its offer in March 2001, Lateral Vector Resources Inc. negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity agreement in 1998 to develop the Bugruvativske Field in Eastern Ukraine. In July 2001, CanArgo completed the acquisition of the remaining outstanding common shares and Lateral Vector Resources Inc. became a wholly owned subsidiary of CanArgo.

CanArgo closed a private placement of 16,057,765 new shares at NOK 4.25 per share (approximately US$0.45 per share) to certain institutions and qualified purchasers identified in this prospectus. Gross proceeds from the placement were some NOK 68 million (approximately US$7.2 million). After completion of the private placement, CanArgo had 92,008,446 common and Exchangeable shares issued and issuable. See "The Selling Stockholders" at page 11 for a description of the terms of the private placement and "Description of Capital Stock" at page 56 for a description of the CanArgo's common and Exchangeable shares.

CanArgo intends to use the net proceeds from the private placement principally to replenish cash resources used to acquire Lateral Vector Resources Inc., to initiate development of its Ukrainian properties and for working capital purposes.

THE PROSPECTUS

This prospectus relates to the offer and sale from time to time in one or more transactions of 17,600,890 shares of common stock of CanArgo Energy Corporation by certain of our stockholders who acquired their shares in private placements concluded on July 4, 2001 and in connection with the acquisition of Georgian American Oil Refinery in November 2000. See "The Selling Stockholders" at page
11. None of our directors or executive officers is selling shares in this offering, and neither we nor they will receive any proceeds from the sale of the shares offered hereby. All expenses of registration of the shares which may be offered hereby under the Securities Act of 1933, as amended, will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to any of the selling stockholders). See "Plan of Distribution" at page 14.

Of the 17,600,890 shares being offered, 16,057,765 shares were acquired by the selling stockholders pursuant to a private placement of 16,057,765 shares at Norwegian Kroner (NOK) 4.25 per share, which was completed on July 4, 2001. The shares were placed by Sundal Collier & Co ASA and Den norske Bank ASA, Dnb Markets who received a placement fee and reimbursement of their expenses amounting to $468,608 in the aggregate. Net proceeds from the placement were approximately US$ 6.8 million which CanArgo intends to use to replenish cash resources used to acquire Lateral Vector Resources Inc., to initiate development of its Ukrainian properties and for working capital purposes. The shares issued in connection with the private placement were issued in transactions intended to qualify for an exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder by the SEC and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration under the Securities Act or pursuant to an applicable exemption from such registration.

We agreed, as soon as practicable after the closing of the private placement, to prepare and file with the SEC a registration statement registering the shares under the Securities Act for resale. From the net proceeds, CanArgo is required to pay subscribers to the private placement a cash fee of 3.33% of the purchase price of their shares for each full 30 day period after closing until a registration statement registering such shares is declared effective by the SEC. The maximum cash fee is 10% of the subscription price with the obligation to file a registration statement and the commencement of the first full 30 day period contingent upon receipt by CanArgo of all such information required to file a registration statement.

Of the remaining 1,543,125 shares, all of these shares were issued to private investors pursuant to the acquisition by CanArgo in November 2000 of a controlling interest in Georgian American Oil Refinery. The shares were issued as restricted securities as that term is defined in Rule 144 under the Securities Act and may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.


                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below, as well as all other information in this prospectus, before investing in our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Future events and our actual results could differ materially from those anticipated in these forward-looking statements. Some of the important factors that might cause such a difference are discussed in the various risk factors that follow and in the "Forward-Looking Statements" section of this prospectus.

CURRENT OPERATIONS DEPENDENT ON SUCCESS OF THE NINOTSMINDA OIL FIELD

CanArgo has directed substantially all of its efforts and most of its available funds to the development of the Ninotsminda oil field in the Republic of Georgia and some ancillary activities closely related to the Ninotsminda field project. This decision is based on management's assessment of the promise of the Ninotsminda field area. However, CanArgo cannot assure investors that the exploration and development plans for the Ninotsminda field will be successful. For example, the Ninotsminda field may not produce sufficient quantities of oil and gas to justify the investment CanArgo has made and is planning to make in the field, and CanArgo may not be able to produce the oil and gas at a sufficiently low cost or to market the oil and gas produced at a sufficiently high price to generate a positive cash flow and a profit. Ninotsminda Oil Company has also entered into certain supply and purchase agreements for natural gas associated with crude oil production from the Ninotsminda field. Such agreements may benefit CanArgo, but may in the future also limit its ability to sell associated natural gas at then market prices.

UKRAINE PROJECTS IN EARLY STAGE OF EVALUATION AND DEVELOPMENT


In April 2001, CanArgo acquired approximately 82% (77% on a fully diluted basis) of the outstanding common shares of Lateral Vector Resources Inc. pursuant to an unsolicited offer to purchase all of its outstanding common shares. According to publicly available information at the time, Lateral Vector Resources Inc. negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity Agreement in 1998 to develop the Bugruvativske field in Eastern Ukraine. In July 2001, CanArgo completed the acquisition of the remaining outstanding common shares and Lateral Vector Resources Inc. became a wholly owned subsidiary of CanArgo. Lateral Vector's current interest in the Bugruvativske field is legally uncertain since it failed to make an approximately $1 million capital contribution in December 2000 as required under the Joint Investment Production Activity Agreement. In addition, certain other aspects of Lateral Vector's interest in the field under the Joint Investment Production Agreement remain to be determined. CanArgo is presently in discussions with Ukrnafta regarding these matters and there is no assurance that such discussions will be successfully concluded. The Bugruvativske field together with the Stynwaske field in Western Ukraine, are both in the early stage of evaluation and development and are themselves relatively new to CanArgo. At present, CanArgo has yet to establish its own administrative and finance infrastructure in the Ukraine. Establishment of this infrastructure may result in a diversion, temporary or otherwise, of time and other resources from other operating activities.

NINOTSMINDA FIELD GOVERNED BY PRODUCTION SHARING CONTRACT WHICH MAY BE SUBJECT TO CERTAIN LEGAL UNCERTAINTIES

CanArgo's principal business and assets are derived from production sharing contracts in the Republic of Georgia. The legislative and procedural regimes governing production sharing agreements and mineral use licenses in Georgia have undergone a series of changes in recent years resulting in certain legal uncertainties.

CanArgo's production sharing agreements and mineral use licenses, entered into prior to the introduction in 1999 of a new Petroleum Law governing such agreements have not, as yet, been amended to reflect or ensure compliance with current legislation. As a result, despite references in the current legislation grandfathering the terms and conditions of our production sharing contracts, conflicts between the interpretation of our production sharing contracts and mineral use licenses and current legislation could arise. Such conflicts, if they arose, could cause an adverse effect on our rights under the production sharing contracts.

To confirm the validity of the Ninotsminda production sharing contract and the mineral usage license prior to the introduction in 1999 of the petroleum law, in connection with its preparation of the Convertible Loan Agreement with CanArgo, the International Finance Corporation (an affiliate of the World Bank) received in November 1998 confirmation from the State of Georgia, that among other things:

o The State of Georgia recognizes and confirms the validity and enforceability of the production sharing contract and the license and all undertakings the State has covenanted with Ninotsminda Oil Company thereunder;

o the license was duly authorized and executed by the State at the time of its issuance and remained in full force and effect throughout its term; and

o the license constitutes a valid and duly authorized grant by the State, being and remaining in full force and effect as of the signing of this confirmation and the benefits of the license fully extend to Ninotsminda Oil Company by virtue of its interest in the license holder and the contractual rights under the production sharing contract.

Despite this confirmation and the grandfathering of the terms of our production sharing contract in the Petroleum Law, subsequent legislative or other governmental changes could conflict with, challenge our rights or otherwise change current operations under the production sharing contract.

WRITE OFF OF UNSUCCESSFUL PROPERTIES AND PROJECTS

In order to realize the carrying value of its oil and gas properties and ventures, CanArgo must produce oil and gas in sufficient quantities and then sell such oil and gas at sufficient prices to produce a profit. CanArgo has a number of unevaluated oil and gas properties. The risks associated with successfully developing unevaluated oil and gas properties are even greater than those associated with successfully continuing development of producing oil and gas properties, since the existence and extent of commercial quantities of oil and gas in unevaluated properties have not been established. During 1997, CanArgo recorded impairment charges totalling $19.4 million relating to three unsuccessful ventures and in 1999, recorded impairment charges totalling $5.5 million relating to a fourth venture. CanArgo could be required in the future to write off its investments in additional projects, including the Ninotsminda and Ukrainian field projects, if such projects prove to be unsuccessful.

ADDITIONAL FUNDS NEEDED FOR LONG-TERM OIL AND GAS DEVELOPMENT PLANS

It will take many years and substantial cash expenditures to develop fully CanArgo's oil and gas properties. CanArgo generally has the principal responsibility to provide financing for its oil and gas properties and ventures. Accordingly, CanArgo may need to raise additional funds from outside sources in order to pay for project development costs beyond those currently budgeted through 2001. CanArgo may not be able to obtain that additional financing. If adequate funds are not available, CanArgo will be required to scale back or even suspend its operations or such funds may only be available on commercially unattractive terms. The carrying value of the Ninotsminda, Bugruvativske and Stynawske fields may not be realized unless additional capital expenditures are incurred to develop the field. Furthermore, additional funds will be required to pursue exploration activities on its existing undeveloped properties.

OIL AND GAS ACTIVITIES INVOLVE RISKS, MANY OF WHICH ARE BEYOND CANARGO'S CONTROL

CanArgo's exploration for and production of oil and natural gas and the refining, marketing and transportation of crude oil and petroleum products are subject to a number of factors and risks, many of which may be beyond its control. First, CanArgo must successfully identify commercial quantities of oil and gas. The development of an oil and gas deposit can be affected by a number of factors which are beyond the operator's control, such as:

o    Unexpected or unusual geological conditions.
o    The recoverability of the oil and gas on an economic basis.
o    The availability of infrastructure and personnel to support operations.
o    Local and global oil prices.
o    Government regulation and legal uncertainties.

CanArgo's activities can also be affected by a number of hazards, such as:


o    Labour disputes.
o    Natural phenomena, such as bad weather, floods and earthquakes.
o Operating hazards, such as fires, explosions, blow-outs, pipe failures, casing collapse and machinery breakdown.
o Environmental hazards, such as oil spills, gas leaks, ruptures and discharges of toxic gases.

Any of these hazards could result in damage, losses or liability for CanArgo. There is also an increased risk of some of these hazards in connection with operations that involve the rehabilitation of fields where less than optimal practices and technology were employed in the past, as was often the case in Eastern Europe. CanArgo does not purchase insurance covering all of the risks and hazards that are involved in exploration for and production of oil and natural gas and the refining, marketing and transportation of crude oil and petroleum products.

RISKS OF FOREIGN OPERATIONS

CanArgo's principal oil and gas properties, including the Ninotsminda field, are located in Eastern Europe. Development of these fields is subject to a number of conditions endemic to Eastern European countries, including:

o Political Instability -- The present governmental arrangements in Eastern Europe and countries of the former Soviet Union in which CanArgo operates were established relatively recently, when they replaced Communist regimes. If they fail to maintain the support of their citizens, these governments could themselves be replaced by other institutions, including a possible reversion to totalitarian forms of government. CanArgo's operations typically involve joint ventures or other participatory arrangements with the national government or state-owned companies. The production sharing contract covering the Ninotsminda oil field and the Joint Investment Production Activity Agreement covering the Bugruvativske oil field are examples of such arrangements. As a result of such dependency on government participants, CanArgo's operations could be adversely affected by political instability, changes in government institutions, personnel, policies or legislation, or shifts in political power. There is also the risk that governments could seek to nationalize, expropriate or otherwise take over its oil and gas properties. CanArgo is not insured against such political risks because management deems the premium costs of such insurance to be currently prohibitively expensive.

o Social, Economic and Legal Instability -- The political institutions in Eastern Europe and countries of the former Soviet Union have recently become more fragmented, and the economic institutions of Eastern European countries have recently converted to a market economy from a planned economy. New laws have recently been introduced, and the legal and regulatory regimes in such regions are often vague, containing gaps and inconsistencies, and are constantly subject to amendment. Social, economic and legal instability have accompanied these changes due to many factors which include:

     -    Low standards of living.
     -    High unemployment.
     -    Undeveloped and constantly changing legal and social institutions.
     -    Conflicts with neighbouring countries.

     This instability can make continued operations difficult or impossible.

o Inadequate or Deteriorating Infrastructure -- Countries in Eastern Europe often either have underdeveloped infrastructures or, as a result of shortages of resources, have permitted infrastructure improvements to deteriorate. The lack of necessary infrastructure improvements can adversely affect operations. For example, the lack of a reliable power supply caused Ninotsminda Oil Company to suspend drilling of one well and the testing of a second well during the 1998-1999 winter season.

o Currency Risks -- Payment for oil and gas products sold in Eastern European countries may be in local currencies. Although CanArgo currently sells its oil principally for U.S. dollars, it may not be able to continue to demand payment in hard currencies. Although most Eastern European currencies are presently convertible into U.S. dollars, there is no assurance that convertibility will continue. Even if currencies are convertible, the rate at which they convert into U.S. dollars is subject to fluctuation. In addition, the ability to transfer currencies into or out of Eastern European countries may be restricted or limited in the future. CanArgo may also enter into contracts with suppliers in these countries to purchase goods and services in U.S. dollars. If CanArgo cannot receive payment for oil in U.S. dollars and the value of the local currency relative to the U.S. dollar deteriorates, CanArgo could face significant negative changes in working capital.

o Tax Risks -- Countries in Eastern Europe frequently add to or amend existing taxation policies in reaction to economic conditions including state budgetary and revenue shortfalls. Since CanArgo is dependent on international operations, specifically those in Georgia, CanArgo is subject to changing taxation policies including the possible imposition of confiscatory excess profits, production, remittance, export and other taxes.

CHANGES IN THE MARKET PRICE OF OIL, NATURAL GAS AND REFINED PRODUCTS

Prices for oil, natural gas and refined products are subject to wide fluctuations in response to a number of factors which are beyond CanArgo's control, including:

o    Changes in the supply and demand for oil and natural gas.
o    Actions of the Organization of Petroleum Exporting Countries.
o    Weather conditions.
o    Domestic and foreign governmental regulations.
o    The price and availability of alternative fuels.
o    Political conditions in the Middle East and elsewhere.
o    Overall economic conditions.

A reduction in oil prices can affect the economic viability of CanArgo's operations. For example, the significant decline in oil prices during 1998 adversely affected CanArgo's results of operations and increased its operating loss in 1998. There can be no assurance that oil prices will be at a level that will enable CanArgo to operate at a profit.

OIL AND GAS PRODUCTION COULD VARY SIGNIFICANTLY FROM RESERVE ESTIMATES

Estimates of oil and natural gas reserves and their values by petroleum engineers are inherently uncertain. These estimates are based on professional judgments about a number of elements including:

o    The amount of recoverable crude oil and natural gas present in a reservoir.
o    The costs that will be incurred to produce the crude oil and natural gas.
o    The rate at which production will occur.

Reserve estimates are also based on evaluations of geological, engineering, production and economic data. The data can change over time due to, among other things:

o    Additional development activity.
o    Evolving production history.

o    Changes in production costs, market prices and economic conditions.

As a result, the actual amount, cost and rate of production of oil and gas reserves and the revenues derived from sale of the oil and gas produced in the future will vary from those anticipated in the most recent report on the oil and gas reserves prepared by Ashton Jenkins Mann as of January 1, 2001. The magnitude of those variations may be material.

The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional productive zones in existing wells or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon our level of success in replacing depleted reserves.

OIL AND GAS OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION

Governments at all levels, national, regional and local, regulate oil and gas activities extensively. CanArgo must comply with laws and regulations which govern many aspects of its oil and gas business, including:

o    Exploration
o    Development
o    Production
o    Refining
o    Marketing
o    Transportation
o    Occupational health and safety
o    Labour standards
o    Environmental matters

CanArgo expects the trend towards more burdensome regulation of its business to result in increased costs and operational delays. This trend is particularly applicable in developing economies, such as those in Eastern Europe where CanArgo has its principal operations. In these countries, the evolution towards a more developed economy is often accompanied by a move towards the more burdensome regulations that typically exist in more developed economies.

COMPETITION

The oil and gas industry can be highly competitive. CanArgo's competitors include integrated oil and gas companies, independent oil and gas companies, drilling and income programs, and individuals. Many of CanArgo's competitors are large, well-established, well-financed companies. Because of CanArgo's small size and lack of financial resources, CanArgo may not be able to compete effectively with these companies.

OPERATIONS ARE DEPENDENT ON CHIEF EXECUTIVE

David Robson, the Chief Executive Officer of CanArgo, is CanArgo's executive who has the most experience in the oil and gas industry and who has the most extensive business relationships in Eastern Europe. The business and operations of CanArgo could be significantly harmed if Dr. Robson were to leave CanArgo or become unavailable because of illness or death. Dr. Robson has signed an agreement with a two-year non competition clause effective from June 29, 2003, the date of termination of the agreement. CanArgo does not carry key employee insurance on any of its employees.

FUTURE STOCK ISSUANCES AND THE PROVISIONS OF DELAWARE LAW COULD HAVE ANTI-TAKEOVER EFFECTS


As of July 31, 2001, CanArgo had 150,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized, of which 92,008,446 shares of common stock and 100 shares of preferred stock were outstanding. Our Board of Directors may at any time issue additional shares of preferred stock and common stock without any prior approval by the stockholders, which might impair or impede a third party from making an offer to acquire us. In addition, the Board of Directors may designate the rights and privileges of a series of preferred stock, which rights and privileges may impair or impede a third party takeover of CanArgo. Holders of outstanding shares have no right to purchase a pro rata portion of additional shares of common or preferred stock issued by us. In addition, the provisions of Section 203 of the Delaware General Corporation Law, to which we are subject, places certain restrictions on third parties who seek to effect a business combination with a company opposed by the company's Board of Directors. See the section entitled "Limitation of Liability and Indemnification--Section 203 of the Delaware General Corporation Law" in this prospectus.


THE PRICE OF OUR COMMON STOCK MAY BE SUBJECT TO WIDE FLUCTUATIONS

The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by analysts, changing conditions in the oil and gas industry or changes in general market or economic conditions.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE

We have not paid any cash dividends to date on the common stock and there are no plans for such dividend payments in the foreseeable future.


                                 USE OF PROCEEDS

The selling stockholders are offering all of the shares of common stock covered by this prospectus. We will not receive any proceeds from sales of these shares.


                            THE SELLING STOCKHOLDERS

Of the 17,600,890 shares being offered, 16,057,765 shares were acquired by the selling stockholders (identified by a "S") pursuant to a private placement of 16,057,765 shares at Norwegian Kroner (NOK) 4.25 per share, which was completed on July 4, 2001. The shares were placed by Sundal Collier & Co ASA and Den norske Bank ASA, Dnb Markets who received a placement fee and reimbursement of their expenses amounting to $468,608 in the aggregate. Net proceeds from the placement were approximately US$ 6.8 million which CanArgo intends to use to replenish cash resources used to acquire Lateral Vector Resources Inc., to initiate development of its Ukrainian properties and for working capital purposes. The shares issued in connection with the private placement were issued in transactions intended to qualify for an exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder by the SEC and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration under the Securities Act or pursuant to an applicable exemption from such registration. We agreed, as soon as practicable after the closing of the private placement, to prepare and file with the SEC a registration statement registering the shares under the Securities Act for resale. From the net proceeds, CanArgo is required to pay subscribers to the private placement a cash fee of 3.33% of the purchase price of their shares for each full 30 day period after closing until a registration statement registering such shares is declared effective by the SEC. The maximum cash fee is 10% of the subscription price with the obligation to file a registration statement and the commencement of the first full 30 day period contingent upon receipt by CanArgo of all such information required to file a registration statement. Under terms of the Engagement Letter between the Company and Sundal Collier & Co. ASA, the lead manager, we agreed to indemnify the placement agents under certain conditions for certain liabilities arising from the engagement, including liabilities arising under the Securities Act.

Of the remaining 1,543,125 shares, all of these shares were issued to private investors pursuant to the acquisition by CanArgo in November 2000 of a controlling interest in Georgian American Oil Refinery. The shares issued in connection with this transaction were issued to the buyers identified by an "A" in the table below. The shares were issued as restricted securities as that term is defined in Rule 144 under the Securities Act and may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

Our registration of the shares does not necessarily mean that any selling stockholder will sell any or all of his, her, or its shares at any time or from time to time in one or more transactions.


The following table sets forth the number of shares owned by each of the selling stockholders. All information contained in the table below is based upon their beneficial ownership as of July 31, 2001. The shares registered for sale hereby are restricted and not available for trading on the OTC Bulletin Board or on the Oslo Stock Exchange until a Registration Statement filed with SEC becomes effective or such shares can otherwise be offered and sold in transactions exempt from the registration requirements of the Securities Act. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. As of August 3, 2001, CanArgo had an aggregate of 91,593,288 common shares outstanding and 415,158 common shares issuable in exchange for exchangeable shares issued by its subsidiary CanArgo Oil & Gas Inc.



                                                     NUMBER OF                                             PERCENT OF
                                                      SHARES                               NUMBER OF       OUTSTANDING
                                                BENEFICIALLY OWNED      NUMBERED OF      SHARES OWNED        SHARES
                                                       PRIOR         SHARES REGISTERED     AFTER THE        AFTER THE
             NAME OF SELLING STOCKHOLDER          TO THE OFFERING     FOR SALE HEREBY      OFFERING         OFFERING
             ---------------------------        -----------------    -----------------   -------------     -------------
  S    Caldwell Associates                                6,814,500           1,700,000       5,114,500              5.6%
  S    Morgan Stanley & Co International Ltd.             2,332,000           1,250,000       1,082,000              1.2%
  S    Nordea Investment Management                       1,000,000           1,000,000               0                 *
  S    Sundal Collier Fondsforvaltning (1)                2,218,000           1,000,000       1,218,000              1.3%
  S    Strata                                             1,000,000           1,000,000               0                 *
  S    Netup Invest AS                                    1,000,000           1,000,000               0                 *
  S    Storebrand/Spar                                    1,940,000             800,000       1,140,000              1.2%
  S    Finansinvest AS                                      671,000             550,000         121,000                 *
  S    Atlas Capital Management                             500,000             500,000               0                 *
  S    Anabeth AS                                           500,000             500,000               0                 *
  S    Egil Johanssen                                       500,000             500,000               0                 *
  S    Notodden Calsium + Carbio                            470,588             470,588               0                 *
  S    Syerre Stiksrud                                      800,000             400,000         400,000                 *
  A    Georgian British Oil Services Company                378,669             378,669               0                 *
  A    H. Mike Freeny                                       365,708             365,708               0                 *
  S    Einar M. Hanasand                                    353,000             353,000               0                 *
  A    Eugene C. Kozlowski                                  327,184             327,184               0                 *
  A    Gregg S. Kozlowski                                   327,184             327,184               0                 *
  S    Kris Invest AS                                       250,000             250,000               0                 *
  S    Sparebanken Rogaland -Bank                           923,600             200,000         723,600                 *
  S    Juvi Beta                                            200,000             200,000               0                 *
  S    Eide Eiendom                                         200,000             200,000               0                 *
  S    Tore Aksel Voldberg                                  200,000             200,000               0                 *
  S    Personal Pension Management Ltd. As                  200,000             200,000               0                 *
       Trustees for John Finch
  S    Amo AS                                               200,000             200,000               0                 *
  S    Thomas Fleischer                                     300,000             200,000         100,000                 *


                                                     NUMBER OF                                             PERCENT OF
                                                      SHARES                               NUMBER OF       OUTSTANDING
                                                BENEFICIALLY OWNED      NUMBERED OF      SHARES OWNED        SHARES
                                                       PRIOR         SHARES REGISTERED     AFTER THE        AFTER THE
             NAME OF SELLING STOCKHOLDER          TO THE OFFERING     FOR SALE HEREBY      OFFERING         OFFERING
             ---------------------------        -----------------    -----------------   -------------     -------------
  S    Jensen Holding                                       750,000             200,000         550,000                 *
  S    Inge B0 Invest AS                                    300,000             150,000         150,000                 *
  A    John A. Lyddon                                       144,380             144,380               0                 *
  S    Polcon AS                                            259,000             130,000         129,000                 *
  S    Prosjekt Omega AS                                    200,000             120,000          80,000                 *
  S    Saga Finans                                          100,000             100,000               0                 *
  S    Gibly                                                100,000             100,000               0                 *
  S    Johan L. Wigand                                      100,000             100,000               0                 *
  S    Sparebanken Sor                                      100,000             100,000               0                 *
  S    Falkum Invest                                        100,000             100,000               0                 *
  S    Per Erik Asmyr                                       160,000             100,000          60,000                 *
  S    Marina AS                                            100,000             100,000               0                 *
  S    Erling Strand Thuland                                100,000             100,000               0                 *
  S    Hustad Kalk                                          100,000             100,000               0                 *
  S    GAG Consult                                          100,000             100,000               0                 *
  S    Herman Holding AS                                    200,000             100,000         100,000                 *
  S    Rag AS                                                90,000              90,000               0                 *
  S    Myre Havfiske AS                                      90,000              90,000               0                 *
  S    Amsetin Kalliainen                                   100,000              90,000          10,000                 *
  S    Rune Frones                                          152,000              85,000          67,000                 *
  S    Hammersborg Invest AS                                185,000              85,000         100,000                 *
  S    Thomas Burchardt                                      85,000              85,000               0                 *
  S    Viraga AS                                            155,000              85,000          70,000                 *
  S    Paragon AS                                            84,000              84,000               0                 *
  S    Info Team AS                                         133,000              83,000          50,000                 *
  S    Geir Raaum                                           171,000              83,000          88,000                 *
  S    Manfried Kraus                                       133,000              83,000          50,000                 *
  S    Engelsviken Canning AS                               404,353              82,353         322,000                 *
  S    Lars Sigvart Gran Andersen                           404,353              82,353         322,000                 *
  S    Radhuset Kapital AS                                   86,353              82,353           4,000                 *
  S    Peder Paus                                            82,353              82,353               0                 *
  S    AS Gerida                                            104,353              82,353          22,000                 *
  S    Industri-og montasjeservice                           82,353              82,353               0                 *
  S    Helge Reme                                           148,353              82,353          66,000                 *
  S    Jorgen Reme                                          178,353              82,353          96,000                 *
  S    Kjell O. Johannessen                                  82,353              82,353               0                 *
--------------------------------------------------------------------------------------------------------------------------
       TOTALS                                            29,835,990          17,600,890      12,235,100
--------------------------------------------------------------------------------------------------------------------------

--------
(1) Sundal Collier & Co. acted as placement agent in connection with CanArgo's July 4,2001 private placement. The shares listed are held in private investors accounts for which Sundal Collier Fondsforvaltning acts as a nominee and over which it does not have any discretion.

* Less than one percent.

                              PLAN OF DISTRIBUTION

Under the terms of the private placements, the shares registered for sale hereby are restricted and not available for trading on the OTC Bulletin Board or the Oslo Stock Exchange until after a Registration Statement filed with SEC becomes effective or offers and sales of such shares are otherwise exempt from the registration requirements of the Securities Act. Thereafter, the shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees, pledgees or transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. We are not aware that any of the selling stockholders have entered into any arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. The registration rights available to selling stockholders after the Registration Statement becomes effective shall terminate at such time as all shares qualified by this Registration Statement are sold by the selling stockholder in accordance with this prospectus or in accordance with the provisions of Rules 144, 144A or their equivalent under the Securities Act, or have been sold pursuant to a transaction effected through the facilities of the Oslo Stock Exchange in accordance with the provisions of Rule 904 or are otherwise freely transferable without restriction under applicable United States securities laws.

The selling stockholders may offer their shares, subject to the restrictions outlined above, at various times in one or more of the following transactions:

- in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

- in transactions including block trades, in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

- in transactions "at the market" to or through market makers in the common stock;

- in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

- through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

-    an exchange distribution in accordance with the rules of such exchange;

-    in privately negotiated transactions;

-    in transactions to cover short sales; or

-    in a combination of any of the foregoing transactions.

In addition, the selling stockholders also may sell their shares in private transactions or in accordance with Rules 144, 144A or 904 under the Securities Act rather than under this prospectus.

From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who donate or otherwise transfer their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus. The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as broker, dealers or agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither any selling stockholders nor we can presently estimate the amount of such compensation. Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, selling stockholders and persons participating in the offer and sale of their shares may be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

Under our agreements with the selling stockholders, we are required to bear the expenses relating to the registration of this offering. The selling stockholders will bear any underwriting discounts or commissions, brokerage fees, stock transfer taxes and fees of their legal counsel. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify the CanArgo against certain liabilities in connection with the offer of the shares, including liabilities arising under the Securities Act.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, if we are notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

                   MARKET FOR COMMON STOCK AND DIVIDEND POLICY

On March 30, 1999, CanArgo's common stock commenced trading on the OTC Bulletin Board after trading from April 6, 1995 through March 29, 1999 on the Nasdaq National Market System under the symbol "GUSH". CanArgo's common stock is also listed on the Oslo Stock Exchange and has traded there under the symbol "CNR" since May 1995. As a result of the shift in the principal domestic market for CanArgo common stock from the Nasdaq National Market System to the OTC Bulletin Board, stockholders may:

o find it more difficult to obtain accurate and timely quotations regarding the bid and asked prices for common stock;

o    experience greater spreads between bid and asked prices;

o be charged relatively higher transactional costs when buying or selling common stock; and

o    encounter more difficulty in effecting sales or purchases of common stock.

In addition, while securities listed on The Nasdaq National Market System are exempt from the registration requirements of state securities laws, securities traded on the OTC Bulletin Board must comply with the registration requirements of state securities laws, which increases the time and costs associated with complying with state securities laws when raising capital. The listing of CanArgo common stock on the Oslo Stock Exchange had until October 2000, been a secondary listing, with the primary listing being on The Nasdaq Stock Market. In October 2000, CanArgo obtained a primary listing on the Oslo Stock Exchange where it is now included on the main list.

The following table sets forth the high and low sales prices of the common stock on The Nasdaq National Market System until March 29, 1999 and the Oslo Stock Exchange for the periods indicated, and the high and low bid prices on the OTC Bulletin Board for the period after March 29, 1999. Average daily trading volume on these markets during these periods is also provided. Nasdaq National Market data is provided by The Nasdaq Stock Market; OTC Bulletin Board data is provided by Nasdaq Trading and Market Services and/or published financial sources and Oslo Stock Exchange data is derived from published financial sources. The over-the-counter quotations reflect inter-dealer prices, without retail markup, mark-down or commissions, and may not represent actual transactions. Sales prices on the Oslo Stock Exchange were converted from Norwegian kroner into United States dollars on the basis of the daily 10:00 am exchange rate for buying United States dollars with the Norwegian kroner announced by the central bank of Norway. During July 1998, CanArgo effected a 1-for-2 reverse stock split of CanArgo's common stock. Figures for the periods prior to the effective date of the reverse stock split have been restated to give effect to the reverse stock split.

                                               NASDAQ/OTC                               OSE
                                     ---------------------------------    ----------------------------------
                                                            AVERAGE                               AVERAGE
                                    HIGH          LOW     DAILY VOLUME    HIGH         LOW      DAILY VOLUME
                                    ----          ---     ------------    ----         ---      ------------
FISCAL QUARTER ENDED
March 31, 1998                      2.63          1.44       27,015       2.38         1.60        153,177
June 30, 1998                       2.25          1.00       15,220       2.13         1.20         65,617
September 30, 1998                  1.81          0.47       10,266       1.60         0.53         24,924
December 31, 1998                   0.81          0.22       34,570       0.67         0.20         27,493
March 31, 1999                      0.47          0.19       25,642       0.57         0.23         16,412
June 30, 1999                       0.50          0.19       23,872       0.41         0.23         18,137
September 30, 1999                  1.02          0.25       83,591       0.71         0.27        143,689
December 31, 1999                   0.91          0.38      117,872       0.96         0.39        174,042
March 31, 2000                      1.00          0.63       95,167       0.97         0.73        144,854
June 30, 2000                       1.45          0.69      103,033       1.57         0.79        469,500
September 30, 2000                  1.66          1.03       69,800       1.78         1.04      1,097,007
December 31, 2000                   1.38          0.75       24,500       1.45         0.75        881,592
March 31, 2001                      1.19          0.75       12,933       1.32         0.79        754,976
June 30, 2001                       0.87          0.50        4,467       0.86         0.43        301,201
September 30, 2001 (through
August 14, 2001)                    0.50          0.43       20,357       0.57         0.43        283,300

At August 14, 2001, the closing prices of CanArgo common stock on the OTC Bulletin Board and Oslo Stock Exchange were $0.36 and $0.47, respectively.

On December 31, 2000 the number of holders of record of the common stock of CanArgo was approximately 7,315. CanArgo has not paid any cash dividends on its common stock. CanArgo currently intends to retain future earnings, if any, for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on CanArgo's results of operations and financial condition and on such other factors as CanArgo's Board of Directors may, in its discretion, consider relevant. In addition, CanArgo may not pay dividends on its common stock unless its subsidiary, CanArgo Oil & Gas Inc., is able to pay and simultaneously pays an equivalent dividend on the exchangeable shares issued by that subsidiary.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following data, insofar as it relates to each of the years 1996-2000, has been derived from annual financial statements, including CanArgo's consolidated balance sheets at December 31, 2000 and 1999 and the related consolidated statements of operations, of cash flows and of stockholders' equity for the three years ended December 31,2000 and notes thereto appearing elsewhere herein. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included herein.

                                                                                          FOUR        TWELVE
Reported in $1,000 except              YEAR         YEAR        YEAR        YEAR         MONTHS       MONTHS
for per common share                   ENDED        ENDED       ENDED       ENDED        ENDED        ENDED
amounts                               DECEMBER     DECEMBER    DECEMBER    DECEMBER     DECEMBER      AUGUST
                                      31, 2000     31, 1999    31, 1998    31, 1997     31, 1996     31, 1996
                                      --------     --------    --------    --------     --------     --------
FINANCIAL PERFORMANCE

Total revenue                           7,136        2,783         821          313           17           35
Operating income (loss)                (2,397)      (8,119)     (6,357)     (25,583)      (2,983)      (5,809)
Other income (expense)                    245         (353)        247       (2,100)         361         (685)
Net loss                               (2,152)      (8,473)     (6,110)     (27,683)      (2,604)      (6,494)
Net loss per common share -
basic and diluted                       (0.04)       (0.32)      (0.39)       (2.47)       (0.28)       (1.04)

Working capital                        22,687        2,729       1,366       13,971       30,382       16,926
Total assets                           82,764       43,799      46,568       37,434       55,375       32,089
Notes payable & long-term debt             --           --          --           --           --          300
Stockholders' equity                   72,426       37,863      40,031       26,779       53,245       30,505
Cash dividends per common share            --           --          --           --           --           --

                                   THE COMPANY

We are engaged in the acquisition, exploration, development and production of oil and natural gas reserves. Our activities also include investments in downstream operations such as refining, marketing and independent power production. Our properties are concentrated in Eastern Europe and, in particular the Republic of Georgia. Our management and technical staff have substantial experience in these areas. Our principal product is crude oil, and the sale of that oil is our principal source of revenue.

To date our reserves and production have been derived principally through development of the Ninotsminda field. We typically focus on properties that either offer us existing production as well as additional exploitation opportunities, or exploration prospects management believes have significant potential. We believe that our cash flow from operations and our financial resources will provide us with the ability to fully develop our current properties, to finance our current exploration projects and to pursue new acquisition opportunities in the coming year.

Our business strategy is focused on the following:

FURTHER DEVELOPMENT OF EXISTING PROPERTIES

We intend to further develop our properties that have established oil. We seek to add proved reserves and increase production through the use of advanced technologies, including detailed technical analysis of our properties, drilling new structures from existing locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits.

GROWTH THROUGH EXPLOITATION AND EXPLORATION

We conduct an active technology-driven exploitation and exploration program that is designed to complement our property acquisition and development drilling efforts with moderate to high-risk exploration projects that have greater reserve potential. We generate exploration prospects through the analysis of geological and geophysical data and the interpretation of seismic data. We intend to manage our exploration expenditures through the optimal scheduling of our drilling program and, if considered appropriate, selectively reducing our participation in certain exploratory prospects through sales of interests to industry partners.

PURSUIT OF STRATEGIC ACQUISITIONS

We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects. We seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins from which we leverage existing infrastructure and resources.



In April 2001, CanArgo acquired approximately 82% (77% on a fully diluted basis) of the outstanding common shares of Lateral Vector Resources Inc. pursuant to an unsolicited offer to purchase all of its outstanding common shares. According to publicly available information at the time, Lateral Vector negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity Agreement in 1998 to develop the Bugruvativske field in Eastern Ukraine. In July 2001, CanArgo completed the acquisition of the remaining outstanding common shares and Lateral Vector became a wholly owned subsidiary of CanArgo.



On July 4, 2001, CanArgo completed a private placement of 16,057,765 shares of common stock as described in greater detail in the section entitled "The Selling Stockholders".

GENERAL DEVELOPMENT OF BUSINESS

CanArgo Energy Corporation was formed in 1994 to continue, through re-incorporation in Delaware, the business of a predecessor Oklahoma corporation which was formed in 1980. CanArgo changed its name from Fountain Oil Incorporated to CanArgo Energy Corporation in connection with a business combination with CanArgo Oil & Gas Inc. completed on July 15, 1998. CanArgo conducts its principal operations through subsidiaries, and unless otherwise indicated by the context, the term CanArgo refers to CanArgo Energy Corporation and its consolidated subsidiaries, including Ninotsminda Oil Company.

CanArgo initially operated as an oil and gas exploration and production company. It altered its principal focus to the application of electrically enhanced heavy oil recovery technology in 1988, and that focus continued through 1994. In early 1995, CanArgo shifted its principal activities to acquiring and developing interests in Eastern European oil and gas properties. From 1995 to 1997 CanArgo, then known as Fountain Oil Incorporated, established significant ownership interests in four Eastern European oil and gas development projects. As a result of disappointing results and other negative indications, CanArgo during the fourth quarter of 1997 wrote-off its entire investments in three of those four projects and began actively to seek a business combination or similar transaction with another oil and gas company. In 1999, CanArgo wrote-down the fourth and last significant project that was being developed by Fountain Oil Incorporated prior to the business combination.

As a result of this effort, CanArgo, then known as Fountain Oil Incorporated, entered into a business combination with CanArgo Oil & Gas Inc. Upon completion of the business combination in July 1998, CanArgo Oil & Gas Inc. became a subsidiary of CanArgo, the management of CanArgo Oil & Gas Inc. assumed the senior management positions in CanArgo, and CanArgo changed its name from Fountain Oil Incorporated to CanArgo Energy Corporation. At the time of the business combination, the principal operations and assets of CanArgo Oil & Gas Inc. were associated with the Ninotsminda oil field in the Republic of Georgia. Since completion of the business combination, large portions of CanArgo's resources have been focused on the development of the producing areas of the Ninotsminda field.

CanArgo's principal activities are development and production of oil and gas and oil and gas exploration. In November and December 2000 respectively, CanArgo expanded this activity with the acquisition of a controlling interest in a refinery and investment in a chain of petrol stations all located in and around Tbilisi, the capital of Georgia. Despite this investment, however, CanArgo continues to direct most of its efforts and resources to the development of the Ninotsminda field. CanArgo also has additional exploratory and developmental oil and gas properties and prospects in Georgia and Ukraine and owns interests in other Eastern European oil and gas projects. CanArgo's principal product is crude oil, and the sale of crude oil and crude oil products is its principal source of revenue.

       MAP OF REPUBLIC OF GEORGIA WITH LOCATIONS OF MAJOR PROPERTIES NOTED


                               [GRAPHIC OMITTED]


NINOTSMINDA OIL FIELD

Since completion of the business combination with CanArgo Oil & Gas Inc., CanArgo's resources have, through its wholly owned subsidiary Ninotsminda Oil Company, been focused on the development of the Ninotsminda oil field and some associated activities. The Ninotsminda oil field covers some 10 square kilometres and is located 40 kilometres north east of the Georgian capital, Tbilisi. It is adjacent to and west of the Samgori oil field, which was Georgia's most productive oil field. The Ninotsminda field was discovered later than the Samgori field and has experienced substantially less development activity. The state oil company, Georgian Oil, and others including Ninotsminda Oil Company have drilled sixteen wells in the Ninotsminda field, of which thirteen are currently classified as producing.

BUSINESS STRUCTURE

CanArgo's activities at the Ninotsminda oil field are conducted through Ninotsminda Oil Company. In May 2000, CanArgo Energy Corporation reached an agreement with JKX Oil & Gas plc to acquire its 21.2% interest in Ninotsminda Oil Company for a direct equity interest in CanArgo. In July 2000 this transaction was completed and Ninotsminda Oil Company became a wholly owned subsidiary of CanArgo.

In November 1999, CanArgo increased its percentage ownership of Ninotsminda Oil Company from 68.5% to 78.8% when JKX Oil & Gas plc chose not to subscribe for its pro rata portion of shares being offered to increase Ninotsminda Oil Company capital. This follows an increase in the percentage ownership from 55.9% to 68.5% in November 1998 when JKX Oil & Gas plc similarly chose not to subscribe for its pro rata portion of shares being offered to increase Ninotsminda Oil Company's capital.

Ninotsminda Oil Company obtained its rights to the Ninotsminda field, including all existing wells, and two other fields under a 1996 production sharing contract with Georgian Oil and the State of Georgia. Ninotsminda Oil Company's rights under the agreement expire in December 2019, subject to possible loss of undeveloped areas prior to that date and possible extension with regard to developed areas. Under the production sharing contract, Ninotsminda Oil Company is required to relinquish at least half of the area then covered by the production sharing contract, but not any portions being actively developed, at five year intervals commencing December 1999. In 1998, these terms were amended with the initial relinquishment being due in 2006 and a reduction in the area to be relinquished at each interval from 50% to 25%.

Under the production sharing contract, Georgian Oil has a priority right to receive oil representing a projection of what the Ninotsminda field would have yielded through 2001 based upon the wells and equipment in use at the time the contract was entered into. The priority right amounts to approximately:

o    740 barrels of oil per day during 1998;
o    542 barrels of oil per day during 1999;
o    280 barrels of oil per day during 2000; and
o    93 barrels of oil per day during 2001;
o    none thereafter.


Of the remaining production, up to 50% will be allocated to Ninotsminda Oil Company for the recovery of the cumulative allowable capital, operating and other project costs associated with the Ninotsminda field, which Ninotsminda Oil Company initially pays. The balance of production is allocated on a 70/30 basis between Georgian Oil and Ninotsminda Oil Company respectively. Thus while Ninotsminda Oil Company continues to have unrecovered costs, it will receive 65% of production in excess of the oil allocated to Georgian Oil on a priority basis. After recovery of its cumulative capital, operating and other allowable project costs, Ninotsminda Oil Company will receive 30% of production after Georgian Oil's priority allocation. The allocation of a share of production to Georgian Oil relieves Ninotsminda Oil Company of all obligations it would otherwise have to pay taxes and similar levies to the Republic of Georgia with respect to Ninotsminda field operations. Georgian Oil and Ninotsminda Oil Company take their respective shares of production in kind, and they market their oil independently.

Pursuant to the terms of CanArgo's production sharing contracts in Georgia, including the Ninotsminda production sharing contract, a Georgian not-for-profit company must be appointed as field operator. Currently there are three such field operating companies: Georgian British Oil Company Ninotsminda, Georgian British Oil Company Nazvrevi and Georgian British Oil Company Norio, each of which is 50% owned by a company within the CanArgo group with the remainder owned by Georgian Oil. The Ninotsminda operating entity, Georgian British Oil Company Ninotsminda, is 50% owned by Ninotsminda Oil Company. The second operating entity, Georgian British Oil Company Nazvrevi, is 50% owned CanArgo (Nazvrevi) Ltd. The third operating entity, Georgian British Oil Company Norio, is 50% owned by CanArgo Norio Ltd. The field operator provides the operating personnel and is responsible for day-to-day operations. CanArgo or a company within the CanArgo group pays the operating company's expenses associated with the development of the Ninotsminda and Nazvrevi fields, and the operating company performs on a non-profit basis. Georgian British Oil Company Ninotsminda currently has 104 full time employees, and substantially all of its activities relate to the development of the Ninotsminda field. The use of such Georgian companies as field operator gives CanArgo less control of operations than it might have if it were conducting operations directly, although CanArgo has board control of these field operating companies.

Ninotsminda field operations are determined by a governing body composed of members designated by Georgian Oil and Ninotsminda Oil Company, with the deciding vote on field development issues allocated to Ninotsminda Oil Company. If Georgian Oil believes that action proposed by Ninotsminda Oil Company with which Georgian Oil disagrees would result in permanent damage to a field or reservoir or in a material reduction in production over the life of a field or reservoir, it may refer the disagreement to a western independent expert for binding resolution. Since CanArgo acquired its interest in Ninotsminda Oil Company, there has been no such disagreement.

OIL FIELD DEVELOPMENT

When Ninotsminda Oil Company assumed developmental responsibility for the Ninotsminda field in 1996, production was minimal. CanArgo believes that the development and productivity of the Ninotsminda field had in the past been hampered by, among other factors, a lack of funding, civil strife and utilization of non-optimal technology.

Ninotsminda Oil Company's initial approach to Ninotsminda field development involved rehabilitating and adding additional perforations to existing wells. This program is continuing while technical data, including additional seismic data about the Ninotsminda field, continues to be gathered. This seismic data, including data gathered in 2000, will be useful in selecting both existing wells for workover and the identification of additional drilling sites. Georgian regulatory authorities must approve drilling sites tentatively selected by Ninotsminda Oil Company before drilling may commence.

In addition to rehabilitating existing wells, an active drilling program exists. The first well was completed in October 1997 and initially produced at the rate of 400 to 600 barrels of oil per day but is currently shut-in. A second well was completed in October 1998 and has been producing at the rate of 160 barrels of oil per day. A third well commenced in October 1998 but was suspended in December 1998 at a depth of 700 meters as a result of undependable electrical supply. Drilling of this well recommenced in July 2000, as part of a three-well exploration program to explore and determine the future development potential of gas prospects in the Ninotsminda field.

Until recently, oil exploration and production at the Ninotsminda field has focused on one zone, the Middle Eocene. In December 2000, CanArgo announced the discovery of a new zone in the Ninotsminda field, the Sarmatian. This new zone, discovered while drilling the first of the three gas exploration wells noted above, is in addition to the previously identified Upper Eocene zone from which oil has been produced in one well. As the Sarmatian zone has only recently been discovered, work is currently underway to quantify the reserve and production potential of this reservoir as well as the Upper Eocene sequence. The discovery may also open up new potential in the upper sequences of other areas currently under license in Georgia. See "Other Georgian Licenses".

While most of the exploration and development of the Ninotsminda field has focused on oil, the Ninotsminda field has a gas cap above the principal producing zone. In December 1999, Ninotsminda Oil Company began commercial production from the gas cap following regulatory approval from the Georgian government. This production was sold pursuant to a one-year gas contract with AES - Telasi, a subsidiary of AES Corporation, for delivery to the Gardabani thermal power plant. Under terms of the gas contract, AES-Telasi has agreed to purchase all the gas produced by Ninotsminda Oil Company in priority to all other suppliers with no maximum or minimum volume.

CanArgo has not yet fully evaluated the reserves and economics of production relating to the gas cap and has no current gas supply contracts for production from the gas cap. As production from the gas cap can both aid and hinder the production of crude oil, any evaluation as to the feasibility of sustained production from the gas cap would have to take into consideration the expected impact of natural gas production on the production of crude oil. The evaluation of the gas cap is an on-going process to be confirmed by existing production, the drilling of new wells and reservoir study work currently being performed.

OTHER FIELDS AND PROSPECTS UNDER NINOTSMINDA PRODUCTION SHARING CONTRACT

On July 21, 2000, Ninotsminda Oil Company executed a binding Participation Agreement with AES Gardabani relating to the exploration and potential future development of gas prospects on CanArgo's Ninotsminda license in Georgia. Under the agreement, AES Gardabani will earn a 50% interest in identified prospects at the Cretaceous stratigraphic level by funding two thirds of the cost of a three-well exploration program. This program is currently underway and is being implemented by CanArgo's existing operations unit in Georgia. The first well of this three-well program, originally scheduled to be N97 (C1) commenced in July 2000. In October 2000, CanArgo announced that for mechanical reasons, the well could not be completed to the Cretaceous but rather would be tested in the newly discovered Sarmatian sequence. In January 2001, drilling began on well N100, which replaces N97 as the first well of the three well exploration program. The second well in the exploration program was spud in June 2001.

In the event of a successful exploration program, the agreement mandates a long-term gas sales contract to units 9 and 10 of the Gardabani thermal power plant, recently acquired by AES. In years one to three of the long term gas sales contract, the contract price on the first 400,000 thousand cubic meters of natural gas is fixed at the rate of $45 per thousand cubic meters. Ninotsminda Oil Company is already supplying natural gas to the Gardabani plant from the shallower Middle Eocene reservoir in its producing Ninotsminda field.

In addition to the Ninotsminda field, Ninotsminda Oil Company has under the 1996 production sharing contract rights to one other field, West Rustavi, and one prospect, Manavi. As well as the producing Middle Eocene horizon at Ninotsminda, the West Rustavi field has two prospective horizons being the Upper Eocene and the Cretaceous.

The West Rustavi field is located some 40 km southeast of Ninotsminda. Ten wells were drilled by Georgian Oil in the West Rustavi field area, two of which produced oil. One of the ten wells was drilled to the deeper Cretaceous / Paleocene horizon. This well was tested and produced one million cubic feet of gas and 3,500 barrels of water per day. Further geo-technical work is required on this horizon to determine its prospectivity. Ninotsminda Oil Company has initiated an appraisal program. The appraisal program, which includes acquiring further seismic data and performing rehabilitation work on some of the wells, is aimed at assessing Georgian Oil's original reserve estimates and ultimately initiating an appropriate development program. In addition, it is planned to drill an exploration well to the Cretaceous horizon. The Manavi prospect is located east of Ninotsminda. Ninotsminda Oil Company has seismic data regarding the Manavi prospect from both work it commissioned and earlier efforts by Georgian Oil. Georgian Oil's attempt to drill in the Manavi prospect was abandoned due to technical problems. No assurances can be given that either of the West Rustavi field or Manavi prospect will be developed by Ninotsminda Oil Company, or, if developed, that they will become commercial producers.

INTERNATIONAL FINANCE CORPORATION

In December 1998, Ninotsminda Oil Company entered into a convertible loan agreement with International Finance Corporation ("IFC"), an affiliate of the World Bank, under which IFC agreed under specified conditions, to lend $6 million to Ninotsminda Oil Company primarily to fund a defined Ninotsminda field development program. Under terms of the loan agreement, if funds were disbursed, IFC would have the right to convert all or part of the loan into common shares of Ninotsminda Oil Company. IFC would also have the ability to accept or reject joint venture or third party investment in the project. As a result of these and other conditions, no funds were disbursed under the loan agreement and in November 2000, Ninotsminda Oil Company formally advised IFC of its withdrawal from the loan agreement.

PRODUCTION HISTORY

The Ninotsminda field was discovered and initial development began in 1979. CanArgo is currently producing from the Ninotsminda field approximately 2,930 barrels of oil equivalent (BOE) per day, comprising approximately 2,000 barrels of oil per day and 930 BOE of gas per day (1 BOE =6,000 cubic feet = 170 (m3) gas) from five wells. Gross production from the Ninotsminda field for the past three years was as follows:

                    YEAR ENDED
                   DECEMBER 31,        OIL - GROSS BARRELS
                   ------------        -------------------
                       2000                  478,999
                       1999                  415,390
                       1998                  554,633

PRODUCTIVE WELLS AND ACREAGE

The following table summarizes as of December 31, 2000 Ninotsminda Oil Company's number of productive oil and gas wells and Ninotsminda Oil Company's total developed acreage for the Ninotsminda field. Such information has been presented on a gross basis, representing the interest of Ninotsminda Oil Company, and on a net basis, representing the interest of CanArgo based on its 100% interest in Ninotsminda Oil Company. Prior to completion of the acquisition of the remaining 21.2% held by JKX Oil & Gas plc, CanArgo's interest was 78.8% of the gross amount.

                                      GROSS                            NET
                        ----------------------------      ----------------------------
                        NUMBER OF WELLS      ACREAGE      NUMBER OF WELLS      ACREAGE
                        ---------------      -------      ---------------      -------
Ninotsminda field              13             2,500             13              2,500

On December 31, 2000, there were no productive wells or developed acreage on any of CanArgo's other Georgian properties, except for one gross well on the West Rustavi field which was shut-in at that date.

RESERVES

The following table summarizes net hydrocarbon reserves for the Ninotsminda field, which are the only significant reserves for CanArgo. This information is derived from a report as of January 1, 2001 prepared by Ashton Jenkins Mann, independent petroleum consultants. This report is available for inspection at CanArgo's principal executive offices during regular business hours.


                                   OIL RESERVES -         PSC ENTITLEMENT
MILLION BARRELS                        GROSS                 VOLUMES (1)
                                  ---------------         ---------------

Proved  Developed                       3.8                     2.6
Proved Undeveloped                     14.5                     7.1
                                       ----                     ---
TOTAL PROVEN                           18.3                     9.7
                                       ====                     ===

                                   GAS RESERVES -         PSC ENTITLEMENT
BILLION CUBIC FEET                     GROSS                 VOLUMES (1)
                                  ---------------         ---------------
Proved  Developed                      15.2                      4.6
Proved Undeveloped                     29.8                      8.9
                                       ----                     ----
TOTAL PROVEN                           45.0                     13.5
                                       ====                     ====

-----------------
 (1) PSC Entitlement Volumes attributed to CanArgo using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of Ninotsminda Oil Company after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. As a result of CanArgo's interest in Ninotsminda Oil Company, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit.

Proved reserves are those reserves estimated as recoverable under current technology and existing economic conditions from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economically and technically successful in the subject reservoir. Proved reserves include proved producing reserves, proved non-producing reserves and proved undeveloped reserves.

Proved producing reserves are those proved reserves that are actually on production or, if not producing, that could be recovered from existing wells or facilities and where the reasons for the current non-producing status is the choice of the owner rather than the lack of markets or some other involuntary reason. An illustration of such a situation is where a well or zone is capable of production but is shut-in because its deliverability is not required to meet commitments.

Proved undeveloped reserves are proven reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where relatively major expenditures are required for the completion of these wells or for installation of processing and gathering facilities prior to the production of these reserves. Reserves on undrilled acreage are limited to those drilling units offsetting productive wells that are reasonably certain of production when drilled.

Considerable uncertainty exists in the interpretation and extrapolation of existing data for the purposes of projecting the ultimate production of oil from underground reservoirs and the corresponding future net cash flows associated with that production. The process of estimating quantities of proved crude oil, and the subcategories thereof, is very complex. The estimating process requires significant subjective decisions relating to the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may change substantially over time as a result of such factors as additional development activity, evolving production history and changing economic conditions. In addition, because the amount and timing of cost recovery is a function of oil and gas prices, changes in these prices can significantly increase or decrease reserves attributable to CanArgo's economic interest. No assurance can be given that the projections included in the report by Ashton Jenkins Mann will be realized. The evaluation by Ashton Jenkins Mann represents the efforts of Ashton Jenkins Mann to predict the performance of the oil recovery project using their expertise and the available data at the effective date of their report.

PROCESSING, SALES AND CUSTOMERS

Georgian Oil built a considerable amount of infrastructure in and adjacent to the Ninotsminda field prior to entering into the production sharing contract with Ninotsminda Oil Company. That infrastructure, including initial processing equipment, is now used by Ninotsminda Oil Company.

The mixed oil, gas and water fluid produced from the Ninotsminda field wells flows into a two-phase separator located at the Ninotsminda field, where gas associated with the oil is separated. The oil and water mixture is then transported eleven kilometers in a pipeline to Georgian Oil's central processing facility at Sartichala for further treatment. The gas is transported to Sartichala in a separate pipeline where some is used for fuel and the rest is piped 34 kilometers to the Gardabani thermal power plant.

At Sartichala, the water is separated from the oil. Ninotsminda Oil Company then sells oil in this state to buyers at Sartichala, and typically buyers at that point assume responsibility for the oil. Depending on the location of the buyer, buyers generally transport the oil at their risk and cost by pipeline 20 kilometers to a railhead at Ghaciani. At the railhead, the oil is loaded into railcars for transport directly to the buyers' or their customers or to the Black Sea port of Batumi, Georgia, where oil can be loaded onto tankers for international shipment.

Ninotsminda Oil Company sells its oil directly to local and international buyers. In 2000, Ninotsminda Oil Company sold its oil production to three customers. Of these customers, each represented sales greater than 10% of oil revenue:

                   CUSTOMER                    PERCENT OF OIL REVENUE
    ---------------------------------------    ----------------------
    Georgian American Oil Refinery (1)                 54.4%
    MS                                                 31.4%
    Caspian Trading                                    14.2%

In 1999, Ninotsminda Oil Company sold its production to five customers. Of these customers, three customers represented sales greater than 10% of oil revenue:


                   CUSTOMER                    PERCENT OF OIL REVENUE
    ---------------------------------------    ----------------------
    Petrotrade                                         38.0%
    Georgian American Oil Refinery (1)                 34.0%
    Sinan Madenchilik                                  11.0%


In 1998, Ninotsminda Oil Company sold its production to three customers as follows:

                   CUSTOMER                    PERCENT OF OIL REVENUE
    ---------------------------------------    ----------------------
    Sis Plus 7 Ltd.                                    35.9%
    Glencore International AG                          34.4
    Navtobi Ltd.                                       29.7

-----------------
(1)      51% owned by CanArgo effective November 2000

The price received for oil by Ninotsminda Oil Company has generally been negotiated on the basis of the European spot price for Brent grade crude oil, less discounts for transportation and related charges. The price received by Ninotsminda Oil Company has ranged from the full Brent price to Brent minus $6.00 per barrel. Despite lower transportation costs on sales in Georgia, the price received by Ninotsminda Oil Company on local sales remains relatively inelastic when the price for Brent increases as demand for raw crude within Georgia may be negatively impacted by illegal import of prepared oil products into the country and shipments via tanker through the Black Sea require large quantities of crude to be economic. Despite the lower price, opportunities for domestic sales remain and Ninotsminda Oil Company maintains an inventory of oil available for local buyers principally on cash payment terms. The average per barrel discount from the spot price for Brent grade crude oil is approximately $5.80 at the present time.

Prices for oil and natural gas are subject to wide fluctuations in response to a number of factors including:

o    changes in the supply and demand for oil and natural gas;
o    actions of the Organization of Petroleum Exporting Countries
o    weather conditions;
o    domestic and foreign governmental regulations;
o    the price and availability of alternative fuels;
o    political conditions in the Middle East and elsewhere; and
o    overall economic conditions.

OTHER LICENSES AND PROJECTS

Nazvrevi/Block XIII

In February 1998, CanArgo entered into a second production sharing contract with Georgian Oil and the State of Georgia. This contract covers the Nazvrevi and Block XIII areas of East Georgia, a 2,100 square kilometer exploration area adjacent to the Ninotsminda and West Rustavi fields and containing existing infrastructure. The agreement extends for twenty-five years. CanArgo is required to relinquish at least half of the area then covered by the production sharing contract, but not any portions being actively developed, at five-year intervals commencing in 2003.

Under the production sharing contract, CanArgo pays all operating and capital costs. CanArgo first recovers its cumulative operating costs from production. After deducting production attributable to operating costs, 50% of the remaining production, considered on an annual basis, is applied to reimburse CanArgo for its cumulative capital costs. While cumulative capital costs remain unrecovered, the other 50% of remaining production is allocated on a 50/50 basis between Georgian Oil and CanArgo. After all cumulative capital costs have been recovered by CanArgo, remaining production after deduction of operating costs is allocated on a 70/30 basis between Georgian Oil and CanArgo respectively. The allocation of a share of production to Georgian Oil relieves CanArgo of all obligations it would otherwise have to pay the Republic of Georgia for taxes and similar levies related to activities covered by the production sharing contract. Both Georgian Oil and CanArgo will take their respective shares of production under this production sharing contract in kind.

The first phase of the preliminary work program under the Nazvrevi/Block XIII production sharing agreement involves primarily a seismic survey of a portion of the exploration area and the processing and interpretation of the data collected. The seismic survey has been completed, and the results of those studies are currently being interpreted, with a view towards defining possible oil and gas prospects and exploration drilling locations. The cost of the seismic program was approximately $1.2 million.

The second phase of the preliminary work program under the Nazvrevi/Block XIII production sharing agreement involves the drilling of one well at an estimated cost of $4 million. CanArgo can terminate the production sharing contract if it decides not to proceed with drilling.

Norio and North Kumisi Blocks

In December 2000, CanArgo entered into a third production sharing contract with Georgian Oil and the State Agency for Regulation of Oil and Gas Resources in Georgia. This contract covers the Norio and North Kumisi blocks of East Georgia, a 1,542 square kilometer exploration area adjacent to the Ninotsminda and West Rustavi fields. There are two existing oil fields on the Norio block, Norio and Satskenisi which are relatively shallow fields and which have produced oil from the Miocene and Sarmatian sequences. The commercial terms of the production sharing contract are similar to those of the Nazvrevi/Block XIII production sharing contract with the exception that after all cumulative capital costs have been recovered by CanArgo, remaining production after deduction of operating costs is allocated on a 60/40 basis between Georgian Oil and CanArgo respectively. CanArgo currently owns a 50% controlling interest in CanArgo Norio Limited with the remainder held by Georgian investors.

The first phase of the preliminary work program under the Norio and North Kumisi production sharing agreement involves primarily a seismic survey of a portion of the exploration area and the processing and interpretation of the data collected. The seismic survey has been completed, and the results of those studies are currently being interpreted. In addition to the existing upper sequences, the potential of the blocks to produce from the Middle Eocene, Cretaceous and Upper Eocene is being assessed. The cost of the seismic program was approximately $1,200,000.

The second phase of the preliminary work program under the Norio and North Kumisi production sharing agreement involves the drilling of one well at an estimated cost of up to $5 million. CanArgo can terminate the production sharing contract if it decides not to proceed with drilling.

The Norio production sharing agreement provides Georgian Oil with a one-time option to take up to a 15% participating interest in petroleum operations. The option period begins on submission of the first development plan and must be exercised within 180 days thereafter. To exercise the option, Georgian Oil must pay their pro rata share of back costs, bear a pro rata share of all future costs and expenses incurred from and after the date of submittal of the first development plan in proportion to the participating interest which it acquired through exercise of the option and execute a joint operating agreement.

Georgian American Oil Refinery

In September 1998, CanArgo purchased for $1,000,000 a 12.9% equity interest in a company that owns a small refinery located at Sartichala, Georgia. On November 12, 2000, CanArgo acquired a further 38.1% of the common stock of Georgian American Oil Refinery for Common Stock consideration valued at $1,666,575. On completion of the acquisition, CanArgo holds 51% of the common stock of Georgian American Oil Refinery and Georgian American Oil Refinery became a subsidiary of CanArgo. Under purchase accounting, Georgian American Oil Refinery's results have been included in CanArgo's consolidated financial statements since the date of acquisition.

The refinery, which utilizes primarily refurbished American equipment, began operations in July 1998 and has a current capacity of approximately 4,000 barrels per day. It is the only refinery in Georgia employing western technology. It is able to produce naphtha, diesel fuel, fuel oil and kerosene. Further capacity expansion and product extension is possible in the future.

Sartichala is the primary processing center for east Georgian oil production, including production from Ninotsminda. Refined products are sold on both the local and export markets. Although the refinery receives some revenue from the sale of its products in the Georgian currency, the Lari, most pricing is related to dollar based world market prices.

To mitigate the currency exchange risk, the refinery has established some export sales contracts denominated in United States dollars. CanArgo believes that its involvement in Georgian refining activity strengthens its position in the Georgian energy sector and provides specific support for Ninotsminda Oil Company's activities in Ninotsminda. In 2000, Ninotsminda Oil Company sold approximately 136,400 barrels of oil to the refinery.

CanArgo Standard Oil Products

In December 2000, CanArgo reached an agreement to acquire an interest in several existing petrol stations and sites in Tbilisi, Georgia. These stations and sites, together with several existing CanArgo stations, operate under the CanArgo name and are owned by CanArgo Standard Oil Products, a Georgian company in which CanArgo owns a 50% equity interest.

CanArgo originally moved into the retail gasoline sector in Georgia in April 2000 with the formation of CanArgo Standard Oil Products. This company initially was involved in the construction and operation of three high quality stations under the retail name brand. At December 2000, two stations were operational. Under the exercised option, seven more locations under varying degrees of completion will be vended into CanArgo Standard Oil Products by its Georgian partners, with CanArgo investing a further $1.2 million of development capital. Two of these locations are operating stations, three are under construction, and the development of the final two locations will commence shortly. The new investment funds will be used to accelerate development of the existing sites, purchase more sites in desirable city regions and begin the development of CanArgo Standard Oil Product's business on the important transit routes through Georgia.

OTHER EASTERN EUROPEAN PROJECTS

Stynawske Field, Ukraine

In November 1996, CanArgo entered into a joint venture arrangement with the Ukrainian state oil company, Ukrnafta, for the development of the 24 square kilometer Stynawske field, located in Western Ukraine near the town of Stryv. CanArgo has a 45% interest in Boryslaw Oil Company, the joint venture entity, with Ukrnafta holding the remaining 55% interest. Ukrnafta retains rights to base production, representing a projection of what the Stynawske field would produce in the future, based on the physical plant and technical processes in use at the time of license grant, on a declining basis through 2001. The joint venture will be entitled to all incremental production above that declining base.

Under the terms of the license Boryslaw Oil Company holds in the Stynawske field, field operations were to be transferred to Boryslaw Oil Company effective January 1, 1999. While negotiations continued on the transfer of the field, by the fall of 1999 it was apparent from the length and difficulty of the negotiations that significant uncertainty existed as to CanArgo's ability to raise funds for the project or enter into a satisfactory farm-out agreement on a timely basis. As a result, CanArgo recorded in the year ended December 31, 1999 an impairment charge of $5,459,793 against its investment in and advances to Boryslaw Oil Company. CanArgo's investment in the Stynawa field was the fourth and last significant project that was being developed by Fountain Oil Incorporated prior to the business combination between Fountain Oil Incorporated and CanArgo Oil & Gas Inc. Despite the uncertainty, CanArgo continued to seek the transfer of the field under satisfactory commercial terms. In December 2000, CanArgo reached agreement with Ukrnafta on certain commercial arrangements and for the transfer of field operations to Boryslaw Oil Company.

If CanArgo does not proceed with the Stynawske field development program, it may be in breach of obligations it has with regard to the joint venture with certain obligations being due to be met by June 2002. This could place CanArgo's rights to the Stynawske field at risk and could subject CanArgo to possible liability.

Bugruvativske Field, Ukraine

In April 2001, CanArgo acquired approximately 82% (77% on a fully diluted basis) of the outstanding common shares of Lateral Vector Resources Inc. pursuant to an unsolicited offer to purchase all of its outstanding common shares. According to publicly available information at the time, Lateral Vector negotiated and concluded with Ukrnafta, a Joint Investment Production Activity Agreement ("JIPA") in 1998 to develop the Bugruvativske field in Eastern Ukraine. In July 2001, CanArgo completed the acquisition of the remaining outstanding common shares and Lateral Vector became a wholly owned subsidiary of CanArgo.


The Bugruvativske field constitutes Lateral Vector's sole asset. Under the terms of the JIPA, CanArgo believes that Lateral Vector has certain rights to incremental production from the field, which CanArgo understands is currently producing oil, and is one of the larger oil fields in the area. Under the terms of the JIPA, Ukrnafta and Lateral Vector were required to make a total initial contribution of $2 million prior to December 31, 2000. Lateral Vector's portion of the initial contribution was $960,000, which it failed to make. Furthermore, until such time as an investment agreement and valuation of the assets to be contributed by Ukrnafta is completed and accepted by Lateral Vector, Lateral Vector is not entitled to any of this production and any sharing of future production is to be determined after consideration of base oil. Most of the expenditures previously incurred by Lateral Vector on the field were related to lease or contract acquisition. At the time of CanArgo's offer, no expenditures had been incurred for drilling or production activities. Under the terms of the JIPA and associated work programs, CanArgo expects to bring Lateral Vector current with respect to its outstanding investment obligations and to significantly increase production from the field by investment in both remedial workover activity and potential infill drilling, horizontal drilling and pressure maintenance utilizing appropriate technologies. CanArgo is presently evaluating Lateral Vector's interest and obligations under the JIPA and information regarding the field, and is in discussions with Ukrnafta to resolve these and other open issues under the JIPA. There is no assurance as to whether such discussions will be successfully completed or, if completed, on what terms. Accordingly, in CanArgo's management's opinion it is premature to present reserve or other information regarding CanArgo's interest in and operations on the Bugruvativske field.

POTENTIAL CASPIAN EXPLORATION PROJECT

In May 1998, CanArgo led a consortium which submitted a bid in a tender for two large exploration blocks in the Caspian Sea, located off the shore of the autonomous Russian republic of Dagestan. The consortium was the successful bidder in the tender and was awarded the right to negotiate licenses for the blocks. Following negotiations, licenses were issued in February 1999 to a majority-owned subsidiary of CanArgo. During 1999 CanArgo concluded that it did not have the resources to progress this project. Accordingly, in November 1999, CanArgo sold all but a 9.5% interest in its subsidiary to private investors in exchange for $250,000 to be paid to CanArgo should additional financing or an equity partner be found for the project. Part of the proceeds from the sale is to continue activities on this project and potentially to increase CanArgo's interest. Potential work in the near future includes further seismic and possibly drilling.

SEGMENT INFORMATION

During the years ended December 31, 1999 and 1998 CanArgo operated through one business segment, oil and gas exploration and production. In 2000, CanArgo expanded its oil and gas exploration and production activities to include the refining and marketing of crude oil and crude oil products primarily due to obtaining a controlling interest in Georgian American Oil Refinery in November 2000.

Operating revenues for the years ended December 31, 2000, 1999 and 1998 by business segment and geographical area were as follows:

                                  DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                  ------------     ------------     ------------
OPERATING REVENUES:                   2000             1999             1998
                                  ------------     ------------     ------------

OIL AND GAS EXPLORATION,
DEVELOPMENT AND PRODUCTION

  Eastern Europe                  $6,108,779        $2,274,524       $  602,724
  Canada                                  --           219,088          201,828
                                  ----------        ----------       ----------
                                   6,108,779         2,493,612          804,552
REFINING AND MARKETING

  Eastern Europe                     661,880                --               --

INTERSEGMENT ELIMINATIONS                 --                --               --
                                  ----------        ----------       ----------
TOTAL                             $6,770,659        $2,493,612       $  804,552
                                  ==========        ==========       ==========

In 2000, the Company sold its oil and gas production in Eastern Europe to five (1999 - five, 1998 - two) customers. In 2000 sales to three customers represented 43%, 25% and 14% of operating revenue respectively. In 1999 sales to three customers represented 38%, 34% and 11% of operating revenue respectively. In 1998, sales to two customers represented 57% and 43% of operating revenue, respectively.

Operating profit (loss) for the years ended December 31, 2000, 1999 and 1998 by business segment and geographical area were as follows:

                                  DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                  ------------      ------------    ------------
OPERATING PROFIT (LOSS):              2000              1999           1998
                                  ------------      ------------    ------------
OIL AND GAS EXPLORATION,
DEVELOPMENT AND PRODUCTION

  Eastern Europe                  $   871,896       $(6,154,404)    $(2,247,788)
  Canada                                   --            (7,926)     (1,258,506)
                                  -----------       -----------     -----------
                                      871,896        (6,162,330)     (3,506,294)
REFINING AND MARKETING

  Eastern Europe                     (294,156)               --              --

CORPORATE AND OTHER EXPENSES       (2,874,791)       (1,915,278)     (2,820,284)
                                  -----------       -----------     -----------
TOTAL                             $(2,297,051)      $(8,077,608)    $(6,326,578)
                                  ===========       ===========     ===========

Identifiable assets as of December 31, 2000 and 1999 by business segment and geographical area were as follows:

                                           DECEMBER 31,       DECEMBER 31,
                                               2000               1999
                                           ------------       ------------
CORPORATE

  Eastern Europe                           $   695,909        $   262,174
  Canada                                          --            3,981,274
  Western Europe (principally cash)         30,894,569             38,644
                                           -----------        -----------
TOTAL CORPORATE                             31,590,478          4,282,092
                                           -----------        -----------

OIL AND GAS EXPLORATION,
DEVELOPMENT AND PRODUCTION
  Eastern Europe                            46,954,738         39,253,238
  Canada                                        90,364            264,139
                                           -----------        -----------
TOTAL OIL AND GAS EXPLORATION,
  DEVELOPMENT AND PRODUCTION                47,045,102         39,517,377
                                           -----------        -----------

REFINING AND MARKETING
  Eastern Europe                             4,128,616               --

                                           -----------        -----------

TOTAL IDENTIFIABLE ASSETS                  $82,764,196        $43,799,469
                                           ===========        ===========


COMPETITION

The oil and gas industry is highly competitive. CanArgo encounters competition from other oil and gas companies in all phases of its operations, including:

o    the acquisition of producing properties;
o    obtaining scarce resources and services including oil field services;
     and
o    the sale of crude oil.

CanArgo's competitors include integrated oil and gas companies, independent oil and gas companies, individuals and drilling and income programs. Many of these competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than CanArgo and which, in many instances, have been engaged in the energy business for a much longer time than CanArgo. Such competitors may be able to outperform CanArgo on a number of dimensions including:

o    development of information;
o    analysis of available information;
o ability to pay for productive oil and gas properties and exploratory prospects; and
o commitment of resources to define, evaluate, bid for and purchase oil and gas properties and prospects.

In the competition to acquire oil and gas properties, CanArgo has relied substantially on the relationships its officers and directors have developed in the international oil and gas industry and in its areas of operation and interest. As a result of the termination of employment of various former officers, CanArgo's ability to benefit from such relationships outside of Georgia has been significantly reduced. CanArgo's management believes that CanArgo's relatively small size has enabled it to consider projects that would be deemed to be too small for consideration by many larger competitors.

GOVERNMENTAL AUTHORIZATIONS

CanArgo's business in Eastern Europe operates pursuant to licenses, concession agreements or other authorizations granted by the local governmental authorities. These authorizations impose various requirements upon CanArgo, either directly or indirectly. The failure to satisfy the requirements of any authorization could result in its termination or cancellation. In addition, as sovereign agencies, the governmental authorities that have granted authorizations may have greater power than private parties to terminate such authorizations arbitrarily. Loss of such authorizations could have a material adverse effect upon the financial condition, results of operations, cash flows and prospects of CanArgo.

ENVIRONMENTAL AND REGULATORY MATTERS

The development of oil and gas fields and the production of hydrocarbons inherently involve environmental risks. These risks can be minimized, but not eliminated, through use of various engineering and other technological methods, and CanArgo intends to employ such methods to industry standards. The potential environmental problems are enhanced when the oil and gas development and production activities involve the rehabilitation of fields where the practices and technologies employed in the past have not embodied the highest standards then in effect, which has been the case in the Eastern European oil fields in which CanArgo has commenced operations.

CanArgo's business is subject to various national, provincial, state and local laws and regulations relating to the exploration for and the development, production and transportation of oil and natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, imposing greater liability on a larger number of potentially responsible parties. In addition, CanArgo expects the trend towards more burdensome regulation of its business to result in increased costs and operational delays. CanArgo believes it has complied in all material respects with these laws and regulations. Because the requirements imposed by such laws and regulations are frequently changed, CanArgo is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations.

LEGAL PROCEEDINGS


CanArgo currently is not a party to any material legal proceedings, however, from time to time, CanArgo's operating subsidiaries may become party to disputes arising in the ordinary course of business.


EMPLOYEES

As of June 30, 2001, CanArgo had 16 full time employees. The entity acting as operator of the Ninotsminda oil field for Ninotsminda Oil Company has 104 full time employees, and substantially all of that company's activities relate to the production and development of the Ninotsminda field. CanArgo considers its relations with its employees to be satisfactory.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion should be read together with CanArgo's consolidated financial statements, which appear in this prospectus.

The following discussion contains forward-looking statements that involve risks and uncertainties. Future events and our actual results could differ materially from those anticipated in these forward-looking statements. Some of the important factors that might cause such a difference are discussed in the various risk factors in the "Risk Factors" and "Forward-Looking Statements" sections of this prospectus.

LIQUIDITY, CAPITAL RESOURCES AND CHANGES IN FINANCIAL CONDITION

CanArgo's management believes that cash and cash equivalents at June 30, 2001 should be sufficient to cover CanArgo's near term funding requirements with respect to its activities in the Republic of Georgia. Existing cash and cash equivalents at June 30, 2001, however, are not sufficient to adequately finance the acquisition and subsequent development of the Bugruvativske field in Eastern Ukraine. While the July 2001 private placement of 16,057,765 new shares at NOK
4.25 per share (approximately US$0.45 per share) to certain institutions and qualified purchasers will provide CanArgo with the funds necessary to begin rapid development of the Bugruvativske field, both the Bugruvativske field and the Stynwaske field in Western Ukraine are in the early stage of evaluation and development and are themselves relatively new to CanArgo. Additional financing will likely be required in order to fully develop and exploit these fields. In addition, CanArgo is in the process of establishing its own administrative and finance infrastructure in the Ukraine. Establishment of this infrastructure may result in a diversion, temporary or otherwise, of time and other resources from other operating activities.

To date CanArgo has directed substantially all of its efforts and most of its available funds to the development of the Ninotsminda oil field in the Republic of Georgia and some ancillary activities closely related to the Ninotsminda field project. Current development plans for the Ninotsminda field in the Republic of Georgia includes the drilling of exploration wells N100 and M11, several rehabilitations of existing wells and quantification of the reserve and production potential of the recently announced discoveries in the Saramatian and Upper Eocene sequences. These plans are scheduled to be implemented in 2001 and the first half of 2002, but that timing is dependent upon key supplies and other equipment for the development being available promptly as well as adequate financing.

In Ukraine, an assessment of both the Bugruvativske and Stynawske fields and preparation of a development program with Ukrnafta is currently underway. Based on its efforts to date, CanArgo plans to significantly increase production from these fields by investing in both remedial workover activity and potential infill drilling, horizontal drilling and pressure maintenance utilising appropriate technologies.

While a considerable amount of infrastructure for the Ninotsminda, Bugruvativske and Stynawske fields has already been put in place, CanArgo cannot provide assurance that:

         - for the Bugruvativske and Stynawske fields, an adequate investment agreement and development plan can be put in place;

         -        funding of field development plans will be timely;

         - that development plans will be successfully completed or will increase production; or

         - that field operating revenues after completion of the development plan will exceed operating costs.

To pursue all of its existing projects and new opportunities, CanArgo will require additional capital. Potential sources of funds include additional equity, project financing, debt financing and the participation of other oil and gas entities in CanArgo's projects. Based on CanArgo's past history of raising capital and continuing discussions including those with major stockholders, investment bankers and other companies, CanArgo believes that such required funds may be available. However, there is no assurance that such funds will be available, and if available, will be offered on attractive or acceptable terms.

Development of the oil and gas properties and ventures in which CanArgo has interests involves multi-year efforts and substantial cash expenditures. Full development of CanArgo's oil and gas properties and ventures will require the availability of substantial additional financing from external sources. CanArgo also may, where opportunities exist, seek to transfer portions of its interests in oil and gas properties and ventures to entities in exchange for such financing. CanArgo generally has the principal responsibility for arranging financing for the oil and gas properties and ventures in which it has an interest. There can be no assurance, however, that CanArgo or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support the corporate and other activities of CanArgo. There can also be no assurance that such financing as is available will be on terms that are attractive or acceptable to or are deemed to be in the best interest of CanArgo, such entities and their respective stockholders or participants.

Ultimate realization of the carrying value of CanArgo's oil and gas properties and ventures will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to CanArgo. Establishment of successful oil and gas operations is dependent upon, among other factors, the following:

- mobilization of equipment and personnel to implement effectively drilling, completion and production activities;

- achieving significant production at costs that provide acceptable margins;

- reasonable levels of taxation, or economic arrangements in lieu of taxation in host countries; and

-        the ability to market the oil and gas produced at or near world prices.

CanArgo has plans to mobilize resources and achieve levels of production and profits sufficient to recover the carrying value of its oil and gas properties and ventures. However, if one or more of the above factors, or other factors, are different than anticipated, these plans may not be realized, and CanArgo may not recover the carrying value of its oil and gas properties and ventures.

CanArgo will be entitled to distributions from the various properties and ventures in which it participates in accordance with the arrangements governing the respective properties and ventures.

CHANGES IN FINANCIAL POSITION

As of June 30, 2001, CanArgo had working capital of $10,207,000, compared to working capital of $22,687,000 as of December 31, 2000. The $12,480,000 decrease in working capital from December 31, 2000 to June 30, 2001 is principally due to a reduction in cash as a result of the acquisition of Lateral Vector Resources Inc. ("LVR"), capital and operating expenditures.

Cash and cash equivalents decreased from $28,627,000 at December 31, 2000 to $10,902,000 at June 30, 2001. The decrease was primarily due to the cost of a three-well exploration program currently underway at the Ninotsminda field, continued investment in refining and marketing activities and the acquisition of approximately 82% (77% on a fully diluted basis) of the outstanding common shares of LVR.

Cash and cash equivalents at June 30, 2001 included $178,000 held by Ninotsminda Oil Company with respect to initial advances, less capital expenditures, from AES Gardabani related to AES Gardabani's participation in a three well exploration program in the Republic of Georgia.

Accounts receivable increased from $787,000 at December 31, 2000 to $1,320,000 at June 30, 2001. The increase is primarily as a result of accounts receivable generated from oil, natural gas and refined product sales in 2001.

Advances to operator increased from $1,147,000 at December 31, 2000 to $1,295,000 at June 30, 2001 as a result of advances to the operator of the Ninotsminda field for future expenditures on behalf and at the direction of CanArgo.

Inventory increased from $696,000 at December 31, 2000 to $1,172,000 at June 30, 2001 primarily as result of the sale of oil by Ninotsminda Oil Company to Georgian American Oil Refinery. Crude oil and refined product inventory increased to provide the refinery feedstock to commence operations and reestablish its position in the domestic and regional market. In addition to crude oil and refined product inventory at Georgian American Oil Refinery, approximately 31,900 barrels of oil were held in storage by Ninotsminda Oil Company at June 30, 2001 for sale either to Georgian American Oil Refinery or the Georgian domestic, region or international market.

Capital assets, net increased from $50,477,000 at December 31, 2000 to $63,294,000 at June 30, 2001, primarily as a result of investment of $8,876,000 in capital assets including oil and gas properties and equipment, principally related to the Ninotsminda field. Capital assets also increased as a result of the acquisition of LVR and CanArgo Power in April 2001. Included in oil and gas related equipment acquired as part of the acquisition of LVR is $701,000 with respect to oil and gas equipment located in China.

Investments in and advances to oil and gas and other ventures, net increased from $696,000 at December 31, 2000 to $756,000 at June 30, 2001. The increase is primarily due to advances to Boryslaw Oil Company of $550,000 relating to a three well workover program currently underway on the Stynawske field, partially offset by the sale in April 2001 of CanArgo's investment in Uentech and the purchase of a 50% interest in CanArgo Power resulting in CanArgo Power becoming a wholly owned subsidiary of CanArgo.

CanArgo has contingent obligations and may incur additional obligations, absolute or contingent, with respect to the acquisition and development of oil and gas properties and ventures in which it has interests that require or may require CanArgo to expend funds and to issue shares of its Common Stock. At June 30, 2001, CanArgo had a contingent obligation to issue 187,500 shares of common stock to a third party upon satisfaction of conditions relating to the achievement of specified Stynawske field project performance standards. As CanArgo develops current projects and undertakes other projects, it could incur significant additional obligations.

Accounts payable increased to $4,350,000 at June 30, 2001 from $2,691,000 at December 31, 2000 primarily as a result of the acquisition of LVR, including $701,000 with respect to liabilities related to a previous LVR project in China. Accrued liabilities also increased to $536,000 at June 30, 2001 from $324,000 at December 31, 2000 primarily as a result of the acquisition of LVR.

Advances from joint venture partner decreased to $178,000 at June 30, 2001 compared to $5,889,000 at December 31, 2000 as capital expenditures were incurred as part of a three well exploration program in the Republic of Georgia.

Minority interest in subsidiaries increased to $3,304,400 at June 30, 2001 compared to $1,394,000 at December 31, 2000 following the expansion of CanArgo Standard Oil Products in Tbilisi, Georgia and related investment by CanArgo's partners in the venture. CanArgo consolidates its 50% interest in CanArgo Standard Oil Products as it has the ability to control the strategic operating and financial activities of the joint venture.

RESULTS OF OPERATIONS

Six Month Period Ended June 30, 2001 Compared to Six Month Period Ended June 30, 2000

In November 2000, CanArgo acquired a 51% interest in Georgian American Oil Refinery and Georgian American Oil Refinery became a subsidiary of CanArgo. Under purchase accounting, Georgian American Oil Refinery's results have been included in CanArgo's consolidated financial statements since the date of acquisition. In December 2000, the first of several petrol stations planned by CanArgo Standard Oil Products also opened in Tbilisi, Georgia.

CanArgo recorded operating revenue of $6,561,000 during the six month period ended June 30, 2001 compared with $3,596,000 for the six month period ended June 30, 2000. The increase is primarily due to refining and marketing revenue from Georgian American Oil Refinery and CanArgo Standard Oil Products.

Ninotsminda Oil Company generated $2,618,000 of revenue in the six month period ended June 30, 2001. Its net share of the 232,186 barrels (1,283 barrels per day) of gross oil production for sale from the Ninotsminda field in the period amounted to 140,140 barrels. An additional 16,900 barrels of oil were removed from storage and sold in the period. For the six month period ended June 30, 2000, Ninotsminda Oil Company's net share of the 244,787 barrels (1,352 barrels per day) of gross production was 126,590 barrels.

Ninotsminda Oil Company's entire share of production was sold into the Georgian local and regional market. Because lower transportation costs are involved, CanArgo believes that sales of Ninotsminda oil to customers in the Georgian local and regional market generally yield relatively higher net sales prices to Ninotsminda Oil Company than sales to other customers. Net sale prices for Ninotsminda oil sold during the first half of 2001 averaged $19.15 per barrel as compared with an average of $19.06 per barrel in the first half of 2000. Its net share of the 692,700 mcf of gas delivered was 450,250 mcf at an average net sale price of $1.15 per mcf of gas. For the six month period ended June 30, 2000, Ninotsminda Oil Company's net share of the 791,000 mcf of gas delivered was 514,000 mcf at an average net sales price of $1.23 per mcf of gas.

Refining and marketing revenue for the six month period ended June 30, 2001 relate to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products. In the first half of 2001, sales from the refinery continued to be nominal following the imposition of restrictions and subsequent excise tax on feedstock and refined product. In April 2001, new legislation addressing indigenous refining activities was passed by the Republic of Georgia that removed or reduced excise taxes on feedstock and refined product. Refining operations did not recommence until June 2001.

CanArgo had no revenue from equipment rentals in the first half of 2001 compared to other revenue from equipment rentals of $196,000 for the six month period ended June 30, 2000.

The operating loss for the six month period ended June 30, 2001 amounted to $2,100,000 compared with an operating loss of $65,000 for the corresponding period in 2000. The increase in operating loss is attributable primarily to lower oil and gas revenue as a result of lower production, the sale of oil production to Georgian American Oil Refinery, an increase in Georgian American Oil Refinery's inventory levels following the recommencement of operations in June 2001 and significant increases in operating and corporate activity.

Lease operating expenses increased to $1,113,000 for the six month period ended June 30, 2001 as compared to $632,000 for the six month period ended June 30, 2000. The increase is primarily a result of increased activity at the Ninotsminda field.

Purchases of crude oil and products and refinery operating expenses of $2,629,000 and $197,000 respectively for the six month period ended June 30, 2001 relate to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products.


Direct project costs increased to $571,000 for the six month period ended June 30, 2001, from $384,000 for the six month period ended June 30, 2000, reflecting increased activity within Georgia and reestablishment of activity with respect to the licence Boryslaw Oil Company holds in the Stynawske field, Ukraine. Direct project costs are expected to further increase following the acquisition of Lateral Vector Resources Inc. LVR negotiated and concluded a Joint Investment Production Activity Agreement (JIPA) in 1998 to develop the Bugruvativske field in eastern Ukraine together with Ukrnafta. CanArgo believes that under the terms of this JIPA, LVR has certain rights to incremental production from the field. Ukrnafta and LVR are required under the terms of the JIPA to make a total initial contribution of $2 million prior to December 31, 2000. LVR's portion of the initial contribution was $960,000, which it failed to make. Furthermore, until such time as an investment agreement and valuation of the assets to be contributed by Ukrnafta is completed and accepted by LVR, LVR is not entitled to any of this production and any sharing of future production is to be determined after consideration of base oil. Under the terms of the JIPA and associated work programs, CanArgo expects to bring LVR current with respect to its outstanding investment obligations and to significantly increase production from the field by investment in both remedial workover activity and potential infill drilling, horizontal drilling and pressure maintenance utilizing appropriate technologies. CanArgo is presently evaluating LVR's interest and obligations under the JIPA and information regarding the field, and is in discussions with Ukrnafta to resolve these and other open issues under the JIPA. There is no assurance as to whether such discussions will be successfully completed or, if completed, on what terms.

General and administrative costs increased to $2,048,000 for the six month period ended June 30, 2001, from $766,000 for the six month period ended June 30, 2000. The increase is primarily attributable to significant increased operating and corporate activity, higher costs attributed to the London office following the move of administrative and finance functions from Calgary to London in 2000 and general and administrative costs of $375,000 related to refining and marketing activities.

The increase in depreciation, depletion and amortization expense to $2,102,000 from $1,879,000 for the six month period ended June 30, 2000 is attributable principally to depletion related to Ninotsminda field oil production and depreciation of drilling equipment.

The equity income from investments increased to $29,000 for the six month period ended June 30, 2001, from a loss of $82,000 for the six month period ended June 30, 2000 as a result of equity income from production and sales of crude oil by Boryslaw Oil Company and the sale of Uentech International Corporation. Equity income from Boryslaw Oil Company was partially offset by expenses related to operation of the gas pipeline from Ninotsminda to the Gardabani power station and Rustavi industrial complex.

CanArgo recorded net other income of $549,000 for the six months ended June 30, 2001, as compared to other loss of $20,000 during the six months ended June 30, 2000. The principal reason for the increase is interest income on cash balances and equity income from investments.

The net loss of $1,530,000 or $0.02 per share for the six month period ended June 30, 2001 compares to a net loss of $179,000, or $nil per share for the six month period ended June 30, 2000. The weighted average number of common shares outstanding was substantially higher during the six month period ended June 30, 2001 than during the six month period ended June 30, 2000, due in large part to private placements in April, June and August 2000.

Three Month Period Ended June 30, 2001 Compared to Three Month Period Ended June 30, 2000

In November 2000, CanArgo acquired a 51% interest in Georgian American Oil Refinery and Georgian American Oil Refinery became a subsidiary of CanArgo. Under purchase accounting, Georgian American Oil Refinery's results have been included in CanArgo's consolidated financial statements since the date of acquisition. In December 2000, the first of several petrol stations planned by CanArgo Standard Oil Products also opened in Tbilisi, Georgia.

CanArgo recorded operating revenue of $2,964,000 during the three month period ended June 30, 2001 compared with $1,515,000 for the three month period ended June 30, 2000. The increase is due to refining and marketing revenue from Georgian American Oil Refinery and CanArgo Standard Oil Products. In 2001, oil and gas sales revenue decreased as production was sold from Ninotsminda Oil Company to its affiliate, Georgian American Oil Refinery.

Ninotsminda Oil Company generated $870,000 of revenue in the three month period ended June 30, 2001. Its net share of the 101,230 barrels (1,112 barrels per day) of gross oil production for sale from the Ninotsminda field in the period amounted to 60,380 barrels. An additional 10,200 barrels of oil were removed from storage and sold in the period. For the three month period ended June 30, 2000, Ninotsminda Oil Company's net share of the 117,655 barrels (1,293 barrels per day) of gross production was 60,200 barrels.

Ninotsminda Oil Company's entire share of production was sold into the Georgian local and regional market. Because lower transportation costs are involved, CanArgo believes that sales of Ninotsminda oil to customers in the Georgian local and regional market generally yield relatively higher net sales prices to Ninotsminda Oil Company than sales to other customers. Net sale prices for Ninotsminda oil sold during the second quarter of 2001 averaged $19.49 per barrel as compared with an average of $19.42 per barrel in the second quarter of 2000. Its net share of the 246,0000 mcf of gas delivered was 159,915 mcf at an average net sale price of $1.13 per mcf of gas. For the three month period ended June 30, 2000, Ninotsminda Oil Company's net share of the 238,000 mcf of gas delivered was 154,700 mcf at an average net sales price of $1.18 per mcf of gas.

Refining and marketing revenues for the three month period ended June 30, 2001 relate to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products. In the second quarter of 2001, sales from the refinery continued to be nominal following the imposition of restrictions and subsequent excise tax on feedstock and refined product. In April 2001, new legislation addressing indigenous refining activities was passed by the Republic of Georgia which removed or reduced excise taxes on feedstock and refined product. Refining operations did not recommence until June 2001.

CanArgo had no revenue from equipment rentals in the second quarter of 2001 compared to other revenue from equipment rentals of $169,000 for the three month period ended June 30, 2000.

The operating loss for the three month period ended June 30, 2001 amounted to $1,454,000 compared with an operating loss of $187,000 for the corresponding period in 2000. The increase in operating loss is attributable primarily to lower oil and gas revenue as a result of lower production, the sale of oil production to Georgian American Oil Refinery, an increase in Georgian American Oil Refinery's inventory levels following the recommencement of operations in June 2001 and significant increases in operating and corporate activity.

Lease operating expenses increased to $611,000 for the three month period ended June 30, 2001 as compared to $260,000 for the three month period ended June 30, 2000. The increase is primarily a result of increased activity at the Ninotsminda field.

Purchases of crude oil and products and refinery operating expenses of $1,472,000 and $77,000 respectively for the three month period ended June 30, 2001 relate to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products.

Direct project costs increased to $322,000 for the three month period ended June 30, 2001, from $247,000 for the three month period ended June 30, 2000, reflecting increased activity within Georgia and reestablishment of activity with respect to the licence Boryslaw Oil Company holds in the Stynawske field, Ukraine. Direct project costs are expected to further increase following the acquisition of Lateral Vector Resources Inc. See the discussion regarding the acquisition of LVR and projected activities on the Bugruvativske field under the six-month comparison of operating results set forth above.

General and administrative costs increased to $1,020,000 for the three month period ended June 30, 2001, from $392,000 for the three month period ended June 30, 2000. The increase is primarily attributable to significant increased operating and corporate activity, higher costs attributed to the London office following the move of administrative and finance functions from Calgary to London in 2000 and general and administrative costs of $184,600 related to refining and marketing activities.

The increase in depreciation, depletion and amortization expense to $917,000 from $804,000 for the three month period ended June 30, 2000 is attributable principally to depletion related to Ninotsminda field oil production and depreciation of drilling equipment.

The equity income from investments increased to $66,000 for the three month period ended June 30, 2001, from a loss of $69,000 for the three month period ended June 30, 2000 as a result of equity income from production and sales of crude oil by Boryslaw Oil Company and the sale of Uentech International Corporation. Equity income from Boryslaw Oil Company was partially offset by expenses related to operation of the gas pipeline from Ninotsminda to the Gardabani power station.

CanArgo recorded net other income of $199,000 for the three months ended June 30, 2001, as compared to other income of $5,000 during the three months ended June 30, 2000. The principal reason for the increase is interest income on cash balances and equity income from investments.

The net loss of $1,203,000 or $0.02 per share for the three month period ended June 30, 2001 compares to a net loss of $280,000, or $0.01 per share for the three month period ended June 30, 2000. The weighted average number of common shares outstanding was substantially higher during the three month period ended June 30, 2001 than during the three month period ended June 30, 2000, due in large part to private placements in April, June and August 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

In November 2000, CanArgo acquired a 51% interest in Georgian American Oil Refinery and Georgian American Oil Refinery became a subsidiary of CanArgo. Under purchase accounting, Georgian American Oil Refinery's results have been included in CanArgo's consolidated financial statements since the date of acquisition.

CanArgo recorded operating revenue of $7,136,000 during the year ended December 31, 2000 compared with $2,783,000 for the year ended December 31, 1999. The increase is primarily due to increases in crude oil and natural gas production from the Ninotsminda field, higher crude oil prices, refining and marketing revenue from Georgian American Oil Refinery and CanArgo Standard Oil Products and service revenue from CanArgo's rig equipment.

Ninotsminda Oil Company generated $4,778,000 of oil revenue and $1,331,000 of gas revenue in the year ended December 31, 2000 compared to $2,365,000 of oil revenue and $129,000 gas revenue for the year ended December 31, 1999. Its net share of the 479,000 barrels (1,312 barrels per day) of gross oil production from the Ninotsminda field in the period amounted to 245,947 barrels. From production, 8,735 barrels of oil were placed into storage in the year. For the year ended December 31, 1999, Ninotsminda Oil Company's net share of the 415,400 barrels (1,138 barrels per day) of gross production was 142,900 barrels. During the year ended December 31, 1999, 50,000 barrels of oil were removed from storage and sold. Ninotsminda Oil Company's net share of the 1,764,000 thousand cubic feet (mcf) of gas delivered in the year ended December 31, 2000 was 1,146,000 mcf.

Ninotsminda Oil Company's entire share of production was sold into the Georgian local and regional market. Because lower transportation costs are involved, CanArgo believes that sales of Ninotsminda oil to customers in the Georgian local and regional market generally yield relatively higher net sales prices to Ninotsminda Oil Company than sales to other customers. The net oil sales price for Ninotsminda oil sold during the year ended December 31, 2000 averaged $20.14 per barrel as compared with an average of $13.17 per barrel in the year ended December 31, 1999. The net gas sales price during the year ended December 31, 2000 averaged $1.16 per mcf ($41.19 per thousand cubic meter).

Refining and marketing revenue for the year ended December 31, 2000 relate to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products for November and December 2000. In December 2000, sales from the refinery were nominal following the imposition of restrictions and subsequent excise tax on feedstock. These issues are being addressed with authorities in Georgia and it is expected that new legislation addressing indigenous refining activities will be put forward in March 2001. No assurance can be given, however, that new legislation will be put forward, that such legislation will be passed or that if passed, it will sufficiently remove existing restrictions and excise taxes on feedstock and refined product. See Risks Associated with CanArgo's Oil and Gas Activities - Oil and Gas Operations are Subject to Extensive Governmental Regulation. In December 2000, the first of several petrol stations planned to be opened by CanArgo Standard Oil Products over the next 12 months opened in Tbilisi, Georgia

CanArgo recorded in the year ended December 31, 2000 other revenue of $365,000 compared to $289,000 for the year ended December 31, 1999 attributable to rental of CanArgo equipment in Georgia.

The operating loss for the year ended December 31, 2000 amounted to $2,397,000 compared with an operating loss of $8,119,000 for the year ended December 31, 1999. The decrease in the operating loss is attributable primarily to the impairment in 1999 of CanArgo's interest in the Stynawske project, increased oil production and sales, higher oil prices and the addition of gas sales in the year. The impairment in 1999 relates to CanArgo's investment in Boryslaw Oil Company. Under the terms of the license Boryslaw Oil Company held in the Stynawske field, field operations were to be transferred to Boryslaw Oil Company effective January 1, 1999. While negotiations continued on the transfer of the field, the length and difficulty of the negotiations had created by the third quarter of 1999 significant uncertainty as to CanArgo's ability to raise funds for the project or enter into a satisfactory farm-out agreement on a timely basis. Accordingly, CanArgo could not be reasonably assured that development of the Stynawske project would proceed and as such, CanArgo recorded in the year ended December 31, 1999 an impairment charge of $5,460,000 against its investment and advances.

Field operating expenses increased to $1,287,000 for the year ended December 31, 2000 as compared to $1,063,000 for the year ended December 31, 2000. The increase is primarily a result of increased oil and gas production in the year.

Purchases of crude oil and products and refinery operating expenses of $138,000 and $439,000 respectively for the year ended December 31, 2000 relate to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products for November and December 2000.

Direct project costs decreased to $738,000 for the year ended December 31, 2000, from $766,000 for the year ended December 31, 1999, reflecting efforts initiated in early 1999 to reduce Ninotsminda project expenses. Direct project costs are expected to increase in 2001 as a result of a significant increase in exploration and development activity in Georgia in the latter part of 2000 and early part of 2001.

General and administrative costs increased to $3,055,000 for the year ended December 31, 2000, from $2,193,000 for the year ended December 31, 1999. The increase is primarily attributable to increased operating and corporate activity in the latter part of 2000, costs related to the transition of administrative and finance functions from Calgary to London in the third and fourth quarters of 2000, general and administrative costs of $188,000 related to refining and marketing activities and an allowance for doubtful accounts of $100,000 related to gas sales.

The increase in depreciation, depletion and amortization expense from $1,145,000 for the year ended December 31, 1999 to $3,876,000 for the year ended December 31, 2000 is attributable principally to higher oil and gas production from the Ninotsminda field and depreciation of drilling equipment. In addition, CanArgo recorded depreciation expenses of $190,000 with respect to refining and marketing assets in 2000.

CanArgo recorded net other income of $210,000 for the year ended December 31, 2000, as compared to net other expenses of $535,000 during the year ended December 31, 1999. The principal reason for the increase is interest income during the year ended December 31, 2000 on cash balances and the payment of facility fees in the year ended December 31, 1999 related to Ninotsminda Oil Company's Loan Agreement with the International Finance Corporation.

The net loss of $2,152,000 or $0.04 per share for the year ended December 31, 2000 compares to a net loss of $8,473,000, or $0.32 per share for the year ended December 31, 1999. The weighted average number of common shares outstanding was substantially higher during the year ended December 31, 2000 than during the year ended December 31, 1999, due in large part to private placements in April, June and August 2000.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

In 1999, CanArgo completed its restructuring of the combined assets and administration of Fountain Oil Incorporated and CanArgo Oil & Gas Inc. following the business combination of the two companies in July 1998.

Since the business combination, CanArgo has focused primarily on the development of the Ninotsminda field and the reduction of corporate overheads. These initiatives, together with increased oil prices, led to a significant increase in revenue over the prior year. Field operating and general and administrative costs were also closely monitored, resulting in further significant improvements to cash flow. CanArgo anticipates, based on current world oil prices and the commencement of commercial gas deliveries, further improvement in cash flow in 2000.

CanArgo recorded operating revenue of $2,783,000 during the year ended December 31, 1999, compared with $821,000 for the year ended December 31, 1998. Ninotsminda Oil Company generated $2,291,000 of revenue in the year ended December 31, 1999 compared to $603,000 of revenue for the year ended December 31, 1998 following the acquisition on July 15, 1998 of CanArgo Oil & Gas Inc. and its subsidiary Ninotsminda Oil Company. Its net share of the 415,400 barrels of gross production from the Ninotsminda field in the year ended December 31, 1999 amounted to 142,900 barrels. During the year ended December 31, 1999, 50,000 barrels of oil in storage at December 31, 1998 were sold. In November and December 1999, 30,000 barrels of oil were placed back into storage. Net sale prices for Ninotsminda oil sold during the year ended December 31, 1999 averaged $13.17 per barrel compared to $10.63 per barrel in 1998. Oil production from the Sylvan Lake property in Alberta, Canada accounted for $219,000 of revenue in the year ended December 31, 1999 and $202,000 of revenue for the year ended December 31, 1998.

CanArgo recorded in the year ended December 31, 1999, other revenue of $289,000 including revenue of $230,000 with respect to equipment rentals compared to $16,400 in the year ended December 31, 1998 with respect to the sale of electrically enhanced oil recovery equipment.

The operating loss for 1999 amounted to $8,119,000, compared with $6,357,000 for 1998. The increase in the operating loss is attributable primarily to the impairment in 1999 of CanArgo's investment in and advances to Boryslaw Oil Company of $5,460,000. The increase caused by the impairment is partially offset by 1998 costs associated with CanArgo's involvement in some Eastern European oil and gas ventures which involvement CanArgo has effectively terminated, 1998 costs associated with CanArgo's business combination with CanArgo Oil & Gas Inc., and the impairment of oil and gas properties which amounted to $900,000 in 1998.

Field operating expenses increased to $1,063,000 during 1999, as compared to $851,000 for 1998, as a result of the inclusion of an additional six months of Ninotsminda field operating expenses in the 1999 period partially offset by the sale effective September 1, 1999 of the Sylvan Lake property. Operating expenses did not increase significantly despite three additional months of costs as a result of a field operating cost reduction program undertaken by Ninotsminda Oil Company in late 1998 and early 1999.

Direct project costs decreased to $766,000 in 1999 from $1,157,000 for 1998, reflecting 1998 costs associated with CanArgo's involvement in some Eastern European oil and gas ventures which involvement CanArgo has effectively terminated, partially offset by activity related to the Ninotsminda field.

General and administrative expenses decreased to $2,193,000 in 1999 from $3,887,000 for 1998, reflecting the restructuring of CanArgo since the combination with Fountain Oil Incorporated and CanArgo Oil & Gas Inc. and focus on reducing overhead costs.

The increase in depreciation, depletion and amortization expense from $239,000 for 1998 to $1,145,000 during 1999 is 1999 is attributable principally to depletion related to Ninotsminda field oil production and depreciation of drilling equipment in use in the 1999 period. Partially offsetting this increase is the sale of the Sylvan Lake property in 1999.

The equity loss from investments in unconsolidated subsidiaries increased to $261,000 for the year ended December 31, 1999 from $161,000 for the year ended December 31, 1998 as a result of increased activity by Uentech International Corporation developing the EEOR technology and a write-down of property and equipment in the year by CanArgo developing the gas powered turbine. These increases were partially offset by the substantially lower level of activity conducted through unconsolidated subsidiaries in 1999, reflecting the termination of CanArgo's involvement in the development activities of some Eastern European oil and gas ventures conducted through unconsolidated subsidiaries.

Impairment of oil and gas properties decreased to $234,000 in 1999 from $900,000 for 1998 following the write-down in 1999 by CanArgo of its interest in the Caspian project. During the year ended December 31, 1998, CanArgo wrote down its oil and gas properties in the Sylvan Lake project by an aggregate $900,000 as a result of a substantial decline of heavy oil prices and the quarterly application of the full cost ceiling limitation.

CanArgo recorded net other expense of $535,000 for 1999, as compared to net other income of $65,000 during 1998. The principal reason for the decrease is lower interest income as a result of lower cash balances during the year ended December 31, 1999, the payment of facility and commitment fees pursuant to Ninotsminda Oil Company's $6,000,000 Loan Agreement with the International Finance Corporation.

The net loss of $8,473,000, or $0.32 per share for 1999, compares to a net loss of $6,110,000, or $0.39 per share for 1998. As a result of the issuance of shares in connection with the business combination, the weighted average number of common shares outstanding was substantially higher during 1999 than during 1998.

NEW ACCOUNTING STANDARDS

In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria, which must be met, for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

CanArgo is required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Based on present circumstances SFAS No. 141 and No. 142 would not have any material effect on CanArgo's financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


CanArgo principal exposure to market risk is due to changes in oil and gas prices and currency fluctuations. As indicated elsewhere in this Report, as a producer of oil and gas CanArgo is exposed to changes in oil and gas prices as well as changes in supply and demand which could affect its revenues. CanArgo does not engage in any commodity hedging activities. Due to the ready market for its production in the Republic of Georgia, CanArgo does not believe that any current exposures from this risk will materially affect CanArgo's financial position at this time, but there can be no assurance that changes in such market will not affect CanArgo adversely in the future. Also as indicated elsewhere in this Report, because all of CanArgo's operations are being conducted in Eastern Europe, CanArgo is potentially exposed to the market risk of fluctuations in the relative values of the currencies in areas in which it operates. At present CanArgo does not engage in any currency hedging operations since, to the extent it receives payments in local currencies, it is utilizing such currencies to pay for its local operations. In addition, it currently has contracts to sell its production from the Ninotsminda field in the Republic of Georgia which provide for payment in dollars. Accordingly, at present CanArgo does not believe that any exposure to the risk of fluctuations in currency values will materially affect CanArgo's financial position. There can be no assurance, however, that this continues into the future. CanArgo currently has no material interest in investments subject to market risk.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors of CanArgo are as follows:

NAME                       AGE     OFFICE OR OFFICES
----                       ---     ------------------
Roger Brittain (1) (2)     63      Non-Executive Chairman of the Board
David Robson               43      Managing Director and Chief Executive Officer
Russell Hammond (1) (2)    59      Director
Nils N. Trulsvik (1) (2)   51      Director
Murray Chancellor          48      Chief Operating Officer
Vincent McDonnell          42      Chief Commercial Officer
Anthony J. Potter          37      Chief Financial Officer

-----------------
(1)      Member of Audit Committee
(2)      Member of Compensation Committee

ROGER BRITTAIN, a resident of the UK, joined the Company on September 1, 2000 as non-executive Chairman of the Board of Directors. Mr. Brittain is an experienced investment banker having worked for many years in the oil and gas sector. He began his career in the Foreign Service, working in the Middle East, before moving to London, where he has worked with several investment banks with a focus on the oil and gas sector. He was involved in the establishment of TR Energy, Guinness Mahon Energy Services Limited and was until March 31, 2001, a Director of Corporate Finance at Investec Henderson Crosthwaite. Mr Brittain is also a non-executive Director of Soco International plc and Transmeridian Exploration Inc. and an adviser to Devon Energy Corporation and Sen Heng Resources Holdings Limited.

DAVID ROBSON, a resident of Guernsey, was elected a Director, Chairman of the Board and Chief Executive Officer on July 15, 1998 and subsequently Managing Director and Chief Executive Officer. He has also served as a Director, Chairman of the Board and Chief Executive Officer of the Company's subsidiary, CanArgo Oil & Gas Inc., since July 1997, as President of CanArgo Oil & Gas Inc.'s subsidiary, Ninotsminda Oil Company, since 1996, and as Managing Director and sole owner of Vazon Energy Limited, a company which provides consulting services to the energy industry, since March 1997. From April 1992 until March 1997, Dr. Robson was a senior officer of JKX Oil & Gas plc and it's predecessor companies, including Managing Director and Chief Executive Officer. Prior to this he was employed in technical and commercial positions in Britoil plc, Hamilton Oil and Mobil. He holds a B.Sc.(Hons) in Geology and a Ph.D. in Geochemistry from the University of Newcastle upon Tyne, and an MBA from the University of Strathclyde.

RUSSELL HAMMOND, a resident of the UK, was elected a Director on July 15, 1998. He has also served as a Director of the Company's subsidiary, CanArgo Oil & Gas Inc., since June 1997. For over five years, Mr. Hammond has been an investment advisor to Provincial Securities Ltd., a private investment company. Mr. Hammond has been Chairman of Terrenex Acquisition Corporation since 1992 and a director of Cadiz Inc., a Nasdaq National Market listed company, from 1989 to Jan 1999.

NILS N. TRULSVIK, a resident of the UK, was elected a Director of the Company on August 17, 1994. He has served the Company as President and Chief Executive Officer from February 4, 1997 to July 15, 1998 and from November 21, 1994 to March 9, 1995; and as Executive Vice President from March 9, 1995 to February 4, 1997 and from September 8, 1994 until November 21, 1994. Mr. Trulsvik is currently the Chief Executive Officer of Force Petroleum. Prior thereto, in August 1998, Mr. Trulsvik became a partner in a consulting company, The Bridge Group, located in Norway. Mr. Trulsvik is a petroleum explorationist with extensive experience in petroleum exploration and development throughout the world. Prior to joining the Company, he held various positions with Nopec a.s. a Norwegian petroleum consultant group of companies of which he was a founder, including Managing Director from 1987 to 1993 and Special Advisor from 1993 to August 1994.

MURRAY CHANCELLOR, a resident of the UK, was elected Chief Operating Officer on September 11, 2000. Prior to joining CanArgo, he worked for Aminex plc from April 1998, where he was most recently involved as General Director of Russian Operations, and General Director of AmKomi, an Aminex joint venture oil and gas production company in the Komi Republic, Russia. From September 1994 to April 1998, he worked for JKX Oil & Gas plc, involved in oil and gas exploration and production operations in the Former Soviet Union. His most recent assignment was as Technical Director and Deputy General Director of Poltava Petroleum Company, a JKX joint venture company in Ukraine. Mr. Chancellor has an extensive experience in the oil and gas sector having worked in the UK, Norway, Australia, North America, the Middle East and the Former Soviet Union. An engineer by profession, he has been involved in engineering and project management activities both onshore and offshore. He has held senior management positions in oil and gas development projects in both Russia and Ukraine, as well as having extensive experience in the North Sea.


VINCENT MCDONNELL, a resident of the UK, was elected Chief Commercial Officer on April 1, 2001. Prior thereto, he served CanArgo as Commercial Manager from December 2000. Prior to joining the Company, he was an independent oil and gas consultant for two years. From 1982 to 1998, Mr. McDonnell worked in various business, commercial and technical roles with a number of companies, including Mobil Oil, Britoil and JKX Oil & Gas plc. He holds a Bachelor of Science (Hons.) degree in Geology, a Master of Science degree in Geophysics together with a Master of Business Administration (MBA) degree.


ANTHONY J. POTTER, a resident of the UK, was elected Chief Financial Officer on September 30, 2000. Prior thereto, he was elected and served as Vice President, Finance from July 15, 1998. He also served the Company as Group Controller and served as Vice President, Finance and Group Controller of the Company's subsidiary, CanArgo Oil & Gas Inc., since May 1998. From September 1986 to April 1998, Mr. Potter was employed with PricewaterhouseCoopers Chartered Accountants. In 1986, he graduated from the University of Calgary with a Bachelor of Commerce degree in Accounting.

Directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers serve at the pleasure of the directors.

INDEMNIFICATION AND INSURANCE

CanArgo's Bylaws require CanArgo to indemnify its officers and directors to the full extent permitted by Delaware law. The Bylaws also require CanArgo to advance payment of expenses to an indemnified party so long as he agrees to repay the amount advanced if it is later determined that he is not entitled to indemnification. CanArgo carries directors' and officers' liability insurance covering losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS

CanArgo's Board of Directors held eight meetings during the year ended December 31, 2000. No director has attended less than 75% of all meetings of the Board and those committees on which he served in 2000. The Board has two standing committees: the Audit Committee and the Compensation Committee. The members of the Audit Committee at the end of 2000 were Roger Brittain, Nils N. Trulsvik and Peder Paus. The members of the Compensation Committee at the end of 2000 were Nils N. Trulsvik, Russell Hammond and Peder Paus. Mr. Paus did not stand for reelection as a director at CanArgo's Annual Meeting of Shareholders held on June 7, 2001. CanArgo is considering the appointment of another independent director to replace Mr. Paus and to serve on the Audit and Compensation Committees. Reports from these committees for the fiscal year ended December 31, 2000 are included in this Prospectus. The Board of Directors has not designated a nominating committee, the functions of such committee being performed by the Board as a whole.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2000, CanArgo's Compensation Committee consisted of Messrs. Hammond, Paus and Trulsvik, all of whom were non-employee directors. Messrs. Hammond and Paus are also directors of Terrenex Acquisition Corporation, a shareholder of CanArgo in 2000.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table shows all compensation paid or accrued by CanArgo and its subsidiaries during the years ended December 31, 2000, 1999 and 1998 to certain executive officers of CanArgo (the "Named Officers").

                                                                           LONG-TERM
                                              ANNUAL COMPENSATION         COMPENSATION
                                             ---------------------        ------------
                                                                           SECURITIES
                                                                           UNDERLYING          ALL OTHER
NAME AND                        YEAR         SALARY         BONUS         OPTIONS/SARS        COMPENSATION
PRINCIPAL POSITION              ENDED          ($)           ($)              (#)               ($) (4)
------------------              -----        -------        ------        ------------        ------------
David Robson (1)                12/00        197,420        37,500           1,295,000            9,941
                                12/99        144,000            --           1,000,000               --
                                12/98         82,500            --             390,000               --
Michael R. Binnion (2)          12/00        142,000            --                  --            1,600
                                12/99        127,200            --             750,000            2,458
                                12/98         60,000            --             170,000              760
Anthony J. Potter (3)           12/00        120,116            --             117,000            1,333
                                12/99         60,152         6,667             125,000            1,600
                                12/98         33,000            --               8,000               --

-----------------
     (1) Mr. Robson has served as Chief Executive Officer since July 15, 1998 and provides services to CanArgo through Vazon Energy Limited.
     (2) Mr. Binnion served as President and Chief Financial Officer from July 15, 1998 to September 30, 2000.
     (3) Mr. Potter has served as Chief Financial Officer since September 30, 2000. Prior thereto he served as Vice-President Finance and Group Controller from July 15, 1998.
     (4) Primarily CanArgo's contributions to or accruals with respect to individual retirement and pension plans.

The following table sets forth information concerning options granted to the Named Officers who were employed during the year ended December 31, 2000.

                          NUMBER OF      % OF TOTAL
                          SECURITIES      OPTIONS                                        GRANT DATE
                          UNDERLYING     GRANTED TO                                    PRESENT VALUE (5)
                           OPTIONS       EMPLOYEES      EXERCISE     EXPIRATION     -----------------------
NAME                       GRANTED        IN 2000         PRICE         DATE        PER SHARE       TOTAL
----                      ----------     ----------     --------     ----------     ---------     ---------
David Robson (1)            760,000         27.5%       $ 1.070       28/06/03      $ 0.5675      $ 431,290
David Robson (2)            535,000         19.4%         1.437       01/09/05      $ 0.8592      $ 459,672
Michael Binnion                  --            --           --              --            --             --
Anthony Potter (3)           12,000          0.4%         1.040       07/05/05      $ 0.6299      $   7,559
Anthony Potter (4)          105,000          3.8%         1.437       01/09/05      $ 0.7594      $  79,741

-----------------
     (1) The options were granted at an exercise price equal to the fair market value of CanArgo's Common Stock on the date of grant. The options vest 1/2 on 6/28/00, 1/4 on 6/28/01 and 1/4 on 6/28/02.
     (2) The options were granted at an exercise price equal to the fair market value of CanArgo's Common Stock on the date of grant. The options vest 1/3 on 3/1/2001, 1/3 on 3/1/2002 and 1/3 on 3/1/2003.

     (3) The options were granted at an exercise price equal to the fair market value of CanArgo's Common Stock on the date of grant. The options vest 1/3 on 5/7/01; 1/3 on 5/7/02 and 1/3 on 5/7/03.
     (4) The options were granted at an exercise price equal to the fair market value of CanArgo's Common Stock on the date of grant. The options vest 1/2 on 3/1/2001 and 1/2 on 3/1/2002.
     (5) These values were derived using the Black-Scholes option pricing model applying the following assumptions:

                                                          RISK-FREE
   EXERCISE PRICE     DIVIDEND YIELD     VOLATILITY     INTEREST RATE     EXPECTED TERM
   --------------     --------------     ----------     -------------     -------------
      $1.070                0%             75.07%           6.16%            3 years
      $1.437                0%             75.07%           5.86%            4 years
      $1.040                0%             75.07%           6.8%             4 years

Pursuant to the terms of CanArgo's various stock option plans, the Compensation Committee may, subject to each plan's limits, modify the terms of outstanding options, including the exercise price and vesting schedule thereof. These values are not intended to forecast future appreciation of CanArgo's stock price. The actual value, if any, that an executive officer may realize from his options (assuming that they are exercised) will depend solely on the increase in the market price of the shares acquired through option exercises over the exercise price, measured when the shares are sold.

OPTION VALUES AT DECEMBER 31, 2000

The following table sets forth information concerning option exercises during 2000 and the number and hypothetical value of stock options held by the Named Officers at December 31, 2000.

                                                          NUMBER OF SHARES
                          NUMBER OF                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                           SHARES                      OPTIONS HELD AT FISCAL           MONEY OPTIONS AT FISCAL
                          ACQUIRED       VALUE                YEAR END                       YEAR END ($) (2)
                             ON         REALIZED     ----------------------------     ----------------------------
NAME                      EXERCISE       ($) (1)     EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                      ---------     --------     -----------    -------------     -----------    -------------
David Robson              333,333       404,283        460,000        1,621,667         16,000          353,034
Michael Binnion           750,000       534,164             --               --             --               --
Anthony Potter            133,000       140,785         12,000          105,000             --               --

-----------------
     (1) The amounts in this column have been calculated based upon the difference between the quoted market price of the securities underlying each stock option on the date of exercise and its exercise price.
     (2) The amounts in this column have been calculated based upon the difference between the quoted market price of CanArgo's common stock on December 31, 2000 and the exercise price per share.


COMPENSATION OF DIRECTORS

From July 1999 to June 2000, CanArgo paid directors' fees on a quarterly basis at a rate of $12,000 per year. As of July 2000, directors' fees were increased to $36,000 per year payable on a quarterly basis. CanArgo also reimburses ordinary out-of-pocket expenses for attending Board and Committee meetings. The Chairman of the Board of Directors is paid 35,000 Pound Sterling per year payable on a quarterly basis.


Prior to July 16, 1999 CanArgo provided automatic grants of options to non-employee directors pursuant to the 1995 Long-Term Incentive Plan. CanArgo terminated the Automatic Grant Sub-Plan for Outside Directors as of July 16, 1999 and amended the Plan to permit outside directors to participate generally in the Plan.

The following table shows the compensation paid to all persons, who were non-employee directors, including their respective affiliates, during the year ended December 31, 2000:


                                  DIRECTORS FEES AND       CONSULTING          OPTIONS AND
NAME                              OTHER COMPENSATION        PAYMENTS        WARRANTS GRANTED
----                              ------------------       ----------       ----------------
                                           $                    $
Roger Brittain (1)                      16,917                   --              250,000
Russell Hammond (2)                     24,000               90,000              250,000
Peder Paus (3)                          24,000               90,000              280,000
Nils N. Trulsvik (4)                    24,000               90,000              250,000

-----------------
(1) Special stock options were granted on September 1, 2000 at an exercise price of $1.437, expire on September 1, 2005 and vest 1/3 on 9/1/2001, 1/3 on 9/1/2002 and 1/3 on 9/1/2003.
(2) Special stock purchase warrants were granted on September 1, 2000 at an exercise price of $1.27, expire on September 1, 2005 and vest 100% on 3/1/2001.
(3) Special stock options were granted on September 1, 2000 at an exercise price of $1.437, expire on September 1, 2005 and vest 1/3 on 3/1/2001, 1/3 on 3/1/2002 and 1/3 on 3/1/2003.
(4) Special stock purchase warrants were granted on September 1, 2000 at an exercise price of $1.27, expire on September 1, 2005 and vest 100% on 3/1/2001.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for the review and oversight of CanArgo's performance with respect to its financial responsibilities and the integrity of CanArgo's accounting and reporting practices. The Audit Committee also recommends to the Board of Directors the selection of CanArgo's independent auditor. The fiscal 2000 Audit Committee was composed of three non-employee directors. It operates under a written charter.

AUDIT COMMITTEE REPORT

CanArgo, not the Audit Committee or the independent auditor, is responsible for the preparation of its financial statements and its operating results and for the appropriate safekeeping of CanArgo's assets. The independent auditor's responsibility is to attest to the fair presentation of the financial statements. The role of the Audit Committee is to be satisfied that both CanArgo and the independent auditor discharge their respective responsibilities effectively. However, no member of the Audit Committee is professionally engaged in the practice of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee held four meetings during fiscal 2000. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, CanArgo, and CanArgo's independent auditors, PricewaterhouseCoopers LLP. The Audit Committee discussed with
PricewaterhouseCoopers LLP the overall scope and plan for their audit, and met with PricewaterhouseCoopers LLP, with and without management present.

The Audit Committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of CanArgo's consolidated financial statements and the matters required to be discussed by AICPA Statement on Auditing Standards No. 90 on Audit Committee Communications.

CanArgo's independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed their independence from CanArgo. The Audit Committee also reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services.

Based on its review and these meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that CanArgo's audited consolidated financial statements for the fiscal year ended December 31, 2000 be included in CanArgo's Annual Report on Form 10-K. The Audit Committee also recommended the selection of CanArgo's independent auditors and, based on such recommendation, the Board has selected PricewaterhouseCoopers LLP as CanArgo's independent auditors for the fiscal year ended December 31, 2001.

Roger Brittain, Chairman
Nils N.Trulsvik
Peder Paus

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee's Responsibilities

The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for setting and administering policies, which govern CanArgo's executive compensation programs. The purpose of this report is to summarize the compensation philosophy and policies that the Compensation Committee applied in making executive compensation decisions in 2000.

Compensation Philosophy

The Compensation Committee has approved compensation programs intended to:

o Attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of business;

o Motivate executives and key employees to achieve strong financial and operational performance;

o Emphasize performance-based compensation, which balances rewards for short-term and long-term results;

o    Reward individual performance;

o Link the interests of executives with shareholders by providing a significant portion of total pay in the form of stock incentives;

o    Encourage long-term commitment to CanArgo.


The Compensation Committee held three meetings during fiscal 2000.

Stock Based Compensation Plans

     At December 31, 2000, stock options and warrants had been issued from the following stock based compensation plans:


o 1995 Long-Term Incentive Plan. Adopted by CanArgo in February 1996, this plan allowed for 4,000,000 shares of CanArgo's Common Stock to be issued to officers, directors, employees, consultants and advisors. As of December 31, 2000, 2,273,669 options were outstanding.


o CAOG Plan. Adopted by CanArgo following the acquisition by CanArgo of CanArgo Oil & Gas Inc. in 1998, this plan allowed for 988,000 shares of CanArgo's Common Stock to be issued to employees, consultants and advisors. As of December 31, 2000, 635,000 options were outstanding.

o Special Stock Options and Warrants. Adopted by CanArgo in September 2000, these options and warrants were authorised to allow CanArgo to retain and provide incentives to existing executive officers and directors and to allow recruitment of new officers and directors following the Company's decision to relocate finance and administrative functions from Calgary, Canada to London, England. As of December 31, 2000, 2,220,000 special stock options and warrants were outstanding.


Compensation Methodology

Each year the Compensation Committee reviews data from market surveys, proxy statements issued by competitors and independent consultants to assess CanArgo's competitive position with respect to the following three components of executive compensation:

o    base salary;

o    annual incentives; and

o    long-term incentives.


The Compensation Committee also considers individual performance, level of responsibility, and skills and experience in making compensation decisions for each executive.

Components of Compensation

Base Salary: Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys, and competitive data obtained from consultants and staff research. The goal for the base pay component is to compensate executives at a level which approximates the median salaries of individuals in comparable positions with comparable companies in the oil and gas industry. The Compensation Committee approves all salary increases for executive officers. Base pay increases were approved, effective July 1, 2000 and October 1, 2000, for Messrs. Robson and Potter, respectively. Mr. Chancellor's base salary was set when his employment began September 12, 2000.

Annual Incentives: Annual cash incentives are being developed in conjunction with performance objectives for CanArgo Energy Corporation and the executive's particular business unit. In 2000, the Compensation Committee approved an annual cash incentive for the Chief Executive Officer and is in the process of developing an overall cash incentive for other executives.

Long-Term Incentive Compensation: The Compensation Committee has structured long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention. Long-term incentives are granted primarily in the form of stock options. The purpose of stock options is to align compensation directly with increases in shareholder value. The number of options granted is determined by reviewing survey data to determine the compensation made to other executives and management employees in comparable positions with comparable companies in the oil and gas sector. In determining the number of options to be awarded, the Compensation Committee, or, in some cases, its designee, also considers the grant recipient's qualitative and quantitative performance, the size of stock option awards in the past, and expectations of the grant recipient's future performance.

In 2000, the Compensation Committee approved a series of special stock options and warrants relating to the establishment of a new management team in London, United Kingdom. The stock option and warrant awards were granted under the various plans available in the company.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, CanArgo Energy Corporation may not deduct annual compensation in excess of $1 million paid to certain employees, generally its Chief Executive Officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. While the Compensation Committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation. It is not anticipated that compensation realized by any executive officer under CanArgo Energy Corporation plans and programs now in effect will result in a material loss of tax deductions.

Compensation of the Chief Executive Officer

The Compensation Committee reviews annually the compensation of the Chief Executive Officer and recommends any adjustments to the Board of Directors for approval. The Chief Executive Officer participates in the same programs and receives compensation under the same programs as other executives. However, the Chief Executive Officer's compensation reflects the greater policy- and decision-making authority that the Chief Executive Officer holds and the higher level of responsibility he has with respect to the strategic direction of CanArgo Energy Corporation and its financial and operating results. For 2000, the components of Dr. Robson's compensation were:

Base Salary: After considering CanArgo's overall performance and competitive practices, and the signing of a 3 year contract, the Compensation Committee recommended, and the Board of Directors approved, a base salary of (pound)150,000 (approximately $217,500) for Dr. Robson, effective July 1, 2000.

Annual Incentives: In 2000, Dr. Robson received a one-time bonus of $37,500 for his efforts in advising on the financings which closed in June and August 2000. Thereafter, annual incentive compensation for Dr. Robson has been based solely upon increase in cash flow per quarter. Based on 2000 cash flow performance each quarter, Dr. Robson did not qualify for a bonus in any of the quarter periods in 2000. The bonus is capped at one times salary for a given quarter.

Long-Term Incentives: In 2000, Dr. Robson received two performance share awards; one in July granted under the CanArgo Energy Corporation 1995 Long-Term Incentive Plan, the other, under Special Stock Options granted in September 2000. The total, 1,295,000 option shares, have a term of between three and five years, with half currently vested and the remainder vesting over the period up to 1st March 2003.

In August 2000, the Compensation Committee elected to schedule its annual review of Chief Executive Officer performance and compensation for April of each year, to assure thorough consideration of year-end results. Actions taken by the Board of Directors in April 2001 with respect to Dr. Robson's 2001 compensation will be reflected in the proxy statement for the 2002 meeting of shareholders.

It is the Compensation Committee's intention that, when taken together, the components of Dr. Robson's pay, including base salary, annual incentives, short-term incentive opportunity and long-term incentives, will result in compensation which approximates compensation paid by company's of similar size and industry.

This report has been provided by the Compensation Committee.

Nils N. Trulsvik, Chairman
Russell Hammond
Peder Paus

STOCK OPTION PLANS


CanArgo has adopted the 1995 Long-Term Incentive Plan ("1995 Plan") pursuant to which it has awarded and may in the future award incentive and non-qualified stock options, including re-load options, and stock appreciation rights, to employees, directors, consultants and advisors of CanArgo or any subsidiary of CanArgo. On June 7, 2001, shareholders approved an increase in the number of shares that may be issued under the 1995 Plan from 4,000,000 shares to 7,500,000 shares of CanArgo common stock. At March 31, 2001, there were 2,381,169 shares subject to outstanding options. There are no stock appreciation rights outstanding.



In connection with the July 1998 combination with CanArgo Oil & Gas Inc., CanArgo assumed the CanArgo Oil & Gas Inc. Stock Option Plan ("CAOG Plan") under which 988,000 shares may be issued. At March 31, 2001 there were outstanding options covering 806,668 shares and 118,000 shares are available for future option grants. Persons who are eligible to receive options under the CAOG Plan are full time employees and consultants of CanArgo or any 50% or more owned subsidiary of CanArgo (including a director of any subsidiary) who are not officers or directors of CanArgo.



The Compensation Committee of the Board of Directors administers CanArgo's stock option plans. The exercise price and vesting schedule of awards under these plans are determined by the Compensation Committee when the award is granted, provided that the option price for any incentive stock option or any option granted under the CAOG Plan may not be less than 100% of the fair market value of CanArgo common stock on the date of grant. The term of options granted under these plans may not exceed ten years from the date of grant. In the case of an incentive option granted to a person who owns 10% or more of CanArgo's common stock, the exercise price of the option may not be less than 110% of the fair market value on the date of grant and the term of the option may not exceed five years.


The Compensation Committee may modify or amend the terms of outstanding awards, including a change or acceleration of the vesting of an award, and it may exchange, cancel or substitute awards, subject to the consent of the holders of the awards.

Unless a surviving or acquiring entity agrees to assume the outstanding awards, each outstanding award under these plans will terminate on the date of:
o    CanArgo's liquidation or dissolution,
o a reorganization, merger or consolidation in which CanArgo is not the survivor,
o    the sale of substantially all of the assets of CanArgo, or
o the sale of more than 80% of the then outstanding stock of CanArgo to another corporation or entity.


No awards may be granted under the 1995 Plan after November 2005. The Board of Directors may discontinue either plan at any time and may amend either plan without stockholder approval unless the amendment would increase the total number of shares issuable under that plan or, with respect to the CanArgo Oil and Gas Inc. stock option plan, would change the manner of determining the minimum exercise price of options.


Under Section 162(m) of the Internal Revenue Code of 1986, CanArgo may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 for its chief executive officer or any of its other four highest paid officers. Based on the current market price of CanArgo's common stock and the number of options held by such persons, CanArgo does not believe that any compensation derived from the exercise of awards granted under these plans, together with other compensation to CanArgo's executive officers, will exceed $1,000,000 in any year for any such officer. Neither of the stock option plans, however, meets the requirements of an exception from Section 162(m) for "performance-based compensation."


On September 30, 2000, special stock options and warrants to purchase 2,220,000 shares of CanArgo's Common Stock were issued to various individuals who were serving or were expected in the future to serve CanArgo as officers, directors and employees. The special stock options are exercisable at an exercise price of $1.437 per common share. The warrants are exercisable at an exercise price of $1.27 per common share.

PERFORMANCE MEASUREMENT COMPARISON

The chart set forth below shows the value of an investment of $100 on December 31, 1996 in each of CanArgo's Common Stock, the NASDAQ Composite Index and a peer group of certain oil and gas exploration and development companies. The peer group consists of the following independent oil and gas exploration companies: A&B Geoscience Corporation, Aminex plc, Bitech Petroleum Corporation, DNO ASA, EuroGas, JKX Oil & Gas plc, Lateral Vector Resources Inc., Lundin Oil AB, Ramco Energy plc and Soco International plc.


                                   [GRAPHIC]


All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. The historical stock price performance of the Common Stock shown in the performance graph below is not necessarily indicative of future stock price performance.

           EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


                      CanArgo        NASDAQ Composite        Peer Group
December 31         Stock Price           Index                Index
-----------         -----------      ----------------        ----------
   1996                100                 100                  100
   1997                 13                 121                  103
   1998                  2                 169                   69
   1999                  5                 315                   65
   2000                  6                 191                   75

                              RELATED TRANSACTIONS

In 2000, Messrs. Hammond, Trulsvik and Paus, non-employee directors, each received compensation in the amount of $90,000 for services provided with respect to the June and August 2000 private placements.

In April 2001, CanArgo acquired from a wholly owned subsidiary of Terrenex Acquisition Corporation the remaining 50% interest it did not own in CanArgo Power Corporation for cash consideration of $425,000. In a related but separate transaction, CanArgo sold in April 2001 all of its voting and non voting shares of Uentech International Corporation to a wholly owned subsidiary of Terrenex Acquisition Corporation. Proceeds from the sale of Uentech International Corporation were $125,000. Russell Hammond is a director of CanArgo and Chairman of Terrenex Acquisition Corporation; and Peder Paus, a director of CanArgo at the time of the transaction, is a director of Terrenex Acquisition Corporation and a 12% stockholder of Terrenex Acquisition Corporation. An independent committee of the Board of Directors approved both transactions.


                         OWNERSHIP OF VOTING SECURITIES

DESCRIPTION OF VOTING SECURITIES


The voting securities of CanArgo consist of common stock and preferred stock with special voting rights ("special voting stock"). Generally, the common stock and special voting stock are voted together as a single class on all matters. The common stock is entitled to one vote per share. The special voting stock is entitled generally to a number of votes equal to the number of outstanding exchangeable shares issued by CanArgo Oil & Gas Inc., a subsidiary of CanArgo. The special voting stock is held of record by Montreal Trust Company of Canada, which holds the stock in trust for the benefit of the holders of the exchangeable shares. The special voting stock is voted in the manner directed by the holders of the exchangeable shares. The exchangeable shares may be exchanged for shares of common stock on a share-for-share basis. For purposes of the following tables, the term "voting securities" refers to the common stock and the exchangeable shares as though they were a single class of voting securities.


SECURITY OWNERSHIP BY MANAGEMENT

The following table sets forth information as of July 31, 2001 regarding the beneficial ownership of the voting securities by each director, by the persons named in the summary compensation table, and by all directors and current executive officers of CanArgo as a group.

                                                AMOUNT AND NATURE OF
      NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP      PERCENT OF CLASS
      ------------------------                  --------------------      ----------------
      Roger Brittain                                  38,800                      *
      David Robson                                 1,018,750  (1)                 *
      Nils N. Trulsvik                               105,533  (2)                 *
      Russell Hammond                                 39,583  (3)                 *
      Murray Chancellor                                   --                      *
      Vincent McDonnell                                   --                      *
      Anthony Potter                                  12,000  (4)                 *

      All Directors and executive officers
      as a group (7 persons)                       1,534,345  (5)                1.7%

      -----------------
      * Less than 1%.

(1)      Includes 898,750 shares underlying presently exercisable options.
(2)      Includes 35,833 shares underlying presently exercisable options.
(3)      Includes 39,583 shares underlying presently exercisable options.
(4)      Includes 12,000 shares underlying presently exercisable options.
(5) Includes 986,166 shares underlying presently exercisable options held by directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

At July 31, 2001, the following registered holders held over 5% of the outstanding CanArgo common stock:


                                                  AMOUNT AND NATURE OF
           NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP      PERCENT OF CLASS
           ------------------------               --------------------      ----------------
       Caldwell Associates
       PO Box 198,Valley House
       Hirzel Street, St. Peter Port, Guernsey
       GY1 4HU                                          6,814,500 (1)             7.4%

       ----------------
(1)    Held on behalf of several clients.


                          DESCRIPTION OF CAPITAL STOCK


CanArgo's current authorized share capital consists of 150,000,000 shares of common stock having a par value of US $0.10 each and 5,000,000 shares of preferred stock having a par value of US $0.10 each. CanArgo has authorized a class of preferred stock, "Series Voting Preferred Stock," which we refer to in this prospectus as "special voting stock." As of July 31, 2001, there were 91,593,288 shares of common stock issued and issuable, 415,158 shares issuable upon exchange of CanArgo Oil & Gas Inc. exchangeable shares without receipt of further consideration and 100 shares of special voting stock outstanding.


COMMON STOCK

Holders of common stock have no preferences or preemptive, conversion or exchange rights. Subject to any preferential rights of any shares of preferred stock which may be outstanding, holders of common stock are entitled to receive dividends approved by the Board of Directors and to share ratably in CanArgo's assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up. CanArgo may not pay dividends on its common stock unless its subsidiary, CanArgo Oil & Gas Inc., simultaneously pays an equivalent dividend on the exchangeable shares described below.

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors. Cumulative voting for the election of directors is not permitted. Except as otherwise required by law or except as any series or class of preferred stock, such as the special voting stock, may provide, the holders of common stock possess all voting power.

The shares of common stock to be issued in this offering, when issued and paid for, will be fully paid and non-assessable.

PREFERRED STOCK

The Board of Directors is authorized to issue, without stockholder approval, shares of preferred stock in one or more classes or series. The Board of Directors may set the terms and provisions of each class or series by resolution, including provisions regarding voting, liquidation preference, redemption, conversion and the right to receive dividends. The Board of Directors has authorized one class of preferred stock, "Series Voting Preferred Stock," which we refer to in this prospectus as "special voting stock." The Board of Directors has no present plans to issue any additional shares of preferred stock.

The ability to issue preferred stock provides CanArgo with flexibility in connection with possible acquisitions, financings and other corporate transactions. The issuance of preferred stock may also, however, have the effect of discouraging, delaying or preventing a change in control of CanArgo. For example, the Board of Directors can create a series of preferred stock with disproportionate voting power or with the right to vote separately as a class on important corporate matters, like mergers or the election of directors. The preferred stock could also be convertible into a large number of shares of common stock or have other terms which could make it more difficult or costly for a third party to acquire a significant interest in CanArgo. Also, shares of preferred stock could be privately placed with purchasers who might side with the management of CanArgo in opposing a hostile tender offer or other attempt to obtain control. As a result, the issuance of preferred stock as an anti-takeover device might preclude stockholders from taking advantage of a situation, which might be favorable to their interests.

SPECIAL VOTING STOCK

In connection with the July 1998 business combination with CanArgo Oil & Gas Inc., the Board of Directors authorized a class of preferred stock, "Series Voting Preferred Stock," referred to as "special voting stock", consisting of 100 shares. The shares of special voting stock were issued to Montreal Trust Company of Canada, which is holding the shares as trustee for the benefit of the holders of the exchangeable shares described below. Except as otherwise required by law or CanArgo's Certificate of Incorporation, each share of special voting stock is entitled to a number of votes equal to the quotient (rounded down to the nearest whole number) obtained by dividing the number of outstanding exchangeable shares by the number of outstanding shares of special voting stock. The special voting stock may be voted in the election of directors and on all other matters submitted to a vote of stockholders of CanArgo. The holders of common stock and the holder of the special voting stock vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or CanArgo's Certificate of Incorporation.

In the event of any liquidation, dissolution or winding up of CanArgo, the holder of the special voting stock will be entitled to receive the sum of $1.00 per share of special voting stock from any assets of CanArgo available for distribution to its stockholders. The holder of the special voting stock is not entitled to receive dividends. CanArgo may redeem the special voting stock for a price of $1.00 per share at any time when there are no exchangeable shares outstanding and none which are issuable under options, warrants or other obligations.

EXCHANGEABLE SHARES

In connection with the July 1998 business combination, the outstanding common shares of CanArgo Oil & Gas Inc. were exchanged for exchangeable shares issued by that corporation. The holders of the exchangeable shares may exchange them at any time for CanArgo common stock on a share-for-share basis. The following is a summary of the principal terms and rights of the exchangeable shares.

o Dividends - Holders of exchangeable shares are entitled to receive dividends equal to the dividends paid by CanArgo on shares of its common stock.

o Voting Rights - The holders of exchangeable shares are entitled to provide directions to the holder of the special voting stock as to the manner in which the special voting stock should be voted with respect to any matter on which holders of the common stock are entitled to vote, as described under "Special Voting Stock" above.

o Exchange Events - Exchangeable shares must be exchanged for shares of common stock on a share-for-share basis, plus an amount equal to all declared and unpaid dividends on the exchangeable shares, whenever:

     - The holder requests CanArgo Oil & Gas Inc. to redeem his exchangeable shares;
     -    CanArgo Oil & Gas Inc. is liquidated, dissolved or wound-up;
     - Requested by the holder of the special voting stock, in the event CanArgo Oil & Gas Inc. becomes insolvent or bankrupt, has a receiver appointed or similar event occurs;
     - CanArgo Energy Corporation becomes involved in voluntary or involuntary liquidation, dissolution or winding-up proceedings;
     - Either CanArgo Oil & Gas Inc. or CanArgo Energy Corporation elects to redeem all of the exchangeable shares, provided the election is made after January 30, 2004 or at the time of the election the number of outstanding exchangeable shares is less than 853,071; or

     - A holder of exchangeable shares instructs the holder of the special voting stock to require CanArgo to purchase his exchangeable shares.

o Protection Rights - Without the prior approval of CanArgo Oil & Gas Inc. and the holders of the exchangeable shares, CanArgo may not (1) distribute additional shares of its common stock, subscription rights or other property or assets to all or substantially all holders of its common stock, or (2) subdivide, combine, reclassify or otherwise change the common stock, unless the same or an economically equivalent action is taken with respect to the exchangeable shares. The CanArgo Oil & Gas Inc. Board of Directors decides in its sole discretion whether the exchangeable shares are being treated on an economically equivalent basis with the common stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the common stock, CanArgo must use reasonable efforts to enable holders of exchangeable shares to be treated the same as the holders of the common stock. CanArgo has also agreed to protect the rights of the holders of the exchangeable shares to receive the same dividends as are paid on the common stock and to exchange shares of common stock for exchangeable shares.

AMENDMENT TO GOVERNING DOCUMENTS


The General Corporation Law of the State of Delaware, generally requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The CanArgo Certificate of Incorporation does not require a greater level of approval for amendments. If an amendment would have the effect of altering the powers, preferences or special rights of a particular class or series of stock, the class or series must be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The General Corporation Law of the State of Delaware also states that stockholders entitled to vote have the power to adopt, amend or repeal the bylaws of a corporation unless the corporation in its certificate of incorporation confers such power on its board of directors. The CanArgo Certificate of Incorporation expressly authorizes the CanArgo Board and its stockholders to adopt, amend or repeal the CanArgo Bylaws.


VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS


General Corporation Law of the State of Delaware, generally requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation. No authorizing stockholder vote is required of a corporation surviving a merger if such corporation's certificate of incorporation is not amended by the merger, each share of stock of such corporation will be an identical share of the surviving corporation after the merger, and the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the Effective Date of the merger. Additionally, no authorizing stockholder vote is required of a corporation to authorize a merger with or into a single direct or indirect wholly-owned subsidiary of such corporation unless required by its certificate of incorporation (provided certain other limited circumstances apply). The CanArgo Certificate of Incorporation does not require a greater percentage vote for such actions. Finally, the General Corporation Law of the State of Delaware does not require stockholder approval for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.


DISSENTERS' RIGHTS


Under the General Corporation Law of the State of Delaware, holders of shares of any class or series have the right in certain circumstances to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The General Corporation Law of the State of Delaware grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets, a purchase of assets for stock, or any other stock issuance, such as in connection with the transaction, regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or NASDAQ or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than some combination of stock of the surviving corporation, stock of another corporation which is either listed on a national securities exchange or NASDAQ or held of record by more than 2,000 stockholders or cash in lieu of fractional shares.

DERIVATIVE ACTION


Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The General Corporation Law of the State of Delaware provides that a stockholder must assert in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused unless it is shown that such demand would have been futile.


LIMITATION ON LIABILITY

CanArgo's Certificate of Incorporation limits or eliminates the liability of CanArgo's directors or officers to CanArgo or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a director of CanArgo will not be personally liable to CanArgo or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and (4) for any transaction resulting in receipt by the director of an improper personal benefit.


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW


Section 203 of the Delaware General Corporation Law, which is applicable to CanArgo as a Delaware corporation, prohibits various business combinations between a Delaware corporation and an "interested stockholder," that is, anyone who beneficially owns, alone or with other related parties, at least 15% of the outstanding voting shares of a Delaware corporation. Business combinations subject to Section 203 include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and some transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits this type of business combination for three years after a person becomes an interested stockholder, unless:

- the business combination is approved by the corporation's board of directors prior to the date the person becomes an interest stockholder;

- the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans, in the transaction in which it becomes an interested stockholder; or

- the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is Signature Stock Transfer, Inc., Dallas, Texas, and the Norwegian sub-registrar for the common stock is Den norske Bank ASA, Oslo, Norway.

                        SHARES ELIGIBLE FOR FUTURE RESALE


As of August 3, 2001, CanArgo has 91,593,288 shares of common stock issued and outstanding, 415,158 shares issuable upon exchange of CanArgo Oil & Gas Inc. exchangeable shares without receipt of further consideration and 100 shares of special voting stock outstanding.


The only material restriction on the approximately 849,750 shares of common stock outstanding held by affiliates is the limitation on the number of shares that may be sold in any three-month period under Rule 144. In general, under Rule 144, a person who has beneficially owned restricted shares for at least one year, including persons who are affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

- 1% of the then outstanding shares of our common stock, approximately 920,000 shares; or
- the reported average weekly trading volumes of our common stock during the four calender weeks preceding a sale by such person.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information.

Under Rule 144(k), a person who has not been one of our affiliates during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is free to sell such shares without regard to the volume, manner-of-sale or certain other limitations contained in Rule 144.

We can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

  An "affiliate" is generally considered to be an executive officer, director or holder of enough of the equity securities of a company to be able to influence the policies of that company.

In addition to the outstanding shares, at July 31, 2001 CanArgo had reserved the following shares for possible future issuance:

- 415,158 shares issuable upon exchange of exchangeable shares which are now outstanding
-    6,959,501 shares issuable upon exercise of outstanding stock options;
- 2,243,835 shares that may be issued upon exercise of options available for future grant under CanArgo's stock option plans;
-    187,500 shares issuable in connection with an oil and gas project.

Of the foregoing shares, all but 1,922,500 shares will be freely tradeable without restriction or further registration under the Securities Act, except for shares which may be acquired by affiliates of CanArgo which would be subject to Rule 144 as described above.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

LIMITATION OF LIABILITY

Our Certificate of Incorporation limits or eliminates the liability of our directors or officers to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a director of CanArgo will not be personally liable to CanArgo or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

(3) for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and (4) for any transaction resulting in receipt by the director of an improper personal benefit.

INDEMNIFICATION


The Delaware General Corporation Law provides that a corporation may indemnify our present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding, other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.



The Delaware General Corporation Law allows and our Bylaws provide for the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.


Our directors and officers are insured, under policies of insurance maintained by us, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons who may control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York.

                                     EXPERTS

The consolidated financial statements of CanArgo Energy Corporation as of December 31, 2000 and 1999 and for each of three years in the period ended December 31,2000 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

Information from a report prepared by Ashton Jenkins Mann, a firm of independent petroleum consultants, has been included in this prospectus in reliance on the fact that Ashton Jenkins Mann is an expert in the evaluation of oil and gas reserves.

                              AVAILABLE INFORMATION


This prospectus is part of a registration statement on Form S-1 (file no. 333-67814) filed by CanArgo with the SEC. This prospectus does not contain all of the information set forth in the registration statement. Additional information about CanArgo and its common stock is contained in the registration statement and its exhibits. This prospectus contains summary descriptions of some of the documents that are filed as exhibits to the registration statement. You should read the entire document filed as an exhibit and not rely solely on the summaries in this prospectus.


CanArgo files reports with the SEC such as annual and quarterly reports, proxy and information statements, and other information. The public may read and copy any materials CanArgo files with the SEC, including the registration statement and its exhibits, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as CanArgo, that file electronically with the SEC. The address of that site is: http:// www.sec.gov. From the SEC home page, click on "Search Edgar Archives", then "Quick Forms Lookup."

                          INDEX TO FINANCIAL STATEMENTS

CANARGO ENERGY CORPORATION:
         Consolidated Balance Sheet as at December 31, 2000 and 1999 Consolidated Statement of Operations for the years ended December 31,
                  2000, 1999 and 1998
         Consolidated Statement of Cash Flows for the years ended December 31,
                  2000,1999 and 1998
         Consolidated Statement of Stockholders' Equity for the years ended
                  December 31, 2000, 1999 and 1998
         Notes to Consolidated Financial Statements
         Supplemental Financial Information: Supplemental Oil and Gas
                  Disclosures - Unaudited
         Consolidated Balance Sheet as at June 30, 2001 and December 31, 2000 Consolidated Statement of Operations for the six month period ended
                  June 30, 2001 and 2000
         Consolidated Statement of Cash Flows for the six month period ended
                  June 30, 2001 and 2000
         Notes to Unaudited Consolidated Financial Statements

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders of CanArgo Energy Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of CanArgo Energy Corporation and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.










                                                  /s/PricewaterhouseCoopers LLP

Calgary, Alberta                                  PRICEWATERHOUSECOOPERS LLP
March 27, 2001                                    Chartered Accountants

                           CANARGO ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2000 AND 1999
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                           DECEMBER 31,          December 31,
                                                                               2000                  1999
                                                                           -------------         -------------
ASSETS

Cash and cash equivalents                                                  $  28,627,013         $   3,534,983
Accounts receivable, less allowance for
  doubtful accounts of $100,000                                                  786,570               464,435
Advances to operator                                                           1,146,584                  --
Inventory                                                                        695,909               188,500
Other current assets                                                             334,402                94,174
                                                                           -------------         -------------
   Total current assets                                                    $  31,590,478         $   4,282,092

Capital assets                                                                50,477,344            37,808,162
Investments in and advances to oil and gas and other
  ventures - net                                                                 696,374             1,709,215
                                                                           -------------         -------------

TOTAL ASSETS                                                               $  82,764,196         $  43,799,469
                                                                           =============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                           $   2,691,118         $   1,159,949
Advances from joint venture partner                                            5,888,573                  --
Accrued liabilities                                                              323,936               393,411
                                                                           -------------         -------------
   Total current liabilities                                               $   8,903,627         $   1,553,360

Provision for future site restoration                                             40,990                12,700

Minority interest in subsidiaries                                              1,393,915             4,370,785

Commitments and contingencies (Note 7)                                              --                    --

Stockholders' equity:
Preferred stock, par value $0.10 per share
  5,000,000 authorized, 100 issued and outstanding                                  --                    --
Common stock, par value $0.10 per share
  150,000,000 shares authorized:
  75,526,890 and 36,823,163 shares issued and outstanding
  423,791 additional shares issuable on demand at December 31, 2000
  with receipt of further consideration                                        7,595,069             3,735,292
Capital in excess of par value                                               139,071,031           106,216,164
Accumulated deficit                                                          (74,240,436)          (72,088,832)
                                                                           -------------         -------------
   Total stockholders' equity                                              $  72,425,664         $  37,862,624
                                                                           -------------         -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $  82,764,196         $  43,799,469
                                                                           =============         =============


               The accompanying notes are an integral part of the
                       consolidated financial statements

                           CANARGO ENERGY CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                   DECEMBER 31,         December 31,         December 31,
                                                      2000                 1999                 1998
                                                   ------------         ------------         ------------

Operating Revenues:
  Oil and gas sales                                $  6,108,779         $  2,493,612         $    804,552
  Refining and marketing                                661,880                 --                   --
  Other                                                 364,900              289,321               16,400
                                                   ------------         ------------         ------------
                                                      7,135,559            2,782,933              820,952
                                                   ------------         ------------         ------------

Operating Expenses:
  Field operating expenses                            1,287,035            1,062,610              851,057
  Purchases of crude oil and products                   138,144                 --                   --
  Refinery operating expenses                           439,037                 --                   --
  Direct project costs                                  737,731              766,424            1,157,163
  General and administrative                          3,054,675            2,192,728            3,887,386
  Depreciation, depletion and amortization            3,875,988            1,145,029              238,924
  Impairment of property and equipment                     --                   --                113,000
  Impairment of oil and gas properties                     --                233,957              900,000
  Impairment of oil and gas ventures                       --              5,459,793                 --
  Loss on disposition of equipment                         --                 41,742               30,333
                                                   ------------         ------------         ------------
                                                      9,532,610           10,902,283            7,177,863
                                                   ------------         ------------         ------------

OPERATING LOSS                                       (2,397,051)          (8,119,350)          (6,356,911)
                                                   ------------         ------------         ------------

Other Income (Expense):
  Interest income                                       549,749                 --                782,596
  Interest expense                                         --               (199,604)            (479,932)
  Other                                                 (99,469)             (74,172)             (76,540)
  Equity loss from investments in
    unconsolidated subsidiaries                        (240,070)            (261,234)            (161,180)
                                                   ------------         ------------         ------------
TOTAL OTHER INCOME (EXPENSE)                            210,210             (535,010)              64,944
                                                   ------------         ------------         ------------

NET LOSS BEFORE INCOME TAX EXPENSE                   (2,186,841)          (8,654,360)          (6,291,967)

INCOME TAX EXPENSE                                         --                   --                   --
                                                   ------------         ------------         ------------

NET LOSS BEFORE MINORITY INTEREST                    (2,186,841)          (8,654,360)          (6,291,967)

  Minority interest in loss of consolidated
    subsidiaries                                         35,237              181,500              181,644
                                                   ------------         ------------         ------------

NET LOSS AND COMPREHENSIVE LOSS                    $ (2,151,604)        $ (8,472,860)        $ (6,110,323)
                                                   ============         ============         ============

  Weighted average number of
    common shares outstanding                        54,950,630           26,370,235           15,783,889
                                                   ------------         ------------         ------------

NET LOSS PER COMMON SHARE - BASIC                  $      (0.04)        $      (0.32)        $      (0.39)
                                                   ------------         ------------         ------------

NET LOSS PER COMMON SHARE - DILUTED                $      (0.04)        $      (0.32)        $      (0.39)
                                                   ------------         ------------         ------------


               The accompanying notes are an integral part of the
                       consolidated financial statements

                           CANARGO ENERGY CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                         DECEMBER 31,         December 31,         December 31,
                                                                             2000                1999                 1998
                                                                         ------------         ------------         ------------

Operating activities:
  Net loss                                                               $ (2,151,604)        $ (8,472,860)        $ (6,110,323)
  Depreciation, depletion and amortization                                  3,875,988            1,145,029              238,924
  Issuance of common stock for services                                       112,700              298,872                 --
  Impairment of property and equipment                                           --                   --                113,000
  Impairment of oil and gas properties                                           --                233,957              900,000
  Impairment of oil and gas ventures                                             --              5,459,793                 --
  Equity loss from investments in unconsolidated subsidiaries                 240,070              261,234              161,180
  Loss (gain) on disposition of equipment                                        --                 41,742               30,333
  Allowance for doubtful accounts                                             100,000               76,921                 --
  Minority interest in income (loss) of consolidated subsidiaries             (35,237)            (181,500)            (181,644)
  Changes in assets and liabilities:
    Accounts receivable                                                      (186,067)            (116,989)             649,671
    Advances to operator                                                   (1,146,584)             376,890              665,358
    Inventory                                                                  19,256              (18,095)            (150,000)
    Other current assets                                                     (240,228)             359,302              331,936
    Accounts payable                                                          249,972              277,188           (2,202,203)
    Accrued liabilities                                                        80,525             (857,639)          (9,164,558)
    Advances from joint venture partner                                     5,888,573                 --                   --
                                                                         ------------         ------------         ------------
NET CASH GENERATED BY (USED IN) OPERATING ACTIVITIES                        6,807,364           (1,116,155)         (14,718,326)
                                                                         ------------         ------------         ------------

Investing activities:
  Capital expenditures                                                    (12,485,506)          (3,504,840)          (5,727,029)
  Proceeds from the disposition of assets                                      13,408            1,166,234              438,033
  Investments in and advances to oil and gas and
    other ventures                                                           (236,074)            (649,603)          (1,652,447)
  Restricted cash                                                                --                   --              9,700,000
  Acquisition costs                                                              --                   --             (1,214,948)
  Change in non cash working capital items                                   (150,000)             150,000                 --
                                                                         ------------         ------------         ------------
NET CASH USED IN INVESTING ACTIVITIES                                     (12,858,172)          (2,838,209)           1,543,609
                                                                         ------------         ------------         ------------

Financing Activities:
  Proceeds from sales of common stock                                      33,283,873            6,392,739                 --
  Share issue costs                                                        (2,848,505)            (828,300)                --
  Advances from minority interest                                             500,000                 --                   --
  Cash acquired                                                               207,470                 --                935,448
                                                                         ------------         ------------         ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                  31,142,838            5,564,439              935,448
                                                                         ------------         ------------         ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                  25,092,030            1,610,075          (12,239,269)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                              3,534,983            1,924,908           14,164,177
                                                                         ------------         ------------         ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                 $ 28,627,013         $  3,534,983         $  1,924,908
                                                                         ------------         ------------         ------------



               The accompanying notes are an integral part of the
                       consolidated financial statements

                           CANARGO ENERGY CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                COMMON STOCK
                                        -----------------------------
                                          NUMBER OF
                                           SHARES                              ADDITIONAL                              TOTAL
                                         ISSUED AND                              PAID-IN         ACCUMULATED       STOCKHOLDERS'
                                          ISSUABLE           PAR VALUE           CAPITAL           DEFICIT            EQUITY
                                         ----------          ---------         ----------        -----------       -------------

TOTAL, DECEMBER 31, 1997                 11,223,744      $   1,122,374      $  83,162,531      $ (57,505,649)     $  26,779,256

Issuance of common stock upon
exchange of CanArgo Oil & Gas
Inc. Exchangeable Shares                  3,934,124            393,412          7,386,718               --            7,780,130

Net loss                                       --                 --                 --           (6,110,323)        (6,110,323)
                                      -------------      -------------      -------------      -------------      -------------
BALANCE, DECEMBER 31, 1998               15,157,868          1,515,786         90,549,249        (63,615,972)        28,449,063
                                      -------------      -------------      -------------      -------------      -------------

Shares issuable upon exchange of
CanArgo Oil & Gas Inc.
Exchangeable Shares without
receipt of further consideration          5,856,775            585,678         10,996,692               --           11,582,370
                                      -------------      -------------      -------------      -------------      -------------
TOTAL, DECEMBER 31, 1998                 21,014,643          2,101,464        101,545,941        (63,615,972)        40,031,433
                                      -------------      -------------      -------------      -------------      -------------
Less shares issuable at
beginning of year                        (5,856,775)          (585,678)       (10,996,692)              --          (11,582,370)

Issuance of common stock upon
exchange of CanArgo Oil & Gas
Inc. Exchangeable Shares                  5,327,016            532,702         10,002,014               --           10,534,716

Issuance of common stock in
connection with acquisition of oil
and gas properties                          650,000             65,000            375,740               --              440,740

Issuance of common stock for
services                                    537,917             53,792            245,080               --              298,872

Issuance of common stock
pursuant to registration statement       11,850,362          1,185,036          2,370,073               --            3,555,109

Issuance of common stock
pursuant to private placement             3,300,000            330,000          2,507,630               --            2,837,630

Share issue costs                              --                 --             (828,300)              --             (828,300)

Net loss                                       --                 --                 --           (8,472,860)        (8,472,860)
                                      -------------      -------------      -------------      -------------      -------------
BALANCE, DECEMBER 31, 1999               36,823,163      $   3,682,316      $ 105,221,486      $ (72,088,832)     $  36,814,970
                                      -------------      -------------      -------------      -------------      -------------

Shares issuable upon exchange of
CanArgo Oil & Gas Inc.
Exchangeable Shares without
receipt of further consideration            529,759             52,976            994,678               --            1,047,654
                                      -------------      -------------      -------------      -------------      -------------
TOTAL, DECEMBER 31, 1999                 37,352,922      $   3,735,292      $ 106,216,164      $ (72,088,832)     $  37,862,624
                                      -------------      -------------      -------------      -------------      -------------

                           CANARGO ENERGY CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                      (EXPRESSED IN UNITED STATES DOLLARS)


                                                COMMON STOCK
                                        ----------------------------
                                        NUMBER OF
                                          SHARES                             ADDITIONAL                              TOTAL
                                        ISSUED AND                            PAID-IN          ACCUMULATED       STOCKHOLDERS'
                                         ISSUABLE          PAR VALUE          CAPITAL            DEFICIT            EQUITY
                                       -----------         ---------        -----------        -----------       -------------

TOTAL, DECEMBER 31, 1999               37,352,922      $   3,735,292      $ 106,216,164      $ (72,088,832)     $  37,862,624

Less shares issuable at
beginning of year                        (529,759)           (52,976)          (994,678)              --           (1,047,654)

Issuance of common stock
upon exchange of
CanArgo Oil & Gas Inc.
Exchangeable Shares                       105,968             10,597            198,966               --              209,563

Issuance of common stock
for services                              140,000             14,000             98,700               --              112,700

Issuance of common stock
pursuant to private placement           3,695,000            369,500          2,814,666               --            3,184,166

Issuance of common stock to
purchase minority shareholder's
interest in subsidiary                  4,054,054            405,406          4,094,594               --            4,500,000

Exercise of stock options               1,504,664            150,466            431,939               --              582,405

Issuance of common stock
pursuant to June private
placement                              15,660,916          1,566,092         13,795,415               --           15,361,507

Issuance of common stock
pursuant to August private
placement                              12,000,000          1,200,000         12,955,795               --           14,155,795

Issuance of common stock to
purchase controlling interest
in refinery                             1,543,125            154,313          1,512,263               --            1,666,576

Share issue costs                            --                 --           (2,848,505)              --           (2,848,505)

Net loss                                     --                 --                 --           (2,151,604)        (2,151,604)
                                    -------------      -------------      -------------      -------------      -------------
BALANCE, DECEMBER 31, 2000             75,526,890      $   7,552,690      $ 138,275,319      $ (74,240,436)     $  71,587,573
                                    -------------      -------------      -------------      -------------      -------------

Shares issuable upon
exchange of CanArgo Oil
& Gas Inc. Exchangeable
Shares without receipt of
further consideration                     423,791             42,379            795,712               --              838,091
                                    -------------      -------------      -------------      -------------      -------------
TOTAL, DECEMBER 31, 2000               75,950,681      $   7,595,069      $ 139,071,031      $ (74,240,436)     $  72,425,664
                                    =============      =============      =============      =============      =============

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF OPERATIONS

         CanArgo Energy Corporation and its consolidated subsidiaries (collectively "CanArgo"), is an integrated oil and gas company operating predominately within the Republic of Georgia. Historically the principal activity of CanArgo has been the acquisition of interests in and development of crude oil and natural gas fields with a productive history that indicate the potential for increased production through rehabilitation and utilization of modern production techniques and enhanced oil recovery processes. In 2000, this activity was expanded to include the refining and marketing of crude oil and crude oil products.

         Certain activities in which CanArgo has interests are conducted through unconsolidated entities. CanArgo owns majority and less than majority interests in entities developing or seeking to develop oil and gas properties in Eastern Europe including the Russian Federation.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION - The consolidated financial statements and notes thereto are prepared in accordance with U.S. generally accepted accounting principles. All amounts are in U.S. dollars.

         CONSOLIDATION - The consolidated financial statements include the accounts of CanArgo Energy Corporation and its majority owned subsidiaries. The majority owned subsidiaries at December 31, 2000 are CanArgo Oil & Gas Inc. (formerly CanArgo Energy Inc.), CanArgo Limited, CanArgo (Kaspi) Limited, CanArgo Nazvrevi Limited, CanArgo Norio Limited, CanArgo Petroleum Products Limited, CanArgo Services (UK) Limited, CanArgo Standard Oil Products, EOR Canada Ltd., Focan Ltd., Fountain Oil Adygea Incorporated, Fountain Oil Boryslaw Incorporated, Fountain Oil Boryslaw Ltd., Fountain Oil Norway AS, Fountain Oil Production Incorporated, Fountain Oil Services Ltd., Fountain Oil Ukraine Ltd., Fountain Oil U.S. Inc., Gastron International Limited, Georgian American Oil Refinery, Ninotsminda Oil Company Limited, Novara Limited and UK-RAN Oil Corporation. All significant intercompany transactions and accounts have been eliminated. Investments in less than majority owned corporations and corporate like entities in which the Company exercises significant influence are accounted for using the equity method. Entities in which the Company does not have significant influence are accounted for using the cost method.

         USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - CanArgo considers all liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash and other current assets and liabilities approximates fair value because of the short-term maturity of these items. CanArgo does not hold or issue financial instruments for trading purposes.

         RECLASSIFICATION - Certain items in the Consolidated Financial Statements have been reclassified to conform to the current year presentation. There was no effect on net loss as a result of these reclassifications.

         INVENTORIES - Inventories of crude oil, refined products and supplies are valued at the lower of average cost and net realizable value.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         CAPITAL ASSETS - Capital assets are recorded at cost less accumulated provisions for depreciation, depletion and amortization unless the carrying amount is viewed as not recoverable in which case the carrying value of the assets is reduced to the estimated recoverable amount. See "Impairment of Long-Lived Assets" below. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts and any gain or loss thereon is reflected in operations.

         Oil And Gas Properties - CanArgo and the unconsolidated entities for which it accounts using the equity method account for oil and gas properties and interests under the full cost method. Under this accounting method, costs, including a portion of internal costs associated with property acquisition and exploration for and development of oil and gas reserves, are capitalized within cost centers established on a country-by-country basis. Capitalized costs within a cost center, as well as the estimated future expenditures to develop proved reserves and estimated net costs of dismantlement and abandonment, are amortized using the unit-of-production method based on estimated proved oil and gas reserves. All costs relating to production activities are charged to expense as incurred.

         Capitalized oil and gas property costs, less accumulated depreciation, depletion and amortization and related deferred income taxes, are limited to an amount (the ceiling limitation) equal to (a) the present value (discounted at 10%) of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by fixed and determinable contractual arrangements), plus (b) the lower of cost or estimated fair value of unproved and unevaluated properties, less (c) income tax effects related to differences in the book and tax basis of the oil and gas properties.

         Proceeds from the sale of proved and unproved properties are accounted for as reductions to capitalized costs with no gain or loss recognized unless such sales would significantly alter the relationship between capitalized costs and proved reserves of oil and gas. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

         Estimated future site restoration, dismantlement and abandonment costs of $820,000 at December 31, 2000 are amortized on a unit of production basis and reflected with accumulated depreciation, depletion and amortization. CanArgo identifies and estimates such costs based upon its assessment of applicable regulatory requirements, its operating experience and oil and gas industry practice in the areas in which its properties are located. To date CanArgo has not been required to expend any material amounts to satisfy such obligations.

         Property and Equipment - Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from three to five years for office furniture and equipment to three to fifteen years for oil and gas related equipment.

         Refining and Marketing - The refinery, petrol stations and additions thereto are depreciated over the estimated useful lives of the assets ranging from ten to fifteen years for the petrol stations to fifteen to twenty years for the refinery.

         REVENUE RECOGNITION - CanArgo recognizes revenues when goods have been delivered, when services have been performed, or when hydrocarbons have been produced and delivered and payment is reasonably assured. Where crude oil or natural gas production is sold to or used for internal consumption by the refinery, on consolidation revenues from these sales are eliminated from sales and other operating revenues and operating expenses.

         ADVANCES - Advances received by CanArgo from joint venture partners, which are to be spent by CanArgo on behalf of the joint venture partners, are classified within operating inflows on the basis they do not meet the definition of finance or investing activities. These advances do not contribute to CanArgo's operating profits and are accounted for/disclosed as balance sheet entries only ie within cash and payable to joint venture partner. When the cash advances are spent, the payable is reduced accordingly.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         FOREIGN OPERATIONS - CanArgo's future operations and earnings will depend upon the results of CanArgo's operations in the Republic of Georgia. There can be no assurance that CanArgo will be able to successfully conduct such operations, and a failure to do so would have a material adverse effect on the CanArgo's financial position, results of operations and cash flows. Also, the success of CanArgo's operations will be subject to numerous contingencies, some of which are beyond management control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation. Since CanArgo is dependent on international operations, specifically those in the Republic of Georgia, CanArgo will be subject to various additional political, economic and other uncertainties. Among other risks, CanArgo's operations may be subject to the risks and restrictions on transfer of funds, import and export duties, quotas and embargoes, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and regulations.

         FOREIGN CURRENCY TRANSLATION - The U.S. dollar is the functional currency for all of CanArgo's operations. Accordingly, all monetary assets and liabilities denominated in foreign currency are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date and the resulting unrealized translation gains or losses are reflected in operations. Non-monetary assets are translated at historical exchange rates. Revenue and expense items (excluding depreciation and amortization which are translated at the same rates as the related assets) are translated at the average rate of exchange for the year. Foreign currency translation amounts recorded in operations for years ended December 31, 2000, 1999 and 1998 were not material.

         INCOME TAXES - CanArgo recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established, when appropriate, to reduce deferred tax assets to the amount expected to be realized.

         IMPAIRMENT OF LONG-LIVED ASSETS - CanArgo reviews all of its long-lived assets except its oil and gas assets, for impairment in accordance with SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of. CanArgo evaluates its oil and gas properties and its carrying value of investments in unconsolidated entities conducting oil and gas operations in accordance with the full cost method of accounting.

         STOCK-BASED COMPENSATION PLANS - CanArgo has adopted only the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, and has elected to continue to record stock-based compensation expense using the intrinsic-value approach prescribed by Accounting Principles Board ("APB") Opinion 25. Accordingly, CanArgo computes compensation cost for each employee stock option granted as the amount by which the quoted market price of the CanArgo's Common Stock on the date of grant exceeds the amount the employee must pay to acquire the stock. The amount of compensation costs, if any, is charged to operations over the vesting period.

         RECENTLY ISSUED PRONOUNCEMENTS - In 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and in June 2000 issued SFAS No. 138, which amended certain provisions of SFAS
         133. SFAS 133, as amended, will be adopted in the 2001 annual financial statements and based on present circumstances would not have any material effect on CanArgo's financial statements.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.       BUSINESS COMBINATION

         On November 12, 2000, CanArgo acquired 38.1% of the common stock of Georgian American Oil Refinery ("GAOR") for Common Stock consideration valued at $1,666,576. On completion of the acquisition, CanArgo held 51% of the common stock of GAOR and GAOR became a subsidiary of the Company. Under purchase accounting, GAOR's results have been included in the Company's consolidated financial statements since the date of acquisition.

         The purchase price was allocated to the net assets of GAOR as follows:

            Cash                                                $   207,470
            Other Current Assets                                    762,733
            Refining and Marketing                                3,040,910
            Current Liabilities                                  (1,281,197)
            Minority Interest                                    (1,063,340)
                                                                -----------
            Consideration Given- 1,543,125 Common Shares        $ 1,666,576
                                                                ===========

         In July 2000, CanArgo acquired the minority shareholder's 21.2% interest in Ninotsminda Oil Company for Common Stock consideration valued at $4,500,000. The purchase price was allocated to the net assets of Ninotsminda Oil Company based on their fair value which approximated net book value. On completion of this transaction, Ninotsminda Oil Company became a wholly owned subsidiary of CanArgo.

         On July 15, 1998, CanArgo completed the acquisition of all of the common stock of CanArgo Oil & Gas Inc. ("CAOG") for 9,790,899 Common Shares valued at $19,362,500. Under purchase accounting, CAOG's results have been included in CanArgo's consolidated financial statements since the date of acquisition. On completion of the acquisition, CAOG became a subsidiary of CanArgo, and each previously outstanding share of CAOG common stock was converted into the right to receive 0.8 shares of CanArgo's Common Stock, giving the former shareholders of CAOG the right to receive approximately 47% of CanArgo's Common Stock. The following pro forma statement of operations gives effect to the business combination as if such combination had occurred on January 1, 1998. Management does not believe the pro forma amounts are indicative of the results of operations that would have been reported had the business combination occurred prior to January 1, 1998 or that may be reported in the future.

                                                                        Proforma -
                                                                       (Unaudited)
                                                                       ------------
                                                                        Year Ended
                                                                       December 31,
                                                                           1998
                                                                       ------------
            Revenues                                                   $  1,813,904
            Operating expenses                                            9,104,843
                                                                       ------------
            Operating loss                                               (7,290,939)
            Other income (loss)                                              72,903
            Minority interest in loss                                       449,066
                                                                       ------------
            Net loss                                                   $ (6,768,970)
                                                                       ============
            Basic and fully diluted net loss per share                 $      (0.32)
                                                                       ============
            Weighed average number of common shares outstanding          21,014,643
                                                                       ============

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4.       CAPITAL ASSETS

         Capital assets, net of accumulated depreciation and impairment, at December 31, 2000 include the following:

                                                                       ACCUMULATED
                                                                      DEPRECIATION             NET
                                                     COST            AND IMPAIRMENT       CAPITAL ASSETS
                                                 ------------        --------------       --------------
         OIL AND GAS PROPERTIES
           Proved properties                     $ 29,768,241         $ (5,597,509)        $ 24,170,732
           Unproved properties                     13,897,096                 --             13,897,096
                                                 ------------         ------------         ------------
                                                   43,665,337           (5,597,509)          38,067,828

         PROPERTY AND EQUIPMENT
           Oil and gas related equipment           10,394,139           (2,966,868)           7,427,271
           Office furniture, fixtures and
            equipment and other                       884,162             (421,660)             462,502
                                                 ------------         ------------         ------------
                                                   11,278,301           (3,388,528)           7,889,773

         REFINING AND MARKETING                     4,710,210             (190,467)           4,519,743
                                                 ------------         ------------         ------------

                                                 $ 59,653,848         $ (9,176,504)        $ 50,477,344
                                                 ============         ============         ============


         Capital assets, net of accumulated depreciation and impairment, at December 31, 1999 include the following:

                                                                      ACCUMULATED
                                                                      DEPRECIATION             NET
                                                     COST            AND IMPAIRMENT       CAPITAL ASSETS
                                                 ------------        --------------       --------------

         OIL AND GAS PROPERTIES
           Proved properties                     $ 20,506,617         $ (2,330,893)        $ 18,175,724
           Unproved properties                     12,531,313                 --             12,531,313
                                                 ------------         ------------         ------------
                                                   33,037,930           (2,330,893)          30,707,037

         PROPERTY AND EQUIPMENT
           Oil and gas related equipment            9,618,508           (2,824,035)           6,794,473
           Office furniture, fixtures and
            equipment and other                       717,212             (410,560)             306,652
                                                 ------------         ------------         ------------
                                                   10,335,720           (3,234,595)           7,101,125

         REFINING AND MARKETING                          --                   --                   --
                                                 ------------         ------------         ------------

                                                 $ 43,373,650         $ (5,565,488)        $ 37,808,162
                                                 ============         ============         ============

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



         OIL AND GAS PROPERTIES

         Oil and gas properties obtained in connection with the acquisition of CAOG included $15,120,000 of properties in the full cost pool and $10,550,500 of unevaluated properties. The Ninotsminda field includes both proved and unproved properties and has since February 1996 been operated under the terms of a production sharing contract ("PSC") between Ninotsminda Oil Company, the Republic of Georgia and the state oil company, Georgian Oil. Other unproved properties in the Republic of Georgia include the Nazvrevi block operated under the terms of a PSC between the Company's subsidiary, CanArgo Nazvrevi Limited, and the Republic of Georgia and the Norio block operated under the terms of a PSC between the Company's subsidiary, CanArgo Norio Limited, Georgian Oil and the State of Georgia as represented by the State Agency for Regulation of Oil and Gas Resources in Georgia. These properties are expected to be evaluated over the next four years.

         Ultimate realization of the carrying value of CanArgo's oil and gas properties will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to CanArgo, which is dependent upon, among other factors, achieving significant production at costs that provide acceptable margins, reasonable levels of taxation from local authorities, and the ability to market the oil and gas produced at or near world prices. In addition, CanArgo must mobilize drilling equipment and personnel to initiate drilling, completion and production activities. If one or more of the above factors, or other factors, are different than anticipated, CanArgo may not recover its carrying value.

         CanArgo generally has the principal responsibility for arranging financing for the oil and gas properties and ventures in which it has an interest. There can be no assurance, however, that CanArgo or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support the corporate and other activities of CanArgo or that such financing as is available will be on terms that are attractive or acceptable to or are deemed to be in the best interests of CanArgo, such entities or their respective stockholders or participants.

         The consolidated financial statements of CanArgo do not give effect to any additional impairment in the value of CanArgo's investment in oil and gas properties and ventures or other adjustments that would be necessary if financing cannot be arranged for the development of such properties and ventures or if they are unable to achieve profitable operations. Failure to arrange such financing on reasonable terms or failure of such properties and ventures to achieve profitability would have a material adverse effect on the financial position, including realization of assets, results of operations, cash flows and prospects of CanArgo.

         PROPERTY AND EQUIPMENT

         Oil and gas related equipment includes drilling rigs and related equipment currently in use by CanArgo in the development of the Ninotsminda field.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5.       INVESTMENT IN AND ADVANCES TO OIL AND GAS AND OTHER VENTURES

         CanArgo has acquired interests in oil and gas and other ventures through less than majority interests in corporate and corporate-like entities. A summary of CanArgo's net investment in and advances to oil and gas and other ventures at December 31, 2000 and 1999 is set out below:


                                                                             DECEMBER 31,         December 31,
INVESTMENTS IN AND ADVANCES TO OIL AND GAS AND OTHER VENTURES                   2000                 1999
                                                                             ------------         ------------

Ukraine - Stynawske Field, Boryslaw
     Through 45% ownership of Boryslaw Oil  Company                          $ 6,086,254          $ 6,086,254
Republic of Georgia - Sartichala
    Through 12.9% ownership of Georgian American Oil Refinery                       --              1,008,845
Republic of Georgia - Ninotsminda
    Through  50.0% effective ownership CanArgo Power Corporation                 676,583              635,713
Republic of Georgia - Ninotsminda
    Through an effective 50% ownership of East Georgian Pipeline Co.              90,500                 --
Uentech International Corporation
    Through an effective 45% voting interest                                     304,943              274,310
Other Investments                                                                 75,001                 --
                                                                             -----------          -----------
TOTAL INVESTMENTS IN AND ADVANCES TO OIL AND
GAS AND OTHER VENTURES                                                       $ 7,233,281          $ 8,005,122
                                                                             -----------          -----------

EQUITY IN PROFIT (LOSS) OF OIL AND GAS AND OTHER VENTURES

Ukraine - Stynawske Field, Boryslaw                                             (626,461)            (626,461)
Republic of Georgia - CanArgo Power Corporation                                 (186,074)            (186,074)
Republic of Georgia - East Georgian Pipeline Co.                                 (50,000)                --
Uentech International Corporation                                               (214,579)             (23,579)
                                                                             -----------          -----------
CUMULATIVE EQUITY IN PROFIT (LOSS) OF OIL AND
GAS AND OTHER VENTURES                                                       $(1,077,114)         $  (836,114)

IMPAIRMENT - STYNAWSKE FIELD                                                  (5,459,793)          (5,459,793)
                                                                             -----------          -----------
TOTAL INVESTMENTS IN AND ADVANCES TO OIL AND
GAS AND OTHER VENTURES, NET OF EQUITY LOSS AND IMPAIRMENT                    $   696,374          $ 1,709,215
                                                                             ===========          ===========

         In November 2000, CanArgo increased its interest in Georgian American Oil Refinery from 12.9% to 51% for Common Stock consideration valued at $1,666,576. On completion of the acquisition, Georgian American Oil Refinery became a subsidiary of CanArgo. Under the terms of the license Boryslaw Oil Company holds in the Stynawske field, field operations were to be transferred to Boryslaw Oil Company effective January 1, 1999. As a result of prolonged negotiations which created significant uncertainty as to CanArgo's ability to raise funds for the project or enter into a satisfactory farm-out agreement on a timely basis, CanArgo recorded in the third quarter of 1999 an impairment charge of $5,459,793 against its investment in and advances to Boryslaw Oil Company.

         As of December 31, 2000, the Company has a 50% interest in CanArgo Power Corporation and an effective 42.5% interest in Sagarego Power Corporation, a Georgian joint stock company, for which operations have not yet begun.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In 1999 CanArgo restructured its EEOR assets by placing these assets into Uentech International Corporation, a Canadian controlled private corporation, with the objective of Uentech International Corporation raising additional third party capital specifically for development of the EEOR technology. Following the restructuring and the raising of additional capital by Uentech International Corporation, CanArgo held at December 31, 2000, 45% of the voting common shares of Uentech International Corporation and 78% of the total common shares outstanding.

         CanArgo's ventures are in the development stage. Accordingly, realization of these investments is dependent upon successful development of and ultimately cash flows from operations of the ventures.

6.       ACCRUED LIABILITIES

         Accrued liabilities at December 31, 2000 and 1999 include the following:

                                                    DECEMBER 31,       DECEMBER 31,
                                                       2000               1999
                                                 ----------------   -----------------
             Professional fees                   $        175,000   $         167,500
             Office relocation                            126,666                  --
             Workovers                                         --             150,000
             Other                                         22,270              75,911
                                                 ----------------   -----------------
                                                 $        323,936   $         393,411
                                                 ================   =================

7.       COMMITMENTS AND CONTINGENCIES

         OIL AND GAS PROPERTIES AND INVESTMENTS IN OIL AND GAS VENTURES

         CanArgo has contingent obligations and may incur additional obligations, absolute and contingent, with respect to acquiring and developing oil and gas properties and ventures. At December 31, 2000, CanArgo had the contingent obligation to issue an aggregate of 187,500 shares of its common stock, subject to the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske field project. In December 2000, CanArgo announced that a preliminary development plan had been reached with the joint venture partner.

         LEASE COMMITMENTS - CanArgo leases office space under non-cancelable operating lease agreements. Rental expense for the years ended December 31, 2000, 1999 and 1998 was $178,745, $115,425 and $170,795
         respectively. Future minimum rental payments over the next five years for the Company's lease obligations as of December 31, 2000, are as follows:

             2001                                              $   260,000
             2002                                                  250,000
             2003                                                  250,000
             2004                                                  250,000
             2005                                                  220,000

8.       CONCENTRATIONS OF CREDIT RISK

         CanArgo's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and advances to oil and gas and other ventures. CanArgo places its temporary cash investments with high credit quality financial institutions. Accounts receivable relates primarily to entities active in the energy and manufacturing sectors. The concentration of credit risk associated with accounts receivable is reduced as CanArgo's debtors are spread across several countries and industries.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.       STOCKHOLDERS' EQUITY

         On July 8, 1998, at a Special Meeting of Stockholders, the stockholders of CanArgo approved the acquisition of all of the common stock of CAOG for Common Stock of the Company pursuant to the terms of an Amended and Restated Combination Agreement between those two companies (the "Combination Agreement"). Upon completion of the acquisition on July 15, 1998, CAOG became a subsidiary of CanArgo, and each previously outstanding share of CAOG common stock was converted into the right to receive 0.8 shares (the "Exchangeable Shares") of CAOG which are exchangeable generally at the option of the holders for shares of CanArgo's Common Stock on a share-for-share basis.

         The stockholders of CanArgo also approved the issuance of 100 shares (the "Voting Preferred Shares") of Series Voting Preferred Stock to the Montreal Trust Company of Canada (the "Trustee") under the Voting, Support and Exchange Trust Agreement entered into among the Company, CAOG and the Trustee. The Voting Preferred Shares embody the right to
         (i) the voting power the holders of unexchanged Exchangeable Shares would have following the exchange thereof for shares of CanArgo's Common Stock and (ii) the right to receive an aggregate of $100 upon redemption at the rate of $1.00 per Voting Preferred Share following the exchange of all outstanding Exchangeable Shares. The Voting Preferred Shares are stripped of their voting power proportionately as Exchangeable Shares are exchanged for shares of the CanArgo's Common Stock. When fully divested of voting rights through the exchange of all Exchangeable Shares, the Voting Preferred Shares can be redeemed by CanArgo for nominal consideration. The stockholders also approved a 1-for-2 reverse stock split of the outstanding shares of Common Stock which took effect on July 15, 1998 and has been given effect through restatement in these Consolidated Financial Statements and notes thereto.

         As of December 31, 2000, 75,526,890 shares of Common Stock, 423,791 Exchangeable Shares and 100 shares of Voting Preferred Shares were issued and outstanding. No other shares of the Company's preferred stock have been issued.

         During the years ended December 31, 2000, 1999 and 1998, the following transactions regarding CanArgo's Common Stock were consummated pursuant to authorization by CanArgo's Board of Directors or duly constituted committees thereof.

         YEAR ENDED DECEMBER 31, 2000

         - In 2000, CanArgo issued 105,968 shares upon exchange by holders of Exchangeable Shares.

         - In February and March 2000, CanArgo issued 140,000 shares at $0.805 per share in connection with services performed by third parties.

         - In April 2000, CanArgo issued 3,695,000 shares at $0.862 per share for gross proceeds of $3,184,166 upon completion of a private placement.

         - In June 2000, CanArgo issued 4,054,054 shares at $1.11 per share for gross proceeds of $4,500,000 to acquire the minority interest shareholders interest in Ninotsminda Oil Company.

         - In 2000, CanArgo issued 1,504,664 shares at $0.387 per share pursuant to exercised stock options.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         - In June 2000, CanArgo issued 15,550,916 shares at $0.98 per share upon completion of a private placement.

         - In August 2000, CanArgo issued 12,000,000 shares at $1.18 per share upon completion of a private placement.

         - In November 2000, CanArgo issued 1,543,125 shares at $1.08 per share to acquire controlling interest in a refinery.

YEAR ENDED DECEMBER 31, 1999

         - In 1999, CanArgo issued 5,327,016 shares upon exchange by holders of Exchangeable Shares.

         - In 1999, CanArgo issued 650,000 shares at $0.678 per share in connection with the acquisition of net profits interests related to the Ninotsminda oil field in the Republic of Georgia.

         - In 1999, CanArgo issued 537,917 shares at $0.555 per share in connection with services performed by third parties.

         - In August 1999, CanArgo issued 11,850,362 shares at $0.30 per share for gross proceeds of $3,555,109 upon completion of the Company's registered public offering.

         - In December 1999, CanArgo issued 3,300,000 shares at $0.86 per share for gross proceeds of $2,837,630 upon completion of a private placement.

YEAR ENDED DECEMBER 31, 1998

         - In 1998, CanArgo issued 3,934,124 shares upon exchange by holders of Exchangeable Shares.

         Pursuant to the terms of the Combination Agreement, holders of CAOG Stock Purchase Warrants have the right to purchase Exchangeable Shares which are exchangeable generally at the option of the holder for shares of the CanArgo's Common Stock on a share-for-share basis.

10.      NET LOSS PER COMMON SHARE

         Basic and diluted net loss per common share for the years ended December 31, 2000, 1999 and 1998 were based on the weighted average number of common shares outstanding during those periods. The weighted average number of shares used was 54,950,630, 26,370,235 and 15,783,889 respectively. Options to purchase CanArgo's Common Stock were outstanding during the years ended December 31, 2000, 1999 and 1998 but were not included in the computation of diluted net loss per common share because the effect of such inclusion would have been antidilutive.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.      INCOME TAXES

         CanArgo and its domestic subsidiaries file U.S. consolidated income tax returns. No benefit for U.S. income taxes has been recorded in these consolidated financial statements because of CanArgo's inability to recognize deferred tax assets under provisions of SFAS 109. Due to the implementation of the quasi-reorganization as of October 31, 1988, future reductions of the valuation allowance relating to those deferred tax assets existing at the date of the quasi-reorganization, if any, will be allocated to capital in excess of par value. A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate (34%) and CanArgo's reported provision for income taxes is as follows:

                                                     YEAR ENDED           YEAR ENDED             YEAR ENDED
                                                 DECEMBER 31, 2000     DECEMBER 31, 1999     DECEMBER 31, 1998
                                                ------------------    ------------------    ------------------
         Income tax benefit at statutory rate   $         (731,545)   $       (2,880,772)   $       (2,077,510)
         Benefit of losses not recognized                  731,545             2,880,772             2,077,510
         Foreign tax provision                                  --                    --                    --
         Other, net                                             --                    --                    --
                                                ------------------    ------------------    ------------------
         Provision for income taxes             $               --    $               --    $               --
                                                ==================    ==================    ==================
         Effective tax rate                                      0%                    0%                    0%
                                                ==================    ==================    ==================

         The components of deferred tax assets as of December 31, 2000 and 1999 were as follows:

                                                                        DECEMBER 31,            DECEMBER 31,
                                                                   -------------------     -------------------
                                                                            2000                   1999
                                                                   -------------------     -------------------
         Net operating loss carryforwards                          $        13,172,000     $        13,576,000
         Foreign net operating loss carryforwards                            6,268,000               5,916,000
         Impairments                                                         9,097,000               9,097,000
         Patent rights and related equipment                                        --                      --
                                                                   -------------------     -------------------
                                                                            28,537,000              28,589,000
         Valuation allowance                                               (28,537,000)            (28,589,000)
                                                                   -------------------     -------------------
         Net deferred tax asset recognized in balance sheet        $                --     $                --
                                                                   ===================     ===================

         On August 1, 1991, August 17, 1994, July 15, 1998 and June 28, 2000
         CanArgo experienced changes in the CanArgo's ownership as defined in
         Section 382 of the Internal Revenue Code ("IRC"). The effect of these changes in ownership is to limit the utilization of certain existing net operating loss carryforwards for income tax purposes to approximately $1,375,000 per year on a cumulative basis. As of December 31, 2000, total U.S. net operating loss carryforwards were approximately $38,740,000. Of that amount, approximately $291,000 was incurred subsequent to the ownership change in 2000, $38,449,000 was incurred prior to 2000 and therefore is subject to the IRC Section 382 limitation and $4,700,000 is subject to the separate return limitation rules. See Note 1 of Notes to Consolidated Financial Statements.

         The net operating loss carryforwards expire from 2001 to 2014. The net operating loss carryforwards limited under the separate return limitation rules may only be offset against the separate income of the respective subsidiaries. CanArgo has also generated approximately $18,436,000 of foreign net operating loss carryforwards. A significant portion of the foreign net operating loss carryforwards is subject to limitations similar to IRC Section 382.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         CanArgo's available net operating loss carryforwards may be used to offset future taxable income, if any, prior to their expiration. CanArgo may experience further limitations on the utilization of net operating loss carryforwards and other tax benefits as a result of additional changes in ownership.

13.      SEGMENT AND GEOGRAPHICAL DATA

         During the years ended December 31, 1999 and 1998 CanArgo operated through one business segment, oil and gas exploration and production. In 2000, CanArgo expanded its oil and gas exploration and production activities to include the refining and marketing of crude oil and crude oil products.

         Operating revenues for the years ended December 31, 2000, 1999 and 1998 by business segment and geographical area were as follows:

                                               DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                              -------------    --------------    --------------
         OPERATING REVENUES:                        2000            1999               1998
                                              -------------    --------------    --------------
         OIL AND GAS EXPLORATION,
         DEVELOPMENT AND PRODUCTION
           Eastern Europe                     $   6,108,779    $    2,274,524    $      602,724
           Canada                                        --           219,088           201,828
                                              -------------    --------------    --------------
                                                  6,108,779         2,493,612           804,552
         REFINING AND MARKETING
           Eastern Europe                           661,880                --                --
         INTERSEGMENT ELIMINATIONS                       --                --                --
                                              -------------    --------------    --------------
         TOTAL                                $   6,770,659    $    2,493,612    $       804,552
                                              =============    ==============    ===============

         In 2000, the Company sold its oil and gas production in Eastern Europe to five (1999 - five, 1998 - two) customers. In 2000 sales to three customers represented 43%, 25% and 14% of operating revenue respectively. In 1999 sales to three customers represented 38%, 34% and 11% of operating revenue respectively. In 1998, sales to two customers represented 57% and 43% of operating revenue, respectively.

         Operating profit (loss) for the years ended December 31, 2000, 1999 and 1998 by business segment and geographical area were as follows:

                                                DECEMBER 31,      DECEMBER 31,       DECEMBER 31,
                                              --------------    --------------    ---------------
         OPERATING PROFIT (LOSS):                   2000             1999               1998
                                              --------------    --------------    ---------------
         OIL AND GAS EXPLORATION,
         DEVELOPMENT AND PRODUCTION
           Eastern Europe                     $      871,896    $   (6,154,404)   $    (2,247,788)
           Canada                                         --            (7,926)        (1,258,506)
                                              --------------    --------------    ---------------
                                                     871,896        (6,162,330)        (3,506,294)
         REFINING AND MARKETING

           Eastern Europe                           (294,156)               --                 --

         CORPORATE AND OTHER EXPENSES             (2,974,791)       (1,957,020)        (2,850,617)
                                              --------------    --------------    ---------------
         TOTAL                                $   (2,397,051)   $   (8,119,350)   $    (6,356,911)
                                              ==============    ==============    ===============

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Identifiable assets as of December 31, 2000 and 1999 by business segment and geographical area were as follows:

                                                                        DECEMBER 31,     DECEMBER 31,
                                                                            2000            1999
                                                                       -------------    -------------
         CORPORATE
           Eastern Europe                                              $     695,909    $     262,174
           Canada                                                                 --        3,981,274
           Western Europe (principally cash)                              30,894,569           38,644

         TOTAL CORPORATE                                                  31,590,478        4,282,092
                                                                       -------------    -------------
         OIL AND GAS EXPLORATION,
         DEVELOPMENT AND PRODUCTION
           Eastern Europe                                                 46,954,738       39,253,238
           Canada                                                             90,364          264,139
                                                                       -------------    -------------
         TOTAL OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION        47,045,102       39,517,377
                                                                       -------------    -------------
         REFINING AND MARKETING
           Eastern Europe                                                  4,128,616               --

                                                                       =============    =============
         TOTAL IDENTIFIABLE ASSETS                                     $  82,764,196    $  43,799,469
                                                                       =============    =============

14.      SUPPLEMENTAL CASH FLOW INFORMATION AND NONMONETARY TRANSACTIONS

         The following represents supplemental cash flow information for the years ended December 31, 2000, 1999 and 1998:

                                                         DECEMBER 31,         DECEMBER 31,        DECEMBER 31,
                                                            2000                 1999                 1998
                                                      ----------------      ----------------      --------------
         Supplemental schedule of non-cash
         activities:
         Issuance of Common Stock in connection
         with acquisition of minority interest
         shareholders interest in subsidiary          $      4,500,000      $             --      $           --
         Issuance of Common Stock in connection
         with acquisition of controlling
         interest in refinery                                1,666,576                    --                  --

         Issuance of Common Stock in connection
         with investments in oil and gas ventures                   --               440,740                  --
         Issuance of Common Stock in connection
         with compensation earned and third
         party services provided                               112,700               298,872                  --
                                                      ----------------      ----------------      --------------
                                                      $      6,279,276      $        739,612      $           --
                                                      ================      ================      ==============

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.      STOCK-BASED COMPENSATION PLANS

         On August 17, 1994, options to purchase 200,000 shares of CanArgo's Common Stock were issued to various individuals who were serving or were expected in the future to serve CanArgo as officers, directors, employees, consultants and advisors (the "1994 Plan"). The options were exercisable at an exercise price of $3.00 and were only exercisable at the time or within six months after services are rendered by such individuals. In 1999 all of the options issued under the 1994 Plan expired.

         Pursuant to the 1995 Long-Term Incentive Plan (the "1995 Plan") adopted by CanArgo in February 1996, 4,000,000 shares of the CanArgo's Common Stock have been authorized for possible issuance under the 1995 Plan. Stock options granted under the 1995 Plan may be either incentive stock options or non-qualified stock options. Options expire on such date as is determined by the committee administering the 1995 Plan, except that incentive stock options may expire no later than 10 years from the date of grant. Pursuant to the 1995 Plan, a specified number of stock options exercisable at the then market price are granted annually to non-employee directors of CanArgo, which become 100% vested six months from the date of grant. Stock appreciation rights entitle the holder to receive payment in cash or Common Stock equal in value to the excess of the fair market value of a specified number of shares of Common Stock on the date of exercise over the exercise price of the stock appreciation right. No stock appreciation rights have been granted through December 31, 2000. The exercise price and vesting schedule of stock appreciation rights are determined at the date of grant. Under the 1995 Plan, 2,273,669 options were outstanding at December 31, 2000.

         Pursuant to the terms of the Combination Agreement, on July 15, 1998 each stock option granted under CAOG's existing Stock Option Plan (the "CAOG Plan") to purchase a CAOG common share was converted into an option to purchase 0.8 shares of the CanArgo's Common Stock. Pursuant to the CAOG Plan, which has been adopted by CanArgo, a total of 988,000 shares of CanArgo's Common Stock have been authorized for issuance. Stock options granted under the CAOG Plan expire on such date as is determined by the committee administering the CAOG Plan, except that the term of stock options may not exceed 10 years from the date of grant. Under the CAOG Plan, 621,667 options were outstanding at December 31, 2000.

         On September 30, 2000, special stock options and warrants to purchase 2,220,000 shares of CanArgo's Common Stock were issued to various individuals who were serving or were expected in the future to serve CanArgo as officers, directors and employees. The special stock options are exercisable at an exercise price of $1.437 per common share. The warrants are exercisable at an exercise price of $1.27 per common share.

         The purpose of the Company's stock option plans is to further the interest of the Company by enabling officers, directors, employees, consultants and advisors of the Company to acquire an interest in the Company by ownership of its stock through the exercise of stock options and stock appreciation rights granted under its various stock option plans.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         A summary of the status of stock options granted under the 1994 Plan, the 1995 Plan, CAOG Plan and special stock options and warrants is as follows:

                                                                 SHARES          SHARES ISSUABLE       WEIGHTED
                                                               AVAILABLE         UNDER OUTSTANDING  AVERAGE EXERCISE
                                                               FOR ISSUE              OPTIONS            PRICE
                                                              ----------         -----------------  ----------------
         BALANCE, DECEMBER 31, 1997                              288,834              577,166            12.64
          Options (1994 & 1995 Plans):
           Granted at market                                    (665,084)             665,084             1.06
           Granted at a premium                                  (25,000)              25,000             0.70
           Canceled (1994 Plan)                                       --              (42,000)            3.00
           Canceled                                              414,834             (414,834)           15.59
          CAOG Plan Authorization:                               988,000
           Converted Options                                    (988,000)             988,000             1.85
           Granted at market                                     (90,000)              90,000             0.56
           Granted at a premium                                  (50,000)              50,000             0.70
           Canceled                                              220,000             (220,000)            1.85
                                                              ----------            ---------             ----

         BALANCE, DECEMBER 31, 1998                               93,584            1,718,416             1.70
          Options (1994 & 1995 Plan):
           Increase in shares available for issue              3,250,000                   --
           Granted at market                                  (2,746,166)           2,746,166             0.36
           Canceled (1994 Plan)                                       --              (74,000)            3.00
           Canceled                                              298,332             (298,332)            1.95
          CAOG Plan Authorization:
           Granted at market                                    (227,500)             227,500             0.31
           Canceled                                              198,000             (198,000)            1.17
                                                              ----------            ---------             ----

         BALANCE, DECEMBER 31, 1999                              866,250            4,121,750             0.72
          Options (1994 & 1995 Plan):
           Granted at market                                  (1,087,000)           1,087,000             1.06
           Exercised                                                  --           (1,441,331)            0.39
           Canceled                                              556,250             (556,250)            0.89
          CAOG Plan Authorization:
           Granted at market                                    (485,000)             485,000             1.10
           Exercised                                                                  (63,333)            0.46
           Canceled                                              737,500             (737,500)            1.69
          Special Stock Options and Warrants:
           Granted at market                                          --            2,220,000             1.40
                                                              ----------            ---------             ----
         BALANCE, DECEMBER 31, 2000                              588,000            5,115,336             1.02
                                                              ==========            =========             ====

         Shares issuable upon exercise of vested options and the corresponding weighted average exercise price are as follows:

                                                 SHARES ISSUABLE           WEIGHTED
                                                UNDER EXERCISABLE       AVERAGE EXERCISE
                                                     OPTIONS                 PRICE
                                                     -------               --------
         December 31, 1998                           413,661               $   2.82
         December 31, 1999                           672,277               $   1.85
         December 31, 2000                           725,329               $   0.99

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The weighted average fair value of options granted at market was $1.26, $0.22, and $0.61, for the years ended December 31, 2000, 1999 and 1998. The weighted average fair value of options granted at a premium was $0.13 for the year ended December 31, 1998. The weighted average fair value of all options granted during the years ended December 31, 2000, 1999 and 1998 was $1.26, $0.22 and $0.59.

         The following table summarizes information about stock options outstanding at December 31, 2000:

                                          OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                                      ---------------------------                        ------------------------------
                                          NUMBER                                            NUMBER
                                         OF SHARES       WEIGHTED        WEIGHTED          OF SHARES           WEIGHTED
                                      OUTSTANDING AT     AVERAGE         AVERAGE         EXERCISABLE AT         AVERAGE
         Range of Exercise              DECEMBER 31,    REMAINING        EXERCISE          DECEMBER 31,        EXERCISE
             Prices                         2000           TERM            PRICE               2000              PRICE
                                      --------------    ---------        --------        --------------        --------
         $0.275 to $0.69                  1,543,336        3.75             0.36              247,496             0.36
         $0.70 to $0.99                     175,000        4.92             0.88                   --               --
         $1.00 to $1.85                   3,389,500        4.32             1.30              470,333             1.11
         $9.00 to $14.50                      7,500        6.00            14.50                7,500            14.50
                                          ---------                                           -------
         $0.275 to $14.50                 5,115,336        4.17             1.02              725,329             0.99
                                          =========                                           =======

         As discussed in Note 2, Summary of Significant Accounting Policies, "Stock-Based Compensation Plans", CanArgo accounts for its stock-based compensation plans under APB Opinion 25. Accordingly, no compensation cost has been recognized for those stock options with exercise prices equal to or greater than the market price of the stock on the date of grant. Under SFAS No. 123, compensation cost is measured at the grant date based on the fair value of the awards and is recognized over the service period, which is usually the vesting period. Had compensation cost for those stock options been determined consistent with SFAS No. 123, CanArgo's net loss and net loss per common share after plan forfeitures would have been approximately $3,077,000 and $0.05 respectively for the year ended December 31, 2000, $8,806,000 and $0.34 respectively for the year ended December 31, 1999 and $5,750,000 and $0.36, respectively, for the year ended December 31, 1998.

         The fair value of each stock option granted by CanArgo was calculated using the Black-Scholes option-pricing model applying the following weighted-average assumptions for the years ended December 31, 2000, 1999 and 1998: dividend yield of 0.00%; risk-free interest rate of 5.98% for the year ended December 31, 2000, dividend yield of 0.00%; risk-free interest rate of 5.86% for the year ended December 31, 1999 and dividend yield of 0.00%; risk-free interest rate of 5.25% for the year ended December 31, 1998, the average expected lives of options of
         3.51 years, 4.0 years and 4.0 years respectively; and volatility of 75.07% for the year ended December 31, 2000; 80.0% for the year ended December 31, 1999 and 44.8% for the year ended December 31, 1998.

16.      RELATED PARTY TRANSACTIONS

         In 2000, three non-employee directors each received compensation in the amount of $90,000 for services provided with respect to the June and August 2000 private placements.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17.      SUBSEQUENT EVENTS

         (a) On March 8, 2001 CanArgo announced that it intended to make an offer to purchase all outstanding common shares of Lateral Vector Resources Inc. On March 20, 2001 an offer was mailed to Lateral Vector Resources Inc. shareholders offering Canadian $0.10 (approximately $0.065) in cash for each outstanding Lateral Vector Resources Inc. share and based on publicly available information, the transaction value represented by the offer is approximately $2.11 million. The offer, conditional, among other matters, upon the deposit of at least 90% of outstanding Lateral Vector Resources Inc. shares (calculated on a fully diluted basis), is subject to the receipt of all required regulatory approvals including any required in Ukraine and other conditions customary in this type of transaction, including the absence of any material change in the business or operations of Lateral Vector Resources Inc.

         (b) Unaudited - The offer in note 17(a) above was subsequently amended on April 9, 2001 to increase the purchase price to Cdn $0.11 per share and to amend and remove certain conditions to CanArgo's obligation to purchase the common shares. On April 30, 2001, CanArgo acquired 26,790,364 common shares of Lateral Vector Resources Inc. for cash consideration of Canadian $0.11 per share representing approximately 82% of the outstanding common shares of Lateral Vector Resources Inc. CanArgo also announced that it intended to acquire any shares not deposited under the offer by way of a second stage transaction particulars of which were set out in section 12 of the Circular dated March 20th 2001 which accompanied the document containing CanArgo's original offer for Lateral Vector Resources Inc. common shares.

                  In June 2001 the second stage transaction was approved and in July 2001 CanArgo took up the remaining outstanding shares of Lateral Vector Resources Inc. at Canadian $0.11 per share. The total cost of the acquisition, excluding expenses, was $2,308,316.

                  On 4 July 2001, CanArgo Energy Corporation closed a private placement of 16,057,765 new shares at NOK 4.25 per share (approximately US$0.45 per share) to certain institutions and qualified purchasers and in August, 2001 filed, subject to completion, a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with the private placement.

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES

Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs with existing equipment under existing economic and operating conditions.

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and under existing economic and operating conditions.

No major discovery or other favorable or adverse event subsequent to December 31, 2000 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

The following table sets forth the Company's net proved oil reserves, including the changes therein, and net proved developed reserves at December 31, 2000, as estimated by the independent petroleum engineering firm, Ashton Jenkins Mann:

         NET PROVED RESERVES - OIL                             REPUBLIC OF
         (In Thousands of Barrels)                               GEORGIA           CANADA             TOTAL
                                                                 -------           ------             -----
         DECEMBER 31, 1997                                           --               334               334
             Purchase of properties                               6,050                --             6,050
             Revisions of previous estimates                        198              (155)               43
             Extension, discoveries, other additions              1,388                --             1,388
             Production                                             (92)              (21)             (113)
                                                                -------            ------             -----
         DECEMBER 31, 1998                                        7,544               158             7,702
             Purchase of properties                                  --                --                --
             Revisions of previous estimates                         --                --                --
             Extension, discoveries, other additions                274                --               274
             Production                                            (100)              (17)             (117)
             Disposition of properties                               --              (141)             (141)
                                                                -------            ------             -----
         DECEMBER 31, 1999                                        7,718                --             7,718
             Purchase of properties                               1,610                --             1,610
             Revisions of previous estimates                         --                --                --
             Extension, discoveries, other additions                583                --               583
             Production                                            (246)               --              (246)
             Disposition of properties                               --                --                --
                                                                -------            ------             -----
         DECEMBER 31, 2000                                        9,665                --             9,665
                                                                =======            ======             =====
         NET PROVED DEVELOPED OIL RESERVES
             December 31, 2000                                    2,570                --             2,570
                                                                =======            ======             =====

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED


The following table sets forth the Company's net proved gas reserves, including the changes therein, and net proved developed reserves at December 31, 2000, as estimated by the independent petroleum engineering firm, Ashton Jenkins Mann:

         NET PROVED RESERVES - GAS                             REPUBLIC OF
         (In Million Cubic Feet)                                 GEORGIA           CANADA             TOTAL
                                                                 -------           ------             -----
             Purchase of properties                                  --                --                --
             Revisions of previous estimates                         --                --                --
             Extension, discoveries, other additions              8,417                --             8,417
             Production                                             (83)               --               (83)
                                                                -------            ------            ------
         DECEMBER 31, 1999                                        8,334                --             8,334
             Purchase of properties                               1,658                --             1,658
             Revisions of previous estimates                         --                --                --
             Extension, discoveries, other additions              4,654                --             4,654
             Production                                          (1,146)               --            (1,146)
             Disposition of properties                               --                --                --
                                                                -------            ------            ------
         DECEMBER 31, 2000                                       13,500                --            13,500
                                                                -------            ------            ------
         NET PROVED DEVELOPED GAS RESERVES
             December 31, 2000                                    4,560                --             4,560
                                                                =======            ======            ======

Net proved oil reserves in the Republic of Georgia as at December 31, 2000 and 1999 were as follows:

                                                               DECEMBER 31,                    DECEMBER 31,
                                                                  2000                             1999
                                                     ----------------------------     ----------------------------
                                                                           PSC                              PSC
                                                     OIL RESERVES     ENTITLEMENT     OIL RESERVES     ENTITLEMENT
                                                        - GROSS          VOLUMES        - GROSS          VOLUMES
                                                         (MSTB)        (MSTB) (1)        (MSTB)         (MSTB) (1)
                                                     ------------     -----------     ------------     -----------
         Proved  Developed Producing                     3,800            2,570            3,600           1,572
         Proved Undeveloped                             14,500            7,095           15,200           6,146
                                                        ------            -----           ------           -----
         TOTAL PROVEN                                   18,300            9,665           18,800           7,718
                                                        ======            =====           ======           =====

Net proved gas reserves in the Republic of Georgia as at December 31, 2000 and 1999 were as follows:

                                                               DECEMBER 31,                    DECEMBER 31,
                                                                  2000                             1999
                                                     ----------------------------     ----------------------------
                                                                           PSC                              PSC
                                                     GAS RESERVES     ENTITLEMENT     GAS RESERVES     ENTITLEMENT
                                                        - GROSS          VOLUMES         - GROSS          VOLUMES
                                                         (MMCF)        (MMCF) (1)        (MMCF)         (MMCF) (1)
                                                     ------------     -----------     ------------     -----------
         Proved  Developed Producing                     15,200            4,560         17,425            4,117
         Proved Undeveloped                              29,800            8,940         17,850            4,217
                                                         ------           ------         ------            -----
         TOTAL PROVEN                                    45,000           13,500         35,275            8,334
                                                         ======           ======         ======            =====

         (1) PSC Entitlement Volumes attributed to CanArgo using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of Ninotsminda Oil Company after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. As a result of CanArgo's interest in Ninotsminda Oil Company, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit. Net oil and gas reserves at December 31, 1999 represent CanArgo's 78.8% share of Ninotsminda Oil

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED


         Company's interest under the production sharing contract in the gross reserves, before taking into account the interest of Georgian Oil.

Results of operations for oil and gas producing activities for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                              EASTERN
         YEAR ENDED DECEMBER 31, 2000                         EUROPE            CANADA             TOTAL
                                                         ---------------    --------------   -----------------
         Revenues                                        $     6,108,779    $           --   $       6,108,779
         Operating expenses                                    1,287,035                --           1,287,035
         Depreciation, depletion and amortization              3,099,000                --           3,099,000
                                                         ---------------    --------------   -----------------
         Operating Income                                      1,722,744                --           1,722,744
         Income tax provision                                         --                --                  --
                                                         ---------------    --------------   -----------------
         RESULTS OF OPERATIONS FOR OIL AND GAS
         PRODUCING ACTIVITIES                            $     1,722,744    $           --   $       1,722,744
                                                         ===============    ==============   =================


                                                              EASTERN
         YEAR ENDED DECEMBER 31, 1999                         EUROPE            CANADA             TOTAL
                                                         ---------------    --------------   -----------------
         Revenues                                        $     2,274,524    $      219,088   $       2,493,612
         Operating expenses                                      703,430           205,495             908,925
         Depreciation, depletion and amortization                968,203                --             968,203
                                                         ---------------    --------------   -----------------
         Operating Income                                        602,891            13,593             616,484
         Income tax provision                                         --                --                  --
                                                         ---------------    --------------   -----------------
         RESULTS OF OPERATIONS FOR OIL AND GAS
         PRODUCING ACTIVITIES                            $       602,891    $       13,593   $         616,484
                                                         ===============    ==============   =================

                                                              EASTERN
         YEAR ENDED DECEMBER 31, 1998                         EUROPE            CANADA             TOTAL
                                                         ---------------    --------------   -----------------
         Revenues                                        $       602,724    $      201,828   $         804,552
         Operating expenses                                      538,273           290,303             828,576
         Depreciation, depletion and amortization                120,159            95,752             215,911
         Valuation Provision                                          --           900,000             900,000
                                                         ---------------    --------------   -----------------
         Operating Income (Loss)                                 (55,708)       (1,084,227)         (1,139,935)
         Income tax provision                                         --                --                  --
                                                         ---------------    --------------   -----------------
         RESULTS OF OPERATIONS FOR OIL AND GAS
         PRODUCING ACTIVITIES                            $       (55,708)   $   (1,084,227)  $      (1,139,935)
                                                         ===============    ==============   =================

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED


Costs incurred for oil and gas property acquisition, exploration and development activities for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                       EASTERN
                                                        EUROPE          CANADA            TOTAL
                                                    -------------    -------------    --------------
DECEMBER 31, 2000
Property Acquisition
     Unproved*                                      $   1,365,783    $          --    $    1,365,783
     Proved                                                    --               --                --
Exploration                                                    --               --                --
Development                                             9,261,624               --         9,261,624
                                                    -------------    -------------    --------------
     Total costs incurred                           $  10,627,407    $          --    $   10,627,407
                                                    =============    =============    ==============
DECEMBER 31, 1999
Property Acquisition
     Unproved*                                      $          --    $          --    $           --
     Proved                                                    --               --                --
Exploration                                                    --               --                --
Development                                             1,991,779           39,101         2,030,880
                                                    -------------    -------------    --------------
     Total costs incurred                           $   1,991,779    $      39,101    $    2,030,880
                                                    =============    =============    ==============
DECEMBER 31, 1998
Property Acquisition
     Unproved*                                      $          --    $          --    $           --
     Proved                                                    --               --                --
Exploration                                               684,056          136,715           820,771
Development                                             4,390,495               --         4,390,495
                                                    -------------    -------------    --------------
     Total costs incurred                           $   5,074,551    $     136,715    $    5,211,266
                                                    =============    =============    ==============

* These amounts represent costs incurred by CanArgo and excluded from the amortization base until proved reserves are established or impairment is determined.

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED


STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

The following information has been developed utilizing procedures prescribed by SFAS No. 69 Disclosure about Oil and Gas Producing Activities ("SFAS 69") and based on crude oil reserve and production volumes estimated by the Company's engineering staff. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

CanArgo believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, future cash inflows were estimated by applying period-end oil prices adjusted for fixed and determinable escalations to the estimated future production of period-end proven reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expenses has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by SFAS No. 69.

Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proven reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows:

                                                              REPUBLIC OF
         DECEMBER 31, 2000  (IN THOUSANDS)                      GEORGIA            CANADA              TOTAL
                                                            --------------    --------------      --------------
         Future cash inflows                                $      219,531    $           --      $      219,531
         Less related future:
           Production costs                                         37,356                --              37,356
           Development and abandonment costs                        63,049                --              63,049
                                                            --------------    --------------      --------------
           Future net cash flows before income taxes               119,126                --             119,126
           Future income taxes (1)                                  (5,063)               --              (5,063)
                                                            --------------    --------------      --------------
           Future net cash flows                                   114,063                --             114,063
           10% annual discount for estimating timing of
           cash flows                                               51,097                --              51,097
                                                            --------------    --------------      --------------
           Standardized measure of discounted future
           net cash flows                                   $       62,966    $           --      $       62,966
                                                            ==============    ==============      ==============

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

                                                         REPUBLIC OF
         DECEMBER 31, 1999 (IN THOUSANDS)                  GEORGIA           CANADA             TOTAL
                                                        ------------     -------------      -------------
         Future cash inflows                            $    158,127     $          --      $     158,127
         Less related future:
           Production costs                                   22,241                --             22,241
           Development and abandonment costs                  55,476                --             55,476
                                                        ------------     -------------      -------------
           Future net cash flows before income taxes          80,410                --             80,410
           Future income taxes (1)                            (3,417)               --             (3,417)
                                                        ------------     -------------      -------------
           Future net cash flows                              76,993                --             76,993
           10% annual discount for estimating timing
           of cash flows                                      36,825                --             36,825
                                                        ------------     -------------      -------------
           Standardized measure of discounted future
           net cash flows                               $     40,168     $          --      $      40,168
                                                        ============     =============      =============


         ----------
         (1) Future cash flows are based on PSC Entitlement Volumes attributed to CanArgo using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of Ninotsminda Oil Company after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties.

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows:

                                                            December 31,         December 31,         December 31,
            IN THOUSANDS                                        2000                 1999                  1998
                                                           -------------        -------------         ------------
         Beginning of year                                 $      40,168        $      15,040         $      1,243

         Purchase (sale) of reserves in place                     11,316                 (437)              13,420
         Revisions of previous estimates                            (409)                  --                  115
         Development costs incurred during the period              9,262                1,992                4,642
         Additions to proved reserves resulting from
         extensions, discoveries and improved recovery                --                   --                   --
         Accretion of discount                                        --                   --                   --
         Sales of oil and gas, net of production costs            (4,822)              (1,410)                  38
         Net change in sales prices, net of production
         costs                                                     4,393               29,256                   --
         Changes in production rates (timing) and other            3,058               (4,273)              (4,418)
                                                           -------------        -------------         ------------
         Net increase                                             22,798               25,128               13,797
                                                           -------------        -------------         ------------
         End of year                                       $      62,966        $      40,168         $     15,040
                                                           =============        =============         ============

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                   AS AT JUNE 30, 2001 AND DECEMBER 31, 2000
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                Unaudited
                                                              -------------
                                                                 JUNE 30,              December 31,
                                                                   2001                   2000
                                                              -------------           -------------
ASSETS

Cash and cash equivalents                                     $  10,901,909           $  28,627,013
Accounts receivable                                               1,319,982                 786,570
Advances to operator                                              1,295,086               1,146,584
Inventory                                                         1,171,880                 695,909
Other current assets                                                582,029                 334,402
                                                              -------------           -------------
        Total current assets                                  $  15,270,886           $  31,590,478
Capital assets                                                   63,294,123              50,477,344
Investments in and advances to oil and gas and other
  ventures - net                                                    756,362                 696,374
                                                              -------------           -------------
TOTAL ASSETS                                                  $  79,321,371           $  82,764,196
                                                              =============           =============
LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                              $   4,350,058           $   2,691,118
Advances from joint venture partner                                 177,573               5,888,573
Accrued liabilities                                                 535,903                 323,936
                                                              -------------           -------------
        Total current liabilities                             $   5,063,534           $   8,903,627

Provision for future site restoration                                57,290                  40,990

Minority interest in subsidiaries                                 3,304,404               1,393,915

Stockholders' equity:
    Preferred stock, par value $0.10 per share                           --                      --
    Common stock, par value $0.10 per share                       7,595,069               7,595,069
    Capital in excess of par value                              139,071,031             139,071,031
    Accumulated deficit                                         (75,769,957)            (74,240,436)
                                                              -------------           -------------
        Total stockholders' equity                            $  70,896,143           $  72,425,664
                                                              -------------           -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $  79,321,371           $  82,764,196
                                                              =============           =============

See accompanying notes to unaudited consolidated condensed financial statements.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                      (EXPRESSED IN UNITED STATES DOLLARS)


                                                         Unaudited Three Months Ended               Unaudited Six Months Ended
                                                       ---------------------------------         ---------------------------------
                                                         JUNE 30,             June 30,             JUNE 30,             June 30,
                                                           2001                 2000                 2001                 2000
                                                       ------------         ------------         ------------         ------------
Operating Revenues:
    Oil and gas sales                                  $    869,711         $  1,346,495         $  2,617,906         $  3,231,171
    Refining and marketing                                2,093,925                   --            3,943,533                   --
    Other                                                        --              168,600                   --              364,900
                                                       ------------         ------------         ------------         ------------
                                                          2,963,636            1,515,095            6,561,439            3,596,071
                                                       ------------         ------------         ------------         ------------
Operating Expenses:
    Field operating expenses                                611,260              259,532            1,113,477              632,128
    Purchases of crude oil and products                   1,471,760                   --            2,629,484                   --
    Refinery operating expenses                              76,619                   --              197,025                   --
    Direct project costs                                    321,625              247,220              571,205              383,529
    General and administrative                            1,019,697              392,145            2,047,586              766,019
    Depreciation, depletion and amortization                916,524              803,590            2,102,312            1,879,080
                                                       ------------         ------------         ------------         ------------
                                                          4,417,485            1,702,487            8,661,089            3,660,756
                                                       ------------         ------------         ------------         ------------
OPERATING LOSS                                           (1,453,849)            (187,392)          (2,099,650)             (64,685)
                                                       ------------         ------------         ------------         ------------
Other Income (Expense):
    Interest, net                                           112,057               67,128              503,213              101,463
    Other                                                    20,949                7,054               16,670                  274
    Equity income (loss) from investments                    65,861              (69,154)              28,861              (82,154)
                                                       ------------         ------------         ------------         ------------
TOTAL OTHER INCOME (EXPENSE)                                198,867                5,028              548,744               19,583
                                                       ------------         ------------         ------------         ------------
NET LOSS BEFORE MINORITY INTEREST                        (1,254,982)            (182,364)          (1,550,906)             (45,102)

    Minority interest in income of consolidated
      subsidiaries                                           51,542              (97,388)              21,385             (134,188)
                                                       ------------         ------------         ------------         ------------
NET LOSS AND COMPREHENSIVE LOSS                        $ (1,203,440)        $   (279,752)        $ (1,529,521)        $   (179,290)
                                                       ============         ============         ============         ============
    Weighted average number of
      common shares outstanding                          75,950,681           40,467,113           75,950,681           38,944,248
                                                       ------------         ------------         ------------         ------------

NET LOSS PER COMMON SHARE - BASIC                      $      (0.02)        $      (0.01)        $      (0.02)        $      (0.00)
                                                       ------------         ------------         ------------         ------------
NET LOSS PER COMMON SHARE - DILUTED                    $      (0.02)        $      (0.01)        $      (0.02)        $      (0.00)
                                                       ------------         ------------         ------------         ------------

See accompanying notes to unaudited consolidated condensed financial statements.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                      (EXPRESSED IN UNITED STATES DOLLARS)


                                                                                   Unaudited
                                                                      ----------------------------------
                                                                        JUNE 30,              June 30,
                                                                          2001                  2000
                                                                      ------------           -----------
Operating activities:
    Net loss                                                          $ (1,529,521)          $  (179,290)
    Depreciation, depletion and amortization                             2,102,312             1,879,080
    Issuance of common stock for services                                       --               112,700
    Equity loss (income) from investments                                  (28,861)               82,154
    Loss (gain) on disposition of equipment                                     --                    --
    Allowance for doubtful accounts                                        100,000                    --
    Minority interest in income of consolidated subsidiaries               (21,385)              134,188
    Changes in assets and liabilities:
        Accounts receivable                                               (366,896)               25,583
        Advances to operator                                              (148,502)             (810,973)
        Inventory                                                         (475,971)              119,819
        Other current assets                                              (235,772)               63,457
        Accounts payable                                                   229,671                    62
        Accrued liabilities                                                (60,428)              (63,353)
        Receipt (use of) advances from joint venture partner            (5,711,000)                   --
                                                                      ------------           -----------
NET CASH GENERATED BY (USED IN) OPERATING ACTIVITIES                    (6,146,353)            1,363,427
                                                                      ------------           -----------
Investing activities:
    Capital expenditures                                                (8,876,420)           (2,437,281)
    Acquisitions, net of cash acquired                                  (4,044,973)                   --
    Proceeds from disposition of investment                                125,000                    --
    Investments in and advances to oil and gas and other
      ventures                                                            (589,232)              (95,801)
                                                                      ------------           -----------
NET CASH USED IN INVESTING ACTIVITIES                                  (13,385,625)           (2,533,082)
                                                                      ------------           -----------
Financing Activities:
  Proceeds from sales of common stock                                           --             3,186,762
  Share issue costs                                                             --              (252,238)
  Advances from minority interest                                        1,806,874                    --
                                                                      ------------           -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                1,806,874             2,934,524
                                                                      ------------           -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (17,725,104)            1,764,869
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                          28,627,013             3,534,983
                                                                      ------------           -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                              $ 10,901,909           $ 5,299,852
                                                                      ------------           -----------

         CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

See accompanying notes to unaudited consolidated condensed financial statements.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
               SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)


(1)      Basis of Presentation

         The interim consolidated condensed financial statements and notes thereto of CanArgo Energy Corporation and its subsidiaries (collectively, CanArgo) have been prepared by management without audit. In the opinion of management, the consolidated condensed financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The accompanying consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the CanArgo's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission. All amounts are in U.S. dollars.

         Certain items in the consolidated condensed financial statements have been reclassified to conform to the current year presentation. There was no effect on net loss as a result of these reclassifications.


(2)      Need for Significant Additional Capital, Possible Impairment of Assets

         Development of the oil and gas properties and ventures in which CanArgo has interests involves multi-year efforts and substantial cash expenditures. Full development of these properties will require the availability of substantial funds from external sources. CanArgo believes that it will be able to generate funds from external sources including quasi-governmental financing agencies, conventional lenders, equity investors and other oil and gas companies that may desire to participate in CanArgo's oil and gas projects.

         Ultimate realization of the carrying value of CanArgo's oil and gas properties will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to CanArgo. This is dependent upon, among other factors, achieving significant production at costs that provide acceptable margins, reasonable levels of taxation from local authorities and the ability to market the oil and gas produced at or near world prices. In addition, CanArgo must mobilize drilling equipment and personnel to initiate drilling, completion and production activities. If one or more of the above factors, or other factors, are different than anticipated, CanArgo may not recover its carrying value. CanArgo generally has the principal responsibility for arranging financing for the oil and gas properties and ventures in which it has an interest. There can be no assurance, however, that CanArgo or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support the corporate and other activities of CanArgo or that such financing as is available will be on terms that are attractive or acceptable to or are deemed to be in the best interests of CanArgo, such entities or their respective stockholders or participants.

         The consolidated financial statements of CanArgo do not give effect to any additional impairment in the value of CanArgo's oil and gas properties and ventures or other adjustments that would be necessary if financing cannot be arranged for the development of such properties and ventures or if they are unable to achieve profitable operations. Failure to arrange such financing on reasonable terms or failure of such properties and ventures to achieve profitability would have a material adverse effect on the financial position, including realization of assets, results of operations, cash flows and prospects of the CanArgo.

(3)      Foreign Operations

         CanArgo's future operations and earnings will depend upon the results of CanArgo's operations in the Republic of Georgia and the Ukraine. There can be no assurance that CanArgo will be able to successfully conduct such operations, and a failure to do so would have a material adverse effect on the CanArgo's financial position, results of operations and cash flows. Also, the success of CanArgo's operations will be subject to numerous contingencies, some of which are beyond management control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation. Since CanArgo is dependent on international operations, CanArgo will be subject to various additional political, economic and other uncertainties. Among other risks, CanArgo's operations may be subject to the risks and restrictions on transfer of funds, import and export duties, quotas and embargoes, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and regulations.

(4)      Acquisitions

         In April 2000, CanArgo acquired approximately 82% (77% on a fully diluted basis) of the outstanding common shares of Lateral Vector Resources Inc. ("LVR") pursuant to an unsolicited offer to purchase all of its outstanding common shares. According to publicly available information at the time CanArgo made its offer in March 2001, LVR negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity agreement in 1998 to develop the Bugruvativske Field in Eastern Ukraine. In July 2001, CanArgo completed the acquisition of the remaining outstanding common shares and LVR became a wholly owned subsidiary of CanArgo.

         Under purchase accounting, LVR's results have been included in CanArgo's consolidated financial statements since April 30, 2001 the date of the initial acquisition of the LVR shares. Including acquisition costs, total cash consideration paid was allocated to the net assets of LVR as follows:

            Cash                                              $     52,618
            Other current assets                                   273,251
            Accounts payable and accrued liabilities            (1,662,880)
            Capital assets (a)                                   5,009,825
            Minority interest                                           --
                                                              ------------
            Total cash consideration paid                     $  3,672,814
                                                              ============


         (a) Includes $4,308,885 of unevaluated properties.


         In April 2001, CanArgo acquired the remaining 50% interest it did not own in CanArgo Power Corporation ("CanArgo Power") for cash consideration of $425,000. On completion of the acquisition, CanArgo Power became a subsidiary of CanArgo. Under purchase accounting, CanArgo Power's results have been included in CanArgo's consolidated financial statements since the date of acquisition. Total cash consideration paid was allocated to the net assets of CanArgo Power as follows:

            Cash                                              $        223
            Other current assets                                        69
            Accounts payable and accrued liabilities               (33,733)
            Capital assets                                         458,441
            Minority interest                                           --
                                                              ------------
            Total cash consideration paid                     $    425,000
                                                              ============

(5)      Capital Assets, Net

         Capital assets, net of accumulated depreciation and impairment, at June 30, 2001 and December 31, 2000 include the following:

                                                               JUNE 30,                               DECEMBER 31,
                                                                 2001                                    2000
                                         -------------------------------------------------------      -----------
                                                              ACCUMULATED
                                                              DEPRECIATION
                                                                  AND                  NET                NET
                                             COST              IMPAIRMENT         CAPITAL ASSETS     CAPITAL ASSETS
                                             ----              ----------         --------------     --------------

     OIL AND GAS PROPERTIES
       Proved properties                 $ 31,124,963         $ (7,289,509)        $23,835,454        $22,702,703
       Unproved properties                 18,255,981                   --          18,255,981         13,897,096
                                         ------------         ------------         -----------        -----------
                                           49,380,944           (7,289,509)         42,091,435         36,599,799
     PROPERTY AND EQUIPMENT
       Oil and gas related
       equipment                           16,592,046           (3,372,576)         13,219,470          8,895,300
       Office furniture, fixtures
        and equipment and other             1,166,067             (621,983)            544,084            462,502
                                         ------------         ------------         -----------        -----------
                                           17,758,113           (3,994,559)         13,763,554          9,357,802
     REFINING AND MARKETING                 7,834,816             (395,682)          7,439,134          4,519,743
                                         ------------         ------------         -----------        -----------
                                         $ 74,973,873         $(11,679,750)        $63,294,123        $50,477,344
                                         ============         ============         ===========        ===========


         Oil and gas related equipment includes new or refurbished drilling rigs and related equipment, substantially all of which have been transported to the Republic of Georgia for use by CanArgo in the development of the Ninotsminda field.

(6)      Investments in and Advances to Oil and Gas and Other Ventures

         CanArgo has acquired interests in oil and gas and other ventures through less than majority interests in corporate and corporate-like entities. A summary of CanArgo's net investment in and advances to oil and gas and other ventures at June 30, 2001 and December 31, 2000 is set out below:

                                                                                      JUNE 30,        DECEMBER 31,
         INVESTMENTS IN AND ADVANCES TO OIL AND GAS AND OTHER VENTURES                  2001              2000
                                                                                     ----------        ----------
         Ukraine - Stynawske Field, Boryslaw
             Through 45% ownership of Boryslaw Oil  Company                          $6,636,254        $6,086,254
         Republic of Georgia
             Through 50.0% effective ownership CanArgo Power Corporation                     --           676,583
         Republic of Georgia - Ninotsminda
             Through an effective 50% ownership of East Georgian Pipeline Co.           152,500            90,500
         Uentech International Corporation
             Through an effective 45% voting interest                                        --           304,943
         Other Investments                                                               75,001            75,001
                                                                                     ----------        ----------
         TOTAL INVESTMENTS IN AND ADVANCES TO OIL AND GAS
         AND OTHER VENTURES                                                          $6,863,755        $7,233,281
                                                                                     ----------        ----------

     EQUITY IN PROFIT (LOSS) OF OIL AND GAS AND OTHER VENTURES

     Ukraine - Stynawske Field, Boryslaw                                           (535,600)          (626,461)
     Republic of Georgia - CanArgo Power Corporation                                     --           (186,074)
     Republic of Georgia - East Georgian Pipeline Co.                              (112,000)           (50,000)
     Uentech International Corporation                                                   --           (214,579)
                                                                                    ----------        -----------
     CUMULATIVE EQUITY IN PROFIT (LOSS) OF OIL AND GAS
     AND OTHER VENTURES                                                          $ (647,600)       $(1,077,114)

     IMPAIRMENT - STYNAWSKE FIELD                                                (5,459,793)        (5,459,793)
                                                                                     ----------        -----------
     TOTAL INVESTMENTS IN AND ADVANCES TO OIL AND GAS
     AND OTHER VENTURES, NET OF EQUITY LOSS AND IMPAIRMENT                       $  756,362        $   696,374
                                                                                   ==========        ===========

     In April 2001, CanArgo acquired from a wholly owned subsidiary of Terrenex Acquisition Corporation the remaining 50% interest it did not own in CanArgo Power for cash consideration of $425,000. In a related but separate transaction, CanArgo sold in April 2001 all of its voting and non voting shares of Uentech International Corporation to a wholly owned subsidiary of Terrenex Acquisition Corporation. Proceeds from the sale of Uentech International Corporation were $125,000. On completion of the acquisition, CanArgo Power became a subsidiary of CanArgo. At the time of the transactions, two directors of CanArgo were also directors of Terrenex Acquisition Corporation. Accordingly, the transactions were approved by an independent committee of the Board of Directors.

     CanArgo's ventures are in the development stage. Accordingly, realization of these investments is dependent upon successful development of and ultimately cash flows from operations of the ventures.

     Advances received by CanArgo from joint venture partners, which are to be spent by CanArgo on behalf of the joint venture partners, are classified within operating inflows on the basis they do not meet the definition of finance or investing activities. These advances do not contribute to CanArgo's operating profits and are accounted for/disclosed as balance sheet entries only ie within cash and payable to joint venture partner. When the cash advances are spent, the payable is reduced accordingly.

(7)  Accrued Liabilities

     Accrued liabilities at June 30, 2001 and December 31, 2000 include the following:

                                               JUNE 30,         DECEMBER 31,
                                                 2001               2000
                                             -----------        -----------
             Professional fees               $   270,487        $   175,000
             Office relocation                   126,666            126,666
             Other                               138,750             22,270
                                             -----------        -----------
                                             $   535,903        $   323,936
                                             ===========        ===========

(8)      Stockholders' Equity

                                               COMMON STOCK
                                       -----------------------------
                                        NUMBER OF
                                         SHARES                             ADDITIONAL                                TOTAL
                                       ISSUED AND                             PAID-IN           ACCUMULATED       STOCKHOLDERS'
                                        ISSUABLE          PAR VALUE           CAPITAL            DEFICIT             EQUITY
                                       -----------       -----------       -------------       ------------       ------------
TOTAL, DECEMBER 31, 2000                75,950,681       $ 7,595,069       $ 139,071,031       $(74,240,436)      $ 72,425,664

Less shares issuable at
 beginning of period                      (423,791)          (42,379)           (795,712)                --           (838,091)


Issuance of common stock upon
 exchange of CanArgo Oil &
 Gas Inc. Exchangeable Shares                8,633               863              16,209                 --             17,072

Net income (loss)                               --                --                  --         (1,529,521)        (1,529,521)
                                       -----------       -----------       -------------       ------------       ------------
BALANCE, JUNE 30, 2001                  75,535,523       $ 7.553,553       $ 138,291,528       $(75,769,957)      $ 70,075,124


Shares issuable upon exchange
 of CanArgo Oil & Gas Inc.
 Exchangeable Shares without
 receipt of further consideration          415,158            41,516             779,503                 --            821,019
                                       -----------       -----------       -------------       ------------       ------------
TOTAL, JUNE 30, 2001                    75,950,681       $ 7,595,069       $ 139,071,031       $(75,769,957)      $ 70,896,143
                                       ===========       ===========       =============       ============       ============

(9)      Net Income (Loss) Per Common Share

         Basic and diluted net income (loss) per common share for the six month periods ended June 30, 2001 and 2000 are based on the weighted average number of common shares outstanding during those periods. The weighted average numbers of shares issued and issuable without receipt of additional consideration for the six month periods ended June 30, 2001 and 2000 are 75,950,681 and 38,944,248 respectively. Options to purchase CanArgo's common stock were outstanding at June 30, 2001 but were not included in the computation of diluted net income (loss) per common share because the effect of such inclusion would have been anti-dilutive.

(10)     Commitments and Contingencies

         OIL AND GAS PROPERTIES AND INVESTMENTS IN OIL AND GAS VENTURES

         CanArgo has contingent obligations and may incur additional obligations, absolute and contingent, with respect to acquiring and developing oil and gas properties and ventures. At June 30, 2001, CanArgo had the contingent obligation to issue an aggregate of 187,500 shares of its common stock, subject to the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske field project. In December 2000, CanArgo announced that a preliminary development plan had been reached with the joint venture partner.

(11)     Segment Information

         For the six month period ended June 30, 2000, CanArgo operated through one business segment, oil and gas exploration and production. In the fourth quarter of 2000, CanArgo expanded its oil and gas exploration and production activities to include the refining and marketing of crude oil and crude oil products. Intersegment revenue eliminations reflect transfers from exploration and production operations to refining operations. Intersegment sales prices approximate market prices.

         Operating revenues for the six month periods ended June 30, 2001 and 2000 by geographical area were as follows:

                                                                     JUNE 30,            June 30,
                                                                       2001                2000
                                                                    -----------         ----------
         OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION
           Eastern Europe                                           $ 3,524,451         $3,596,071

         REFINING AND MARKETING
           Eastern Europe                                             3,943,533                 --

         INTERSEGMENT ELIMINATIONS                                     (906,545)                --
                                                                    -----------         ----------
         TOTAL                                                      $ 6,561,439         $3,596,071
                                                                    ===========         ==========

         Operating income (loss) for the six month periods ended June 30, 2001 and 2000 by geographical area was as follows:

                                                                     JUNE 30,            June 30,
                                                                       2001                2000
                                                                    -----------         ---------
         OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION
            Eastern Europe                                          $   673,245         $ 701,334

         REFINING AND MARKETING
            Eastern Europe                                               15,322                --

         CORPORATE AND OTHER EXPENSES                                (2,403,030)         (766,019)

         INTERSEGMENT ELIMINATIONS                                     (385,187)               --
                                                                    -----------         ---------
         TOTAL OPERATING INCOME (LOSS)                              $(2,099,650)        $ (64,685)
                                                                    ===========         =========

         Net income (loss) before minority interest for the six month periods ended June 30, 2001 and 2000 by geographic area was as follows:

                                                                     JUNE 30,            June 30,
                                                                       2001                2000
                                                                    -----------         ---------
         OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION
            Eastern Europe                                          $   664,746         $ 673,834

         REFINING AND MARKETING
            Eastern Europe                                              (46,659)               --

         CORPORATE AND OTHER EXPENSES                                (1,783,806)         (718,936)

         INTERSEGMENT ELIMINATIONS                                     (385,187)               --
                                                                    -----------         ---------
         NET INCOME (LOSS) BEFORE MINORITY INTEREST                 $(1,550,906)        $ (45,102)
                                                                    ===========         =========

         Identifiable assets as of June 30, 2001 and December 31, 2000 by business segment and geographical area were as follows:

                                                                       JUNE 30,         December 31,
                                                                         2001               2000
                                                                     -----------        -----------
         CORPORATE
           Eastern Europe                                            $ 1,557,067        $   695,909
           Western Europe                                             13,713,819         30,894,569
                                                                     -----------        -----------
         TOTAL                                                        15,270,886         31,590,478
                                                                     -----------        -----------
          OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION
           Eastern Europe                                             56,259,843         47,045,102
           China                                                         700,940                 --
                                                                     -----------        -----------
         TOTAL                                                        56,960,873         47,045,102

         REFINING AND MARKETING
           Eastern Europe                                              7,089,702          4,128,616

                                                                     -----------        -----------
         IDENTIFIABLE ASSETS - TOTAL                                 $79,321,371        $82,764,196
                                                                     ===========        ===========

(12)     Subsequent Events

         In July 2001, CanArgo completed the acquisition of the remaining outstanding common shares and Lateral Vector Resources Inc. became a wholly owned subsidiary of CanArgo. In April 2001, CanArgo had acquired approximately 82% (77% on a fully diluted basis) of the outstanding common shares of Lateral Vector Resources Inc. pursuant to an unsolicited offer to purchase all of its outstanding common shares. According to publicly available information at the time CanArgo made its offer in March 2001, Lateral Vector Resources Inc. negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity agreement in 1998 to develop the Bugruvativske Field in Eastern Ukraine.

         In July 2001, CanArgo closed a private placement of 16,057,765 new shares at NOK 4.25 per share (approximately US$0.45 per share) to certain institutions and qualified purchasers identified in this prospectus. Gross proceeds from the placement were some NOK 68 million (approximately US$7.2 million). After completion of the private placement, CanArgo had 92,008,446 common and Exchangeable shares issued and issuable. From the net proceeds, CanArgo is required to pay subscribers to the private placement a cash fee of 3.33% of the purchase price of their shares for each full 30 day period after closing until a registration statement registering such shares is declared effective by the Securities and Exchange Commission. The maximum cash fee is 10% of the subscription price with the obligation to file a registration statement and the commencement of the first full 30 day period contingent upon receipt by CanArgo of all such information required to file a registration statement.

================================================================================









                                17,600,890 SHARES

                                 (CANARGO LOGO)




                           CANARGO ENERGY CORPORATION

                                  COMMON STOCK

                            -------------------------

                                   PROSPECTUS

                            -------------------------





                                 AUGUST - , 2001

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses, all of which are to be borne by the Company, in connection with the registration, issuance and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

    SEC Registration Fee                         $       1,716
    Legal Fees and Expenses                             40,000
    Accountant's Fees and Expenses                      40,000
    Printing Expenses                                    5,000
    Miscellaneous                                        5,000
                                                 -------------
    Total                                        $      91,716
                                                 =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding, other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Delaware General Corporation Law allows and our Bylaws provide for the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

The directors and officers of the registrant are insured, under policies of insurance maintained by the registrant, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

See Item 17(c) below for a discussion of the SEC's position with respect to the enforceability of such indemnification provisions in regard to violations of the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


On July 4, 2001, CanArgo closed a private placement of 16,057,765 shares at Norewgian Kroner ("NOK") 4.25 per share (approximately US$0.45 per share) to certain institutions and qualified purchasers identified in a prospectus filed as part of a registration statement on Form S-1 (file no. 333-67814) in a private placement intended to qualify for the exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder ("Regulation S"). Gross proceeds from the placement were some NOK 68.2 million (approximately US$7.2 million). II-1

On November 10, 2000, CanArgo issued 1,543,125 shares of common stock at $1.08 per share in connection with the acquisition by CanArgo of a controlling interest in Georgian American Oil Refinery. The shares, issued to purchasers identified in a prospectus filed as part of a registration statement on Form S-1 (file no. 333-67814), were issued as restricted securities as that term is defined in Rule 144 under the Securities Act in a transaction intended to qualify for the exemption from registration afforded by Section 4(2) thereunder and may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

On August 18, 2000, CanArgo issued 12,000,000 shares of common stock at Norwegian Kroner 11.20 per share. Gross proceeds from the private placement were approximately US $14.2 million. Sundal Collier & Co ASA and Den norske Bank ASA, DnB Markets acted as placement agents for this transaction. The placement agents received a commission of 5.75% of the gross proceeds of the placement. The offer and sale of the shares issued in connection with this placement were issued under Regulation S. CanArgo agreed, as soon as practicable after the closing date of the placement, to prepare and file with the United States Securities and Exchange Commission a registration statement registering the Shares on Form S-3 (the "Registration Statement"), if available, for resale. On September 21, 2000, a Registration Statement on Form S-3 including the 12,000,000 shares issued pursuant to the private placement was declared effective by the Securities & Exchange Commission.

On August 18, 2000, CanArgo issued 15,660,916 shares of common stock at Norwegian Kroner 11.20 per share. Gross proceeds from the private placement were approximately US $15.3 million. Sundal Collier & Co ASA and Den norske Bank ASA, DnB Markets acted as placement agents for this transaction. The placement agents received a commission of 5.75% of the gross proceeds of the placement. The offer and sale of the shares issued in connection with this placement were issued under Regulation S. CanArgo agreed, as soon as practicable after the closing date of the placement, to prepare and file with the United States Securities and Exchange Commission a registration statement registering the Shares on Form S-3 (the "Registration Statement"), if available, for resale. On August 16, 2000, a Registration Statement on Form S-3 including the 15,660,916 shares issued pursuant to the private placement was declared effective by the Securities & Exchange Commission.

In June 2000, CanArgo issued 4,054,054 shares of common stock at $1.10 per share in connection with the acquisition of the minority shareholder's interest in a subsidiary of CanArgo. The offer and sale of the shares issued in connection with this placement were issued under Regulation S. The shares issued in connection with this transaction were included in a Registration Statement registering the Shares on Form S-3. On August 16, 2000, a Registration Statement on Form S-3 including the 4,054,054 shares issued pursuant to the private placement was declared effective by the Securities & Exchange Commission.

On April 6, 2000 CanArgo issued 3,695,000 shares of common stock at NOK 7.50 per share. Gross proceeds from the private placement were approximately $3,184,000. The offer and sale of the shares issued in connection with this placement were issued under Regulation S.

In 2000, CanArgo issued 140,000 shares of common stock in consideration for financial consulting services. The shares were valued at the market price on the date of issuance in the amount of $112,700. The offer and sale of the shares was exempt from the registration requirements of the Securities Act under Section 4(2) thereof as a transaction by an issuer not involving a public offering. The purchaser of the shares represented to CanArgo, among other things, that it was acquiring the shares for its own account; that it was acquiring the shares for investment and not with a view toward the distribution thereof; and that it would not sell the shares without registration under the Act or an applicable exemption from such registration requirement. The certificate representing the shares has a restrictive legend endorsed thereon reflecting the restrictions on transferability arising out of the foregoing matters, and CanArgo has issued "stop transfer" instructions to its transfer agent with respect to such shares.

On December 8, 1999, CanArgo issued 3,300,000 shares of common stock at NOK 6.90 per share. Gross proceeds from the private placement were approximately $2,838,000. The offer and sale of the shares issued in connection with this placement were issued under Regulation S.

In 1999, CanArgo issued an aggregate of 537,917 shares of common stock in consideration for financial consulting services valued at $0.56 per share. The offer and sale of the shares was exempt from the registration requirements of the Securities Act under Section 4(2) thereunder as a transaction by an issuer not involving a public offering. The purchasers of the shares represented to CanArgo, among other things, that they were not acquiring the shares for their own account; that they were acquiring the shares for investment and not with a view toward the distribution thereof; and that they would not sell the shares without registration under the Act or an applicable exemption from such registration requirement. The certificates representing the shares has a restrictive legend endorsed thereon reflecting the restrictions on transferability arising out of the foregoing matters, and CanArgo has issued "stop transfer" instructions to its transfer agent with respect to such shares.

In 1999, CanArgo issued an aggregate of 650,000 shares of common stock in connection with the acquisition of oil and gas properties. The shares were issued at $0.678 per share. The offer and sale of the shares was exempt from the requirements of the Securities Act under Section 4(2) thereunder as a transaction by an issuer not involving a public offering. The purchasers of the shares represented to CanArgo, among other things, that they were not acquiring the shares for their own account; that they were acquiring the shares for investment and not with a view toward the distribution thereof; and that they would not sell the shares without registration under the Act or an applicable exemption from such registration requirement. The certificates representing the shares has a restrictive legend endorsed thereon reflecting the restrictions on transferability arising out of the foregoing matters, and CanArgo has issued "stop transfer" instructions to its transfer agent with respect to such shares.

ITEM 16. EXHIBITS.

The following exhibits are filed as part of this registration statement.

                  Management Contracts, Compensation Plans and Arrangements are identified by an asterisk (*)

         1(1) Escrow Agreement with Signature Stock Transfer, Inc. (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on September 9, 1999).

         1(2) Selling Agent Agreement with each of Credifinance Securities Limited, David Williamson Associates Limited, and Orkla Finans (Fondsmegling) ASA (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on September 9, 1999).

         1(3) Escrow Agreement with Orkla Finans (Fondsmegling) ASA (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on September 9, 1999).

         1(4) Selling Agent Agreement with National Securities Corporation (Incorporated herein by reference from Post-Effective Amendment No. 1 to Form S-1 Registration Statement, File No. 333-72295 filed on July 29, 1999).

         1(5) Escrow Agreement with Continental Stock Transfer & Trust Company (Incorporated herein by reference from Post-Effective Amendment No. 1 to Form S-1 Registration Statement, File No. 333-72295 filed on July 29, 1999).

         1(6) Engagement Agreement with Sundal Collier & Co ASA and Den norske Bank ASA, Dnb Markets

         2(1) Agreement Relating to the Sale and Purchase of All the Issued Share Capital of Gastron International Limited dated August 10, 1995 by and among Ribalta Holdings, Inc. as Vendor and Fountain Oil Incorporated as Purchaser, and John Richard Tate as Warrantor (Incorporated herein by reference from October 19, 1995 Form 8-K).

         2(2) Supplemental Agreement Relating to the Sale and Purchase of All the Issued Share Capital of Gastron International Limited dated November 3, 1995 by and among Ribalta Holdings, Inc. as Vendor and Fountain Oil Incorporated as Purchaser, and John Richard Tate as Warrantor (Incorporated herein by reference from October 19, 1995 Form 8-K).

         2(3) Supplemental Deed Relating to the Sale and Purchase of All the Issued Share Capital of Gastron International Limited dated May 29, 1996 by and among Ribalta Holdings, Inc. as Vendor and Fountain Oil Incorporated as Purchaser, and John Richard Tate as Warrantor (Incorporated herein by reference from September 30, 1997 Form 10-Q).

         2(4) Memorandum of Agreement between Fielden Management Services Pty, Ltd., A.C.N. 005 506 123 and Fountain Oil Incorporated dated May 16, 1995 (Incorporated herein by reference from December 31, 1997 Form 10-K/A).

         2(5) Amended and Restated Combination Agreement between Fountain Oil Incorporated and CanArgo Energy Inc. dated as of February 2, 1998 (Incorporated herein by reference from Form S-3 Registration Statement, File No. 333-48287 filed on September 9, 1998).

         2(6) Voting, Support and Exchange Trust Agreement (Incorporated herein by reference as Annex G from Form S-3 Registration Statement, File No. 333-48287 filed on September 9, 1998).

         2(7) Offer Circular relating to a proposed purchase all of the outstanding common shares of Lateral Vector Resources, Inc. dated March 20, 2001 (Incorporated herein by reference from Form 14D-1F dated March 21, 2001).

         2(8) Notice of Extension and Variation amending Registrant's offer to purchase all of the outstanding common shares of Lateral Vector Resources, Inc. dated April 9, 2001 (Incorporated herein by reference from Amendment No. 1 to Form 14D-1F dated April 11, 2001).

         3(1) Registrant's Certificate of Incorporation and amendments thereto (Incorporated herein by reference from July 15, 1998 Form 8-K).

         3(2) Registrant's Bylaws (Incorporated herein by reference from Post-Effective Amendment No. 1 to Form S-1 Registration Statement, File No. 333-72295 filed on July 29, 1999).

         4(1) Registration Rights Agreement between Registrant and JKX Nederland B.V. dated September 28, 2000, relating to purchase of 21.2% interest in Ninotsminda Oil Company (Incorporated herein by reference from July 20, 2000 Form 8-K).


         5(1) Opinion of Satterlee Stephens Burke & Burke LLP as to the legality of the securities being registered filed herewith.


         *10(1) Form of Option Agreement for options granted to certain persons, including Directors (Incorporated herein by reference from August 31, 1994 Form 10-KSB, filed by Electromagnetic Oil Recovery, Inc., the Company's predecessor).

         *10(2) Amended and Restated 1995 Long-Term Incentive Plan (Incorporated herein by reference from Post-Effective Amendment No. 1 to Form S-1 Registration Statement, File No. 333-72295 filed on July 29, 1999).

         *10(3) Amended and Restated CanArgo Energy Inc. Stock Option Plan (Incorporated herein by reference from September 30, 1998 Form 10-Q).

         *10(4) Workorder between CanArgo Energy Inc. and Nils N. Trulsvik as Consultant (Incorporated herein by reference from September 30, 1998 Form 10-Q).

         *10(5) Employment Contract between CanArgo Energy Inc. and Anthony J. Potter (Incorporated herein by reference from September 30, 1998 Form 10-Q).

         10(6) Put Option Agreement between CanArgo Energy Corporation, JKX Oil & Gas PLC. and IFC dated December 17, 1998 (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on February 12, 1999).

         10(7) Guarantee Agreement between CanArgo Energy Corporation and IFC dated December 17, 1998 (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on February 12, 1999).

         10(8) Agreement between Georgian American Oil Refinery Company and CanArgo Petroleum Products Ltd. dated September 26, 1998 (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on February 12, 1999).

         10(9) Terrenex Acquisition Corporation Option regarding CanArgo (Nazvrevi) Limited (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on February 12, 1999).


         10(10) Production Sharing Contract between (1) Georgia and (2) Georgian Oil and JKX Navtobi Ltd. dated February 12, 1996 (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on September 7, 1999).

         10(11) Agreement and Promissory Note dated July 19, 1999, with Terrenex Acquisition Corporation (Incorporated herein by reference from Post-Effective Amendment No. 1 to Form S-1 Registration Statement, File No. 333-72295 filed on July 29,
                  1999).

         10(12) Agreement between CanArgo Energy Corporation, Ninotsminda Oil Company and IFC dated October 19, 1999 (Incorporated herein by reference from September 30, 1999 Form 10-Q).

         10(13) Agreement on Financial Advisory Services between CanArgo Energy Corporation, Orkla Finans (Fondsmegling) A.S and Sundal Collier & Co. ASA dated December 8, 1999 (Incorporated herein by reference from December 28, 1999 Form 8-K).

         10(14) Form of Subscription Agreement (Incorporated herein by reference from December 28, 1999 Form 8-K).

         10(15) Agreement between CanArgo Energy Corporation and JKX Nederland BV dated January 19, 2000 (Incorporated herein by reference from December 31, 1999 Form 10-K).

         *10(16) Employment Agreement between CanArgo Energy Corporation and Paddy Chesterman dated February 24, 2000 (Incorporated herein by reference from December 31, 1999 Form 10-K).

         10(17) Agreement between Ninotsminda Oil Company and AES Gardabani dated March 10, 2000 (Incorporated herein by reference from December 31, 1999 Form 10-K).

         10(18) Term Sheet dated September 27, 2000 relating to sale of 15,660,916 shares of Registrant's common stock (Incorporated herein by reference from July 20, 2000 Form 8-K).

         10(19) Form of Subscription Agreement relating to sale of 15,660,916 shares of the Registrant's common stock (Incorporated herein by reference from July 20, 2000 Form 8-K).

         10(20) Subscription Agreement between Registrant and JKX Nederland B.V. dated September 15, 2000 relating to purchase of 21.2% interest in Ninotsminda Oil Company (Incorporated herein by reference from July 20, 2000 Form 8-K).

         *10(21) Employment Agreement between CanArgo Energy Corporation and Dr. David Robson dated June 29, 2000 (Incorporated herein by reference from September 30, 2000 Form 10-Q).

         10(22) Tenancy Agreement between CanArgo Energy Corporation and Grosvenor West End Properties dated September 8, 2000 (Incorporated herein by reference from September 30, 2000 Form 10-Q).

         10(23) Agreement between CanArgo Energy Corporation and Roger Brittain dated August 18, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).

         *10(24) Employment Agreements between CanArgo Energy Corporation and Murray Chancellor dated September 22, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).

         *10(25) Employment Agreements between CanArgo Energy Corporation and Anthony Potter dated October 1, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).

         10(26) Production Sharing Contract between (1) Georgia and (2) Georgian Oil and CanArgo Norio Limited dated December 12, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K) (Incorporated herein by reference from December 31, 2000 Form 10-K).

         10(27) Agreement between CanArgo Energy Corporation and Georgian British Oil Services Company dated November 10, 2000 relating to the purchase of 9.35% interest in Georgian American Oil Refinery (Incorporated herein by reference from December 31, 2000 Form 10-K).

         10(28) Share Exchange Agreement between CanArgo Energy Corporation and Argonaut Oil and Gas Limited dated November 10, 2000, related to the purchase of 28.7% interest in Georgian American Oil Refinery (Incorporated herein by reference from December 31, 2000 Form 10-K).

         10(29) Agreement Number 1 dated March 20, 1998 on Joint Investment Production Activity for further development and further exploration of Bugruvativsk Field (Incorporated herein by reference from June 30, 2001 Form 10-Q).

         21 List of Subsidiaries (Incorporated herein by reference from June 30, 2001 Form 10-Q).

         23.1     Consent of PricewaterhouseCoopers LLP

         23.2     Consent of Ashton Jenkins Mann

         23.3 Consent of Satterlee Stephens Burke & Burke LLP to the use of their opinion with respect to the legality of the securities being registered (included in opinion filed as Exhibit 5.1)

         25.1 Power of attorney of certain signatories (contained on the signature page included in Part II of the Registration Statement)

ITEM 17. UNDERTAKINGS.

The registration rights available to selling stockholders after the Registration Statement becomes effective shall terminate at such time as all shares qualified by this Registration Statement are sold by the selling stockholders pursuant to this prospectus or in accordance with the provisions of Rule 144, Rule 144A or their equivalents under the Securities Act or have been sold pursuant to a transaction effected through the facilities of the Oslo Stock Exchange in accordance with the provisions of Rule 904 or are otherwise freely transferable without restriction under applicable United States securities laws.

(a) Subject to the restrictions noted above, the undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if , in the aggregate, the changes in volume and prior represent no more than 20% percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on August 23, 2001.


                                            CANARGO ENERGY CORPORATION

                                            By: /s/ Anthony J. Potter
                                                --------------------------------
                                                Anthony J. Potter
                                                Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By: /s/Anthony J. Potter                                 Date:   August 23, 2001
    --------------------------------------------------
    Anthony J. Potter, Chief Financial Officer
    Principal Financial and Accounting Officer


By: /s/Roger Brittain*                                   Date:   August 23, 2001
    --------------------------------------------------
    Chairman of the Board



By: /s/David Robson*                                     Date:   August 23, 2001
    --------------------------------------------------
    David Robson, Chief Executive Officer and Director
    Principal Executive Officer



By: /s/Russell Hammond*                                  Date:   August 23, 2001
    --------------------------------------------------
    Russell Hammond, Director



By: /s/Nils N. Trulsvik*                                 Date:   August 23, 2001
    --------------------------------------------------
    Nils N. Trulsvik, Director



By: /s/Anthony J. Potter
    --------------------------------------------------
    Anthony J. Potter, Attorney in Fact

                                  EXHIBIT INDEX

  FILED
HEREWITH                             EXHIBIT
--------------------------------------------------------------------------------

   X       5.1    Opinion of Satterlee Stephens Burke & Burke LLP
   X      23.1    Consent of PricewaterhouseCoopers LLP
   X      23.3    Consent of Satterlee Stephens Burke & Burke LLP included in their opinion filed as Exhibit 5.1